AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                              VALUE AMERICA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    VIRGINIA
                          (State or other jurisdiction
                       of incorporation or organization)

                                     5999
                               (Primary Standard
                    Industrial Classification Code Number)

                                  33-0712568
                                (I.R.S. Employer
                             Identification Number)

                              VALUE AMERICA, INC.
                              1550 INSURANCE LANE
                        CHARLOTTESVILLE, VIRGINIA 22911
                                (804) 817-7700
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                DEAN M. JOHNSON
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                              VALUE AMERICA, INC.
                              1550 INSURANCE LANE
                        CHARLOTTESVILLE, VIRGINIA 22911
                                (804) 817-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         COPIES OF COMMUNICATIONS TO:

             GARY D. LECLAIR, ESQ.                 MARK L. JOHNSON, ESQ.
          BRADLEY A. HANEBERG, ESQ.                JOHN D. HANCOCK, ESQ.
   LECLAIR RYAN, A PROFESSIONAL CORPORATION        FOLEY, HOAG & ELIOT LLP
         707 EAST MAIN STREET, SUITE 1100          ONE POST OFFICE SQUARE
              RICHMOND, VIRGINIA 23219          BOSTON, MASSACHUSETTS 02109
                (804) 783-2003                         (617) 832-1000

                               ----------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROPOSED             PROPOSED
                                                                    MAXIMUM              MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES            AMOUNT            OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
          TO BE REGISTERED             TO BE REGISTERED (1)        PER SHARE            PRICE (2)         REGISTRATION FEE
Common Stock, without
 par value per share ..............     5,750,000 shares       $ 17.00            $97,750,000            $27,175

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes 750,000 shares which the underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 21, 1999



                              [VALUE AMERICA LOGO]



                               5,000,000 SHARES


                                 COMMON STOCK


     Value America, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "VUSA." We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

                             ---------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                             ---------------------

                                                    PER SHARE        TOTAL
                                                   -----------   -------------
Public offering price ..........................     $           $
Underwriting discounts and commission ..........     $           $
Proceeds to Value America, Inc. ................     $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We and two of our executive officers have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.


                             ---------------------


BANCBOSTON ROBERTSON STEPHENS

                         VOLPE BROWN WHELAN & COMPANY

                                                  THE ROBINSON-HUMPHREY COMPANY


                 THE DATE OF THIS PROSPECTUS IS        , 1999.

     [Reproduction of page from Value America Web site showing logos of products

     "Value America - We're known by the company we keep. . . " appears at top of page.

     Guide words "File," "Edit," "View," "Go," Favorites" and "Help" appear on the next line.

     Guide words "Back," "Forward," "Stop," "Refresh," "Home," "Search," "Favorites," "History," "Channels," "Fullscreen" and "Mail," together with icons, appear on the next line.

     The words "Address" and "http://www.valueamerica.com" appear on the next line.

     In the principal portion of the page, the ValueAmerica logo appears in the upper lefthand corner, followed by "Wish List," "Servant," "Search," "Brand Menu," "Hot Buys" and "Main Menu," together with icons. The caption "We're known by the company we keep..." is centered above logos containing the following:


IBM Business Computers
Hewlett-Packard (Expanding Possibilities)
Amana
3Com US Robotics
Samsung
Panasonic
Canon
Philips Magnavox
GE Appliances
Fujifilm
Weber
Microtek
DeLonghi
Pendaflex
Compaq
Epson
zenith
Microsoft
Kensington
Hoover
Casio
Sentry
Olympus
Bushnell
At-A-Glance
Singer
Avery
Weiser Lock
Delta
Adobe
3M
Fellowes
Crest
Seiko
Verbatim

brother
BIC
Rolodex
KitchenAid
West Bend
Imation
Day-Timer
Lexmark
Toshiba
Sony
Braun
Quartet
Technics
Peerless
shopovac (the only thing more powerful is our name)
Ram Golf
Iomega
Sharp
Pulsar
Oki
Duracell
Kodak
Pampers
3DO
ACCO Brands
Acer
Acme United
ActiVision
Adams
Adams
adaptec
adidas
Air
Alka-Setzer
All-Star


The phrases "The company we keep" and "Internet zone" appear at the bottom of the page.]

[Two-page presentation combining text, photographs and drawings under heading containing Value America logo, with the slogan "The Marketplace for a New Millennium"]

     Value America delivers what customers want most. Quality products: from over 800 brands. Selection: thousands of choices from technology to office products, from consumer electronics to jewelry. Value: Internet technologies enable Value America to sell the best for less. Service: a virtual "Personal Shopper" makes shopping fast and easy. Convenience: Value America's store is in your home and on your desk. Information: interactive multi-media presentations communicate each product's features and benefits.


SHOPPING SMARTER

     The Value America Web site is a fast, easy, and smart way to shop. Multi-media product presentations help customers make better buying decisions. [Photograph depicting individuals using computer]


50 MILLION LOCATIONS. THERE'S ONE NEAR YOU.

     The Value America store can be reached at www.valueamerica.com or www.va.com from any Internet-enabled computer. Customers can shop from their homes or offices, 24 hours a day, 7 days a week. [Simulation of screen from the Value America Web site]


BENEFITS OF MEMBERSHIP

     Everyone is welcome, but members enjoy special privileges, starting with lower prices. A "Personal Shopper" keeps track of receipts, warranties, related products, important dates and discounts, and makes checkout faster and easier. [Simulation of screen from the Value America Web site]


BRAND LOYALTY

     Over 800 brands are represented on the Value America Web site. The store even allows customers to shop in exclusive departments by brand. [Simulation of screen from the Value America Web site]


SHOP YOUR WAY

     How many retailers are willing to rearrange their entire store for each shopper? Value America does. Customers can shop by product category, product type, brand name, what's new or what's on sale. [Drawing depicting globe in box]


INTERACTIVITY

     The Value America store is not a collection of static catalog Web pages. Everything is dynamically pulled together for each individual customer from a database using Value America's proprietary authoring and administration software. [Simulation of screen from the Value America Web site]


BE SELECTIVE

     Broad product assortment means that customers can make the right choice, because they actually have a choice! [Simulation of screen from the Value America Web site]


REASONS TO BUY

     Value America's multi-media product presentations are more than lists of features or technical specifications. They provide insights into the products' features, benefits, applications and use. They are factual, product-focused, informative and entertaining. [Simulation of screen from the Value America Web site]


MULTI-MEDIA SHOPPING

     Product presentations are researched and written by Value America's marketing team. The presentations include copy, photographs and illustrations. Many include automatically-launched audio streams. Some even contain a video demonstration, streamed in real time. [Photograph of television, with caption "Projection Televisions"]

PRODUCT PURCHASING INFORMATION

     Each presentation ends with a list of the products, along with their specifications, features, prices, and options as well as a close-up photo of each item. It's easy to make one-on-one comparisons. The store helps shoppers make intelligent, informed decisions about their purchases. [Simulation of screen from Value America Web site]


OUR FIRST NAME IS VALUE

     Value America's customers enjoy the benefits of its low overhead and aggressive pricing.


VALUE DOLLARS

     When members make purchases, they gain credit toward further purchases. Known as "Value Dollars," this credit is an average of one percent of every purchase. The credit is applied to a member's next purchase -- the amount is deducted from the price. Value Dollars encourage frequent visits and increase customer value. [Drawing of coins]


BUYING IS EASY

     The "Personal Shopper" holds customers' selections until they are ready to check out. The Personal Shopper remembers a member's favorite shipping and billing addresses, as well as most of their credit card information. This data remains encrypted and behind firewalls to maximize security. [Drawing of genie]



DELIVERING THE GOODS

     When a product is purchased at the Value America store, the item is shipped directly to the customer's designated shipping address. Value America's order fulfillment systems are designed to choose the best product price and availability if multiple distributors offer the same product. The Value America store delivers the purchase order electronically. [Picture depicting delivery] [Drawing of butterfly]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK. IN THIS PROSPECTUS, "VALUE AMERICA," "WE," "US" AND "OUR" REFER TO VALUE AMERICA, INC.

     UNTIL      , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                               ----------------
                               TABLE OF CONTENTS



                                                                                          PAGE
                                                                                         -----
Summary ..............................................................................    4
Risk Factors .........................................................................    8
Use of Proceeds ......................................................................   18
Dividend Policy ......................................................................   18
Capitalization .......................................................................   19
Dilution .............................................................................   21
Selected Financial Data ..............................................................   23
Management's Discussion and Analysis of Financial Condition and Results of Operations    24
Business .............................................................................   31
Management ...........................................................................   48
Certain Transactions .................................................................   60
Principal Stockholders ...............................................................   62
Description of Capital Stock .........................................................   64
Shares Eligible for Future Sale ......................................................   70
Underwriting .........................................................................   71
Legal Matters ........................................................................   73
Experts ..............................................................................   73
Where You Can Find More Information ..................................................   73
Index to Financial Statements ........................................................  F-1

                               ----------------
     VALUE AMERICA is our registered service mark. All other service marks, trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.


                                  OUR COMPANY

     Value America is an Internet retailer offering a wide selection of technology, office and consumer products through our online store at WWW.VALUEAMERICA.COM and WWW.VA.COM. We sell brand name goods from manufacturers in many industries, including goods from Hewlett-Packard, IBM, Olympus, Panasonic and Weber. Customers can take advantage of our online store format by shopping at their convenience and purchasing brand name products at value prices. Our store features information-rich, multi-media product presentations that help consumers make informed buying decisions. Manufacturers can benefit from these presentations because the features and benefits of their products are communicated directly to consumers. Our store provides manufacturers with ready access to the large and growing base of online consumers. We promote our online store in newspapers, magazines, direct mailings, and television and radio commercials, as well as through Internet portals. We earn revenues principally from the sale of products. We also receive revenues from manufacturers for the creation of product presentations for our online store.


                                 OUR INDUSTRY

     In recent years, a number of companies have introduced new business models that have significantly altered the competitive environment in the retailing industry. Superstore retailers such as Circuit City and Staples seek to attract customers by emphasizing a broad selection of merchandise in a single industry. Volume discount retailers such as Sam's Wholesale Club and Price/Costco generally seek to attract customers by offering very low prices on a limited selection of products and with little or no traditional retail service. In order to remain competitive, many traditional retailers have responded by lowering prices and seeking to reduce costs by offering lower quality merchandise and employing fewer and less experienced customer service and sales employees.

     The market for electronic commerce is large and growing, and electronic commerce has the potential to further alter the competitive environment in the retailing industry. One industry research firm estimates that the total value of goods and services purchased over the Internet by individuals, businesses and governmental agencies ranged between $55 billion and $80 billion in 1998 and projects this market may grow to between $1 trillion and $2 trillion by 2002. Sales of technology, office and consumer products are generating significant online revenues for retailers such as Dell Computer and Amazon.com.


     Unlike traditional retailers, online retailers are not limited by the constraints of real estate selection, store construction or shelf space. Internet retailers can react quickly and cost-effectively to change product descriptions, pricing and mix. We believe that the unique nature of the Internet provides online stores such as Value America with the ability to offer a compelling retail solution by furnishing consumers with:

     o high quality goods at lower prices;

     o convenient in-home or in-office access 24-hours-a-day, 365-days-a-year;

     o increased product selection; and

     o detailed information about product features, benefits and applications.

                                 OUR STRATEGY

     We believe that our strategy of using traditional off-line media to generate online sales enables us to reach a broader audience and rapidly build the Value America brand name. In addition, by offering a selection of over 800 brands, we believe that we can leverage the large advertising and promotional investments of brand name manufacturers to generate product sales through our online store.

     Our objective is to create the leading online store for technology, office and consumer products. In order to achieve this objective, we are:

     o initially emphasizing the sale of technology and office products;

     o moving rapidly into the business-to-consumer market;

     o expanding our brand offerings;

     o continuing to enhance our customers' online shopping experiences; and

     o developing and expanding direct response marketing campaigns and strategic business relationships.


                                  OUR ADDRESS

     We incorporated in March 1996 in the State of Nevada and reincorporated in October 1997 in the Commonwealth of Virginia. Our principal executive offices are located at 1550 Insurance Lane, Charlottesville, Virginia 22911, and our telephone number is (804) 817-7700.


                                 THE OFFERING


Common stock offered by Value America ......................   5,000,000 shares
Common stock to be outstanding after this offering .........   42,934,862 shares
Use of proceeds ............................................   Working capital and other general
                                                               corporate purposes, including advertising
                                                               and promotion, development of system
                                                               enhancements, expansion of facilities, and
                                                               potential acquisitions of complementary
                                                               businesses and technologies.
Proposed Nasdaq National Market symbol .....................   VUSA

     The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of January 20, 1999. This number excludes:

   o 4,361,825 shares issuable upon the exercise of stock options outstanding as of January 20, 1998 at a weighted average exercise price of $3.80 per share;

   o 2,902,913 shares issuable upon the exercise of warrants outstanding as of January 20, 1998 at a weighted average cash exercise price of $7.85 per share (based on warrant terms that will apply if the trading price of the common stock is $14.00 or more on or before December 31, 1999, as further described under "Description of Capital Stock -- Warrants"); and

   o 1,888,175 shares reserved for issuance under our stock incentive plan.

                            SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                        PERIOD FROM
                                                         INCEPTION                                 NINE MONTHS ENDED
                                                     (MARCH 13, 1996)                                SEPTEMBER 30,
                                                          THROUGH            YEAR ENDED       ----------------------------
                                                     DECEMBER 31, 1996    DECEMBER 31, 1997        1997           1998
                                                    ------------------   ------------------   -------------   ------------
STATEMENT OF OPERATIONS DATA:
Total revenues ..................................        $    --              $    134           $    5        $  22,483
Total cost of revenues ..........................             97                   486              192           22,153
Gross profit (loss) .............................            (97)                 (352)            (187)             330
Total operating expenses ........................            331                 1,519              662           28,507
Operating income (loss) .........................           (428)               (1,871)            (849)         (28,177)
Other income (expense), net .....................              3                    18               (3)             229
Net loss ........................................           (425)               (1,853)            (852)         (27,948)
Net loss per share -- basic and diluted .........        $ (0.02)             $  (0.09)          $(0.04)       $   (1.49)
Weighted average number of shares --
 basic and diluted ..............................         22,500                22,616           22,520           23,153


                                                              SEPTEMBER 30, 1998
                                                   ----------------------------------------
                                                                                 PRO FORMA
                                                      ACTUAL      PRO FORMA     AS ADJUSTED
                                                   -----------   -----------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents ......................    $   1,556     $101,435       $174,335
Working capital (deficit) ......................       (5,164)      94,714        167,614
Total assets ...................................       13,995      113,874        186,774
Long-term debt .................................           50           50             50
Mandatorily redeemable preferred stock .........       33,232           --             --
Total stockholders' (deficit) equity ...........      (35,135)      97,976        170,876

     In the Pro Forma column, we have adjusted the Actual numbers to reflect the following events that have occurred since September 30, 1998:

   o the issuance of $34.0 million principal amount of notes payable and related warrants, which occurred between October 1998 and January 1999,

   o the issuance of 645,200 shares of common stock and related warrants at $10.00 per share, which occurred in December 1998, and

   o the issuance of 6,000,000 shares of convertible preferred stock and related warrants at $10.00 per share, which occurred in January 1999.

We have further adjusted the Actual numbers to reflect the following events that will occur immediately prior to the closing of this offering:

   o the conversion of all of the outstanding shares of our convertible preferred stock into 10,737,162 shares of common stock,

   o the conversion of warrants resulting in the cancellation of the $34.0 million principal amount of notes payable and the issuance of 3,400,000 shares of our common stock, and

     o the payment of approximately $573,000 of accrued preferred stock dividends.

See "Capitalization" and notes 5 and 13 of notes to financial statements.

     In the Pro Forma as Adjusted column, we have further adjusted the Pro Forma numbers to give effect to our sale of the shares of common stock in this offering at an assumed initial public offering price of $16.00 per share and to our receipt and application of the estimated net proceeds of this offering. See "Use of Proceeds."

     We have engaged an independent appraiser to determine the value of the warrants we issued in conjunction with our issuances of convertible preferred stock and notes payable since September 30, 1998. We will use this valuation to help us allocate the purchase prices, on a fair value basis, among the warrants, convertible preferred stock and notes payable. We expect the appraiser's report will be completed by mid-February 1999. We anticipate that the interest expense from the amortization of the resulting debt discount will have a material effect on our net loss in the quarter and year in which this offering is completed, and that the accretion of the discount from the redemption value for the convertible preferred stock will have a material effect on our net loss available for common stockholders in the quarter and year in which this offering is completed. This amortization and accretion will not affect our cash flows or stockholders' equity.

                                 RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.


WE MAY NOT ACHIEVE PROFITABILITY

     We may never generate significant revenues or be profitable. Since we began operations in January 1997, we have incurred significant start-up and other expenses. These expenses have included the costs of additional employees and new equipment, the development of our technology, and the implementation of our sales and marketing program. We have incurred substantial losses as a result of these expenses. In the first three quarters of 1998, we incurred a net loss of $27.9 million, and in 1997 we incurred a net loss of $1.9 million. At September 30, 1998, we had an accumulated deficit of $35.4 million.

     We intend to continue to invest heavily in marketing, advertising and promotion, increase the number of our employees, and develop our technology and operating infrastructure. As a result, we expect to continue to incur substantial losses for the foreseeable future. Our product gross margins are small or sometimes negative, and we will not become profitable unless we significantly increase purchases from our online store at acceptable gross margins. To generate substantial revenues and achieve significant profitability, we must, among other things:

     o implement and successfully execute our unproven business model;

     o establish name recognition and a reputation for value with consumers;

     o improve the effectiveness of our advertising;

     o manage fulfillment operations electronically;

     o develop the technology underlying our online store;

     o provide effective customer support;

     o anticipate and adapt to a developing market;

     o develop business relationships with merchandise manufacturers; and

     o hire, motivate and retain skilled employees.


OUR QUARTERLY RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE SIGNIFICANTLY

     Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall significantly.

     We incorporated in March 1996 and began operating in January 1997. Thus, our track record in the electronic commerce market is short. We did not begin our sales and marketing program until January 1998. Since that time, we have modified our operations and substantially varied our monthly advertising expenditures. As a result, we have only a limited basis on which to evaluate the effect of these changes on our revenues. In evaluating our business prospects, you should also consider that the electronic commerce market is new and rapidly developing. As a result of our limited operating history and the emerging nature of the electronic commerce market, we cannot accurately predict our revenues.

     We have based our current and budgeted expense levels on our investment plans and our estimates of future revenues. To a large extent, with the exception of advertising expenditures, our expenses are fixed. Our sales and operating results generally depend on the timing and volume of orders and our ability to fulfill those orders. These factors are difficult to forecast. We may be unable to adjust spending in time to compensate for any unexpected revenue shortfall. We may also need to adjust our prices, services and marketing plans in response to changes in the competitive environment. For example, in the third quarter of fiscal 1998, we wrote down our inventory by approximately $350,000 due to competitive pricing pressure. Any significant shortfall in revenues or unexpected changes could seriously harm our business.

     Other factors, many of which are outside of our control cause variations in our quarterly revenues and operating results. Some of these factors are:

     o the level of use and consumer acceptance of the Internet and other online services for the purchase of technology, office and consumer products;

     o the announcement or introduction of new Web sites, services and products by us or our competitors;

     o the level of traffic on our Web site;

     o price competition or higher vendor prices for the types of products we offer;

     o our ability to upgrade and develop our systems and infrastructure;

     o the occurrence of technical difficulties, systems downtime or Internet "brownouts;"

     o the amount and timing of operating costs and capital expenditures relating to the expansion of our business and infrastructure;

     o delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems;

     o the level of merchandise returns we experience;

     o the level and nature of our sales and marketing initiatives;

     o our ability to attract new personnel in a timely and effective manner;

     o governmental regulation; and

     o general economic conditions.


WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND MUST SUCCESSFULLY MANAGE FUTURE
GROWTH

     Our early stage of development and our recent rapid growth are placing a significant strain on our managerial, operational and financial resources. During 1998, the number of our full-time employees increased from 30 to 227. In order to be successful, we must effectively manage a number of risks associated with our targeted growth:


     WE MUST BROADEN OUR PRODUCT OFFERINGS

     The success of our business model depends upon our ability to offer customers a complete selection of brand name products in a wide variety of product categories. To be successful, we must further broaden our product selection in a number of categories. We may be unable to establish or maintain relationships with vendors that will enable us to offer a complete selection of brand products in all categories. Our failure to offer a satisfactory product selection could seriously harm our business.


     WE MUST MAINTAIN AND UPDATE OUR FINANCIAL SYSTEMS

     Our rapid growth to date has challenged our management's ability to ensure that our financial systems keep pace with such growth. In connection with their audit of our financial statements for the three months ended March 31, 1998, our independent accountants advised us of a significant deficiency in our internal control structure resulting from our inability to determine product shipment dates and order statuses on a timely basis. This deficiency may have made it difficult for us to produce accurate financial reports on a timely basis. Because we initially focused our development efforts on areas necessary to support rapid growth, we did not sufficiently develop our accounting, control and reporting systems until later in 1998, and consequently our financial systems required significant manual effort during the first three fiscal quarters of 1998. While we have taken steps that we believe address these situations, continued rapid growth, changes in our business model or the addition of a significant number of new or revised business relationships will present additional challenges and could require further modification of our accounting and reporting systems. Any breakdown or deficiencies in our financial and control systems could cause unplanned costs and inaccurate financial reporting, the results of which could include damaged credibility with investors and litigation against us. Moreover, if we fail to maintain an effective system of internal controls, the Securities and Exchange Commission may seek to deregister and thereby suspend the trading of our common stock.

 WE MUST IMPROVE OUR OPERATIONAL SYSTEMS

     In order for us to be successful, the number of purchases from our online store must increase significantly. To support such an increase, we must maintain and improve automated systems to track the delivery of products from vendors to customers, provide additional customer service and efficiently handle product returns. If we fail to maintain and improve these systems, system disruptions and slower response times may lead to reductions in the quality of our customer service and lower the speed of our product fulfillment.


     We use an internally developed system for our Internet site, product presentations and substantially all aspects of order fulfillment, including order management, purchasing and shipping. This order fulfillment system has only recently been integrated into our accounting system. In addition, we must successfully integrate into our existing system any new modules that we develop or purchase.

     Our success depends upon our ability to continue to automate certain types of business transactions. Our agreements with product vendors generally require us to place product orders through electronic data interchange, or EDI. As of December 31, 1998, we had established one-way EDI connections with our high volume vendors, which collectively accounted for approximately 90% of our revenues in 1998. We have not yet integrated other vendors onto our EDI platform, and we may not be able to integrate all of our current and prospective vendors. Any failure to establish and use reliable EDI-only connections with vendors could cause delays in product ordering, shipping, confirmations and fulfillment. Any such delay could lead to customer dissatisfaction and could harm our business.


     WE MUST INCREASE OUR CUSTOMER SERVICE CAPABILITIES

     In 1998, a significant portion of our business was dependent upon telephone ordering, telephone support and e-mail replies to customer questions. We must continue to improve our capability to provide these types of customer service. We have had periods during which our employees were unable to meet targeted response times for customer service calls or questions. We must continue to improve our customer service department so that it can respond satisfactorily to the needs of our customers. The failure to continue to improve our customer service department could cause customers to take their business elsewhere, damage our reputation and otherwise seriously harm our business.


WE MUST ENSURE THE AVAILABILITY OF OUR ONLINE STORE

     Because our revenues depend on the number of customers who shop at our online store and the volume of orders we fulfill, a key element of our strategy is to generate a high volume of traffic through, and purchases from, our online store. To attract and retain customers, we must ensure that our customers have ready access to our online store and that our online store, transaction processing systems and computer systems perform reliably and to our customers' satisfaction. Any network interruptions or other computer system shortcomings, such as inadequate capacity, could prevent customers from accessing our online store, reduce our ability to fulfill orders, reduce the attractiveness of our product offerings, and seriously damage our reputation. We have experienced brief computer system interruptions in the past, and we believe that these interruptions may recur from time to time. Interruptions that prohibit the proper operation of our online store could reduce the number of products sold, damage our reputation and cause customer dissatisfaction. If we experience substantial increases in the volume of traffic through our online store or in the number of orders that our customers place, we will need to further expand and upgrade the technology underlying our online store. We may be unable to predict accurately changes in the volume of customer traffic and orders. As a result, we may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions.

     We currently locate all of our computer and communications equipment at two sites, both of which are located in Charlottesville, Virginia. Our computer and communications equipment is vulnerable to interruption or damage from fire, flood, prolonged power loss, telecommunications failure and earthquake in Charlottesville. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. A failure of any of these components could result in down time for our online store and, as a result, could seriously harm our business. Our property damage and business interruption insurance may not protect us completely from any loss that we may suffer.

     Despite our efforts to create a secure system, our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our online store. Any of these outcomes could seriously harm our business.


WE DEPEND ON MANUFACTURERS, VENDORS AND OTHER THIRD PARTIES

     We are entirely dependent upon manufacturers and distributors to provide merchandise for sale in our online store. For the nine months ended September 30, 1998, goods manufactured by IBM represented approximately 68% of our net sales. During the same period, goods manufactured by Hewlett-Packard represented approximately 11% of net sales. We may be unable to maintain our existing relationships with product vendors on acceptable commercial terms. We may not be able to establish similar relationships with vendors of products that our customers want but that we do not currently offer.

     We rely on product vendors to fulfill a number of traditional retail functions, such as maintaining inventory, accepting product returns and preparing merchandise for shipment to individual customers. Our vendors may not be willing to provide these services at competitive rates. In addition, vendors may refuse to develop the communication technology necessary to support our direct shipment infrastructure, and we have no effective means to ensure that our vendors perform these services to our satisfaction. If we or our vendors fail to arrange for the delivery of products in a timely manner, to accept product returns, to provide good customer service or to prepare merchandise properly for shipment to customers, our customers could become dissatisfied and cancel their orders or decline to make future purchases. Our product vendors have no obligation to make any products available for sale to our customers. Further, product vendors may terminate their relationships with us at any time and without penalty. Because we have not established regular purchasing patterns with most of our product vendors, a vendor with limited inventory may not give us any priority in allocating its available inventory. We cannot always determine whether an item is available for sale before we accept an order. Consequently, we may accept customer orders for certain products that we are unable to provide on a timely basis.

     We have long-term agreements to purchase certain types of office and other products exclusively from certain vendors. These agreements do not obligate the vendors to make merchandise available for sale in our online store, to continue particular payment terms or to extend credit to us. These agreements may preclude us from obtaining such merchandise on the best terms.

     Our operations also depend heavily upon a number of other third parties, including Internet service providers and product delivery services. We cannot control the actions of these third parties, and we do not have long-term contractual relationships with any of them. For example, we rely on MCI WorldCom to connect our online store to the Internet. We could experience temporary interruptions in our connection to the Internet. Continuous or prolonged interruptions in our connection to the Internet would seriously harm our business. Our agreements with our Internet service providers limit our ability to obtain recompense from them for their failure to maintain our connection to the Internet. We also use third-party delivery services, including United Parcel Service and Roadway, to deliver all of our products to our customers. Increases in our delivery costs or inefficient delivery as a result of strikes or other reasons could seriously harm our business.

     In connection with our sale of shares of preferred stock to The Union Labor Life Insurance Company in December 1997, we agreed to use union-represented delivery services unless they are not reasonably available. This agreement may limit our ability to use the most cost-effective or readily available delivery services. See "Business -- Order Fulfillment."


WE HAVE RECENTLY MADE PUBLIC STATEMENTS UPON WHICH YOU SHOULD NOT RELY

     On January 19, 1999, William L. Hunt III, a Vice President -- Merchandise, made several statements relating to our recent growth and comtemplated initial public offering to a meeting of manufacturers. These statements were subsequently reported by Dow Jones Online News on January 19, 1999. These statements included assertions that (a) we were then in registration and intended to file a registration statement with the Securities and Exchange Commission in the near future, (b) our growth in sales doubled that of other electronic commerce retailers and (c) our online store would include the products of ten to twelve footwear vendors within a two week period.

While we had begun the registration process at the time of Mr. Hunt's statement, we had not filed a registration statement at that time. The statements relating to our growth in sales and number of footwear vendors cannot be validated by us. We and the underwriters disclaim all of the statements made by Mr. Hunt, and you should not rely on any of them in evaluating an investment in shares of our common stock.


WE MAY NEED ADDITIONAL FINANCING

     To date, we have funded our business primarily by selling our securities to investors. Since January 1, 1998, we have raised $119.3 million from the sale of our equity and debt securities. We may need to raise additional funds through public or private financings after the date of this offering. We may not be able to obtain sufficient additional financing on favorable terms, or at all. If we raise additional funds by selling our equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we raise additional funds through debt financing, we could incur significant borrowing costs and the borrowing arrangements could prevent us from, among other things, making distributions to our stockholders. If we cannot obtain sufficient financing, we may have to delay, reduce or eliminate our marketing and promotion campaign, which could seriously harm our business.


WE DEPEND ON THE SERVICES OF A NUMBER OF KEY PERSONNEL

     We depend heavily on the continued services and performance of our current senior management and other key personnel. In particular, we rely on the services of:

     o Craig A. Winn, our Chairman and Chief Executive Officer;

     o Glenda M. Dorchak, our President and Chief Operating Officer;

     o Dean M. Johnson, our Executive Vice President, Chief Financial Officer and Secretary;

     o Joseph L. Page, our Executive Vice President -- Engineering and Chief Technology Officer;

     o Rex Scatena, our Executive Vice President -- Business Development;

     o Richard L. Gerhardt, our President -- Consumer Products Division;

     o Jerry K. Goode, our Vice President -- Engineering and Chief Information Officer; and

     o Marcus F. Nucci, our Vice President -- Systems Development.

While we have entered into employment agreements with these individuals, these agreements may be terminated by the employees at any time without penalty. The loss of the services of any of these individuals could seriously harm our business.

     In order to achieve our business objectives, we must hire additional personnel to fill certain key managerial positions. Our future success will depend upon the ability of our current executive officers to establish clear lines of responsibility and authority, to work effectively as a team, and to gain the trust and confidence of our other employees. We must also identify, attract, train, motivate and retain other highly skilled, technical, managerial, merchandising, engineering, accounting, marketing and customer service personnel. We compete intensely for such personnel and we may be unable to achieve our personnel goals.


CUSTOMERS MAY NOT BE WILLING TO USE THE INTERNET TO PURCHASE GOODS

     Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. Internet commerce is a new concept, and we cannot assure you that large numbers of customers will begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and few Internet commerce businesses have more than a short track record. Consumers have traditionally traveled to stores or used mail-order catalogs to purchase goods. For our business to develop profitably, both manufacturers and consumers must be willing to use the Internet to conduct business and exchange information. The Internet may not succeed as a medium of commerce because of delays in developing elements of the needed Internet infrastructure, such as a reliable network, high-speed modems, high-speed communication lines and other enabling technologies. Moreover, the number of Internet users has been increasing dramatically in the recent past. The Internet may not expand effectively to meet new levels of demand. In addition, delays in the development or adoption of new standards and protocols or increased governmental regulation could stop or delay the growth of the Internet as a means to purchase goods and services. The use of the Internet for commercial purposes raises additional considerations that may adversely affect the growth of the Internet. These considerations include security, reliability, accessibility and quality of service. These considerations have not been, and may never be, resolved to the satisfaction of many potential Internet customers. The failure of the Internet to develop into an effective commercial tool as a result of any of these factors would seriously harm our business.


THE ELECTRONIC COMMERCE INDUSTRY IS EXTREMELY COMPETITIVE

     The electronic commerce industry is new, rapidly evolving and extremely competitive. We expect competition in our industry to increase. Barriers to entry into the electronic commerce market are relatively low. Moreover, all of the products that we sell in our online store are available through traditional retail outlets. Accordingly, we must compete with both companies in the electronic commerce market and in the traditional retail industry. Our competitors or potential competitors include:

   o online retailers that specialize in a limited variety of products, including Amazon.com, Buy.com, CDNow, Cyberian Outpost, Dell Computer and Gateway International;

   o online retailers that offer a broad selection of products, including Cendant, Internet Shopping Network, iQVC, ONSALE and Wal-Mart Online;

   o other online companies that offer centralized access to a broad selection of products, including eBay and iMall;

   o indirect competitors that generate a substantial portion of their revenues from electronic commerce, including America Online, Excite, Infoseek, Lycos, Microsoft and Yahoo!;

     o mail order catalog operators, including Lands' End, Micro Warehouse, Sharper Image, Spiegel and Williams-Sonoma;

   o retail and warehouse/discount stores, including Circuit City, Home Depot, Office Depot, Price/Costco, Staples and Target; and

     o other national and international retail, catalog, distribution and manufacturing companies.

     We believe that participants in our industry compete on the basis of breadth of product selection, quality of product brands, price, convenience, customer service, reliability and speed of order fulfillment. Most of our competitors and potential competitors have longer operating histories, more customers, greater brand recognition and substantially larger financial and other resources than we do. Our competitors may receive investments from or establish commercial or other business relationships with larger, well-financed companies. Our competitors may be able to acquire merchandise from vendors on more favorable terms. In addition, our competitors may be able to respond more quickly to changes in customer preferences, spend more on marketing and promotional campaigns, adopt more aggressive pricing and inventory policies, and devote more resources to developing their online stores. For example, a number of Internet companies offer search engines and other tools that locate multiple vendors of particular products. The pervasive use of these search engines could result in severe price competition. This level of competition could seriously harm our business.

     Some of our competitors have exclusive or semi-exclusive rights to sell certain popular products. The number of these exclusive vendor relationships could increase and could permit competitors to rapidly acquire a significant portion of the market. In addition, companies that provide access to transactions through network access or Web browsers could grant exclusive access rights to our competitors or charge us substantial fees to obtain such rights. New technologies may also increase the competitive pressures we face. We cannot guarantee that we can compete effectively in this rapidly developing market, and our failure to do so could seriously harm our business.


ELECTRONIC COMMERCE IS SUBJECT TO SECURITY RISKS

     In order for the electronic commerce market to develop successfully, it must be possible to transmit confidential information securely over public networks. We have licensed encryption software to enable us to transmit and receive confidential payment and other information securely over the Internet. Despite our precautions, it is possible that third parties may have the technology or know-how to breach the security of our customer transaction data. Any such breach could cause customers to lose confidence in the security of our online store and could seriously harm our business. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or cause interruptions in the operation of our online store. We expect that we will need to dedicate substantial resources to our efforts to prevent or remedy any security breach. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and electronic commerce. We cannot guarantee that our security measures will effectively prohibit others from obtaining unlawful access to the information contained in our online store. Any security breach could expose us to risks of loss, litigation and liability and could seriously harm our business.


THE TECHNOLOGY OF THE INTERNET IS CHANGING RAPIDLY

     The technology of the Internet and electronic commerce is evolving rapidly for many reasons, including:

     o customers frequently change their requirements and preferences;

     o competitors frequently introduce new products and services; and

     o industry associations and others create new industry standards and practices.

     These changes could render our existing online store obsolete. To be successful, we must continually enhance and improve our online store. Our future success will depend, in part, on our ability to:

     o identify, select and obtain leading technologies useful in our business;


     o enhance our existing services;

   o develop new technologies that can address the increasingly sophisticated needs of our customers and potential customers; and

   o respond to technological advances and emerging industry standards in a cost-effective manner and on a timely basis.

     We cannot guarantee that we will successfully adapt our business to this rapidly changing environment, and our failure to do so could seriously harm our business.


WE MAY NEED TO COLLECT ADDITIONAL TAXES

     We do not currently collect sales or other taxes for the sale of goods into states other than Virginia. If we establish operations in other states, we will need to collect sales and other taxes imposed by those states. Other governmental authorities may seek to force us to collect taxes for sales into the areas they control. Any of these taxes could discourage our customers from making additional purchases through our online store. If several governmental authorities seek to force us to collect and remit taxes, the administrative burdens could be cumbersome and could adversely affect our business.


OUR PROPRIETARY TECHNOLOGY IS SUBJECT TO LIMITED PROTECTION

     Our business could be seriously harmed if we are unable to adequately protect our proprietary software and other proprietary intellectual property rights. We rely on a combination of trade secret laws, nondisclosure agreements and other contractual arrangements to protect our proprietary rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.


     We have registered the "Value America" service mark in the United States for limited uses and have applied to register that service mark in the United States for several other uses. Our applications could be denied. The legal protection for these service marks that we are able to obtain may not be sufficient for our business purposes. For example, other companies could use the name "Value America" and similar names to identify their products and services. Any such use could confuse our customers and impair our ability to build our brand identity. If we are unable to protect the name "Value America" or any of the other names that we use, our business could suffer serious harm.

     Because the protection of intellectual property rights is often critically important to the success of companies in our industry, our competitors or others could assert claims that our technologies infringe their proprietary rights. We cannot guarantee that we will have the resources to pursue any resulting litigation to a final judgment or that we will prevail in such litigation. In defending such litigation, we could incur significant legal and other expenses and our management could be distracted from our principal business operations. If any party making a claim against us were to prevail in litigation against us, the court could issue a judgment that requires us to pay substantial damages. The court could also grant injunctive or other equitable relief that could prevent us from offering our products and services without a license or other permission from others. Any of these outcomes could seriously harm our business.


OUR MANAGEMENT AND DIRECTORS WILL CONTINUE TO CONTROL MOST OF OUR COMMON STOCK

     After we complete this offering, our executive officers, directors and director-nominees and related persons will control 79.2% of our outstanding common stock. As a result, they will have significant influence over:

     o the election of directors;

     o the approval of any merger, consolidation or sale of substantially all of our assets;

     o the approval of any other matter requiring shareholder approval; and

     o our affairs and policies.

     This concentration of ownership could make it difficult to remove our executive officers and directors. Our executive officers and directors could be able to delay or prevent a change of control or a merger or other form of takeover that our other stockholders might find attractive. This situation could adversely affect the market price of our common stock.


WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The application of existing federal, state and other laws to the Internet, particularly with respect to property ownership, the payment of sales taxes, libel, and personal privacy, is uncertain and may take years to resolve. Because the Internet and electronic commerce are becoming increasingly popular, various governments may seek to adopt laws and regulations to control their use. These laws and regulations, if adopted, could apply to privacy, pricing and the characteristics and quality of products and services. The growth and development of electronic commerce may prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business over the Internet. The adoption of any of these laws or regulations may decrease the growth of Internet usage, which, in turn, could decrease the demand for our products, increase our costs or otherwise seriously harm our business.

     Several telecommunications carriers have asked the Federal Communications Commission, or the FCC, to regulate telecommunications over the Internet. Because the increasing use of the Internet has burdened the existing telecommunications infrastructure, local telephone carriers have asked the FCC to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC grants these requests, the costs of communicating on the Internet could increase substantially, which could slow the growth in the use of the Internet. Any relief granted by the FCC could harm our business.

     In addition, U.S. and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. New restrictions in this area could adversely affect our business.


OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which systems or products might interpret as 1900 rather than 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     Our computer systems may not be fully Year 2000 compliant. Based on our Year 2000 assessment program, we believe that the portions of our computer systems that we developed are Year 2000 compliant. Our computer system also uses third-party equipment and software which may not be Year 2000 compliant. We are currently assessing the third-party equipment and software for Year 2000 compliance. We are currently unable to predict whether Year 2000 issues will affect the operations of our customers or vendors. The failure of our computer system or the computer systems of our vendors or Internet service providers could cause us to incur significant expenses to remedy problems, could reduce our revenues or could otherwise seriously damage our business. In particular, most of our business is dependent upon purchases made with credit cards via the Internet, and our business could suffer if credit card vendors do not adequately address Year 2000 concerns.

     We have not incurred significant costs to date complying with Year 2000 requirements. We expect to spend up to $250,000 in the future to ensure compliance with Year 2000 concerns. If we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted.


SALES OF SHARES OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     The market price of our common stock could drop as a result of sales of large numbers of shares in the public market or in response to the perception that such sales could occur. All of the 5,000,000 shares sold in this offering will be freely tradable. The remaining 37,934,862 shares outstanding after this offering will be "restricted securities" under applicable securities laws. All of the holders of these restricted securities have agreed, with certain limited exceptions, not to sell or otherwise transfer those shares until 180 days after the date of this prospectus. BancBoston Robertson Stephens can release shares from these "lock-up" agreements without our approval. When this 180-day period expires, 28,103,412 of such shares will be eligible for immediate sale in the public market and 9,831,450 of such shares will become eligible for sale at various times in the future upon expiration of applicable holding periods required by federal securities laws. Approximately 90 days after we complete this offering, we intend to register for sale in the public market 6,250,000 shares of common stock that we have reserved for issuance under our stock incentive plan. In addition, the holders of approximately 15,158,483 restricted securities (including shares that we may issue upon exercise of warrants) can require that we register those shares for sale in the public market.


APPLICABLE LAWS AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS THAT MAY ADVERSELY AFFECT STOCKHOLDERS

     Virginia corporate law contains, and our charter documents will contain, certain provisions that could have the effect of delaying or preventing a change of control or a merger or other form of takeover that our stockholders might find attractive. See "Description of Capital Stock" for a discussion of these provisions. Certain of these provisions:

   o provide for a staggered board of directors, under which it would take three successive annual meetings to replace all directors;

   o restrict the ability of our stockholders to remove our directors; and

   o require our stockholders to provide us advance notice if they intend to nominate individuals to serve as directors or if they intend to propose matters for our stockholders to act upon at a meeting.

These provisions could limit the price that investors will pay for shares of our common stock.

     Our charter documents require us to indemnify our executive officers and directors against certain liabilities and expenses that they may incur while defending lawsuits brought against them as executive officers or directors. In most cases, these indemnification provisions will prevent our stockholders from recovering damages from our executive officers and directors for their acts or omissions on our behalf.

THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK PRIOR TO THIS OFFERING

     Before this offering, there has been no public market for our common stock. An active trading market may not develop or be sustained after this offering. The initial public offering price of our common stock will not be determined by market forces; rather, it will be determined by negotiations among the underwriters and us. Accordingly, the initial public offering price may bear no relation to the price at which our common stock will trade in the public market.


THE MARKET PRICE OF OUR COMMON STOCK MAY BE EXTREMELY VOLATILE

     The market price of our common stock may be extremely volatile for many reasons, including:

     o actual or anticipated variations in our revenues and operating results;

     o announcements of the development of improved technology;

     o the implementation of new sales formats by us or our competitors;

     o changes in estimates of our financial performance by securities analysts;

     o conditions and trends in the Internet and electronic commerce industries;

     o adoption of new accounting standards; and

     o general market conditions.

     In recent months, the stock markets have experienced extreme price and volume fluctuations that have dramatically affected the market prices of the stocks of many Internet companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. The trading prices of the stocks of many Internet companies are at or near historical highs and reflect price-to-earnings ratios far above historical market averages. This trend may end at any time without warning. These factors may affect the market price of our common stock.


VOLATILITY IN OUR STOCK PRICE MAY LEAD TO SECURITIES LITIGATION

     Stockholders frequently commence securities class action litigation against companies following a significant decrease in the companies' stock prices. If our stock price drops and our stockholders commence litigation against us, we could incur significant legal and other expenses defending the litigation and our management could be distracted from our principal business operations. Either of these outcomes could seriously harm our business.


WE WILL HAVE BROAD DISCRETION IN HOW WE USE OUR PROCEEDS FROM THIS OFFERING

     We expect to use our net proceeds from this offering for working capital and other general corporate purposes, including potential acquisitions and investments. Accordingly, we will have broad discretion in how we use our proceeds from this offering. If we fail to apply these funds effectively, our business could suffer serious harm.


PURCHASERS OF COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION

     If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $12.02 per share, measured in terms of our pro forma net tangible book value and assuming an initial public offering price of $16.00 per share. If outstanding options and warrants are exercised, you will suffer additional dilution. See "Dilution."


WE DO NOT INTEND TO PAY DIVIDENDS

     We intend to retain any future earnings to finance the growth and development of our business. We do not intend to pay dividends in the foreseeable future.

                                USE OF PROCEEDS

     The net proceeds to Value America from the sale of the 5,000,000 shares of common stock offered hereby are estimated to be $72.9 million ($84.1 million if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

     Value America intends to use the net proceeds of this offering for working capital and other general corporate purposes. Value America currently expects to utilize a majority of the net proceeds in connection with its advertising and promotional campaign. In the first nine months of fiscal 1998, Value America spent approximately $18.4 million on advertising and promotional expenses. Value America expects to increase its average monthly advertising and promotional expenses significantly following the completion of this offering. Value America also intends to use a portion of the net proceeds for the development of system enhancements and the expansion of corporate facilities. In the normal course of business, Value America evaluates potential acquisitions of businesses and technologies that could complement or expand its business. A portion of Value America's net proceeds may be used for one or more of these acquisitions. Value America has no present understandings, commitments or agreements, and is not currently engaged in any negotiations, with respect to any such acquisition. Value America has not identified specific uses for its net proceeds, and Value America's management will have broad discretion in the application of the net proceeds. Pending such uses, Value America intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.



                                DIVIDEND POLICY

     In March and July 1998, Value America paid $145,000 and $125,000, respectively, in dividends on outstanding shares of its Series A convertible preferred stock. Value America has not paid dividends on the shares of its Series B or Series C convertible preferred stock. Value America expects to pay additional dividends of approximately $573,000 to the holders of Series A, Series B and Series C convertible preferred stock immediately prior to the closing of this offering.

     Value America has never declared or paid dividends on its common stock. Value America intends to retain its earnings, if any, for use in operations and does not intend to pay cash dividends on the common stock in the foreseeable future. Value America's board of directors has the discretion, after analyzing various factors, including Value America's financial condition, operating results, and current and anticipated cash needs to declare dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                CAPITALIZATION

     The following table sets forth the capitalization of Value America as of September 30, 1998.



                                                                                            SEPTEMBER 30, 1998
                                                                             -------------------------------------------------
                                                                                                                    PRO FORMA
                                                                                ACTUAL           PRO FORMA         AS ADJUSTED
                                                                             ------------ ----------------------- ------------
                                                                                           (DOLLARS IN THOUSANDS)
Short-term debt ............................................................  $     700          $     700         $     700
                                                                              =========          =========         =========
Long-term debt .............................................................  $      50          $      50         $      50
                                                                              ---------          ---------         ---------
Mandatorily redeemable preferred stock:
  Series A convertible preferred stock, without par value, 5% cumulative dividend; 5,000,000 shares authorized, issued and outstanding,
   actual; 0 shares outstanding, pro forma and pro forma as adjusted .......     12,968                 --                --
  Series B convertible preferred stock, without par value, 5% cumulative dividend; 617,979 shares authorized, issued and outstanding, actual;
   0 shares outstanding pro forma and pro forma as adjusted ................     20,264                 --                --
                                                                              ---------          ---------         ---------
  Series C convertible preferred stock, without par value, 5% cumulative dividend; 6,000,000 shares authorized pro forma; 0 shares issued and
   outstanding actual, pro forma and pro forma as adjusted .................         --                 --                --
                                                                              ---------          ---------         ---------
Stockholders' equity (deficit):
  Common stock, without par value; 100,000,000 shares authorized, actual; 500,000,000 shares authorized, pro forma and pro forma as adjusted; 23,152,500 shares issued and outstanding, actual;
   37,934,862 shares issued and outstanding,
   pro forma; 42,934,862 shares issued and outstanding,
   pro forma as adjusted ...................................................        238            133,349           206,249
  Accumulated deficit ......................................................    (35,373)           (35,373)          (35,373)
                                                                              ---------          ---------         ---------
     Total stockholders' equity (deficit) ..................................    (35,135)            97,976           170,876
                                                                              ---------          ---------         ---------
       Total capitalization ................................................  $  (1,853)         $  98,026         $ 170,926
                                                                              =========          =========         =========

     In the Pro Forma column, the Actual numbers have been adjusted to reflect the following events that have occurred since September 30, 1998:

   o the issuance of $34.0 million principal amount of notes payable and related warrants, which occurred between October 1998 and January 1999,

   o the issuance of 645,200 shares of common stock and related warrants at $10.00 per share, which occurred in December 1998,

   o the issuance of 6,000,000 shares of convertible preferred stock and related warrants at $10.00 per share, which occurred in January 1999.

The Actual numbers have been further adjusted to reflect the following events that will occur immediately prior to the closing of this offering:

   o the conversion of all of the outstanding shares of convertible preferred stock into 10,737,162 shares of common stock,

   o the conversion of warrants resulting in the cancellation of the $34.0 million principal amount of notes payable and the issuance of 3,400,000 shares of common stock, and

     o the payment of approximately $573,000 of accrued preferred stock dividends.

See notes 5 and 13 of notes to financial statements.

     In the Pro Forma as Adjusted column, the Pro Forma numbers have been adjusted to give effect to the sale of the shares of common stock in this offering at an assumed initial public offering price of $16.00 share and to the receipt and application of the estimated net proceeds of this offering. See "Use of Proceeds."

     Value America has engaged an independent appraiser to determine the value of the warrants issued in conjunction with the issuances of convertible preferred stock and notes payable since September 30, 1998. Value America will use this valuation to help it allocate the purchase prices, on a fair value basis, among the warrants, convertible preferred stock and notes payable. Value America expects the appraiser's report will be completed by mid-February

1999. Value America anticipates that the interest expense from the amortization of the resulting debt discount will have a material effect on its net loss in the quarter and year in which this offering is completed, and that the accretion of the discount from the redemption value for the convertible preferred stock will have a material effect on its net loss available for common stockholders in the quarter and year in which this offering is completed. This amortization and accretion will not affect Value America's cash flows or stockholders' equity.

                                   DILUTION

     The pro forma net tangible book value of Value America as of September 30, 1998 was approximately $98.0 million, or $2.58 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect, as of September 30, 1998, to

   o the issuance of $34.0 million principal amount of notes payable and related warrants, which occurred between October 1998 and January 1999,

   o the issuance of 645,200 shares of common stock and related warrants at $10.00 per share, which occurred in December 1998,

   o the issuance of 6,000,000 shares of convertible preferred stock and related warrants at $10.00 per share, which occurred in January 1999, and

   o the conversion of all of the outstanding shares of convertible preferred stock into 10,737,162 shares of common stock, the conversion of warrants resulting in the cancellation of the $34.0 million principal amount of notes payable and the issuance of 3,400,000 shares of common stock, and the payment of approximately $573,000 of accrued preferred stock dividends, all of which will occur immediately prior to the closing of this offering.

     Value America engaged an independent appraiser to determine the value of warrants we issued in conjunction with the issuances of convertible preferred stock and notes payable since September 30, 1998. Value America will use this valuation to help it allocate the purchase prices, on a fair value basis, among the warrants, convertible preferred stock and notes payable. Value America expects the appraiser's report will be completed by mid-February 1999. Value America anticipates that the interest expense from the amortization of the resulting debt discount will have a material effect on its net loss in the quarter and year in which this offering is completed, and that the accretion of the discount from the redemption value for the convertible preferred stock will have a material effect on its net loss available for common stockholders in the quarter and year in which this offering is completed. This amortization and accretion will not affect Value America's cash flows or stockholders' equity.

     After giving effect to the sale of the common stock offered hereby (based upon an assumed initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of Value America as of September 30, 1998 would have been approximately $170.9 million, or $3.98 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.40 per share to existing stockholders and an immediate dilution of $12.02 per share to new investors. The following table illustrates this per share dilution:



     Initial public offering price per share .................................             $  16.00
       Pro forma net tangible book value per share as of September 30, 1998 ..  $  2.58
       Increase per share attributable to new investors ......................     1.40
                                                                                -------
     Pro forma net tangible book value per share after the offering ..........                 3.98
                                                                                           --------
     Dilution per share to new investors .....................................             $  12.02
                                                                                           ========

     The following table summarizes, on a pro forma as adjusted basis as of September 30, 1998, after giving effect to the adjustments described in the bulleted clauses in the first paragraph above, (a) the number of shares of common stock purchased from Value America, (b) the total consideration paid to Value America and (c) the average price per share paid by the existing stockholders and by the investors purchasing shares of common stock in this offering, based upon an assumed initial public offering price of $16.00 per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses):




                                         SHARES PURCHASED           TOTAL CONSIDERATION
                                     ------------------------   ---------------------------    AVERAGE PRICE
                                        NUMBER       PERCENT         AMOUNT        PERCENT       PER SHARE
                                     ------------   ---------   ---------------   ---------   --------------
   Existing stockholders .........   37,934,862        88.4%     $130,323,144        62.0%       $  3.44
   New investors .................    5,000,000        11.6        80,000,000        38.0          16.00
                                     ----------       -----      ------------       -----
      Total ......................   42,934,862       100.0%     $210,323,144       100.0%
                                     ==========       =====      ============       =====

     The foregoing tables assume no exercise of outstanding stock options and warrants and no issuance of shares reserved for future issuance under Value America's stock incentive plan. As of September 30, 1998, there were outstanding (a) stock options to purchase an aggregate of 3,681,875 shares of common stock at a weighted average exercise price of $2.69 per share and (b) warrants to purchase an aggregate of 213,750 shares of common stock at a weighted average exercise price of $1.67 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Incentive Plan," "Description of Capital Stock -- Warrants" and note 6 of notes to financial statements.

                            SELECTED FINANCIAL DATA
     The statement of operations data set forth below for the period from inception (March 13, 1996) through December 31, 1996 and the year ended December 31, 1997 and the balance sheet data at December 31, 1996 and 1997 have been derived from Value America's audited financial statements included elsewhere herein. The statement of operations data for the nine months ended September 30, 1998 and 1997 and the balance sheet data at September 30, 1998 have been derived from Value America's unaudited financial statements included elsewhere herein and, in the opinion of Value America's management, contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly Value America's results of operations for such interim period. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including notes thereto, included elsewhere in this prospectus.


                                                                 PERIOD
                                                             FROM INCEPTION                             NINE MONTHS
                                                            (MARCH 13, 1996)                          ENDED SEPT. 30,
                                                                THROUGH          YEAR ENDED     ----------------------------
                                                             DEC. 31, 1996      DEC. 31, 1997        1997           1998
                                                           -----------------   --------------   -------------   ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Net sales .............................................        $    --           $     48         $    5        $  21,631
 Product presentations .................................             --                 86             --              852
                                                                -------           --------         ------        ---------
   Total revenues ......................................             --                134              5           22,483
                                                                -------           --------         ------        ---------
Cost of revenues:
 Cost of goods sold ....................................             --                 31              5           21,570
 Product presentations .................................             97                455            187              583
                                                                -------           --------         ------        ---------
   Total cost of revenues ..............................             97                486            192           22,153
                                                                -------           --------         ------        ---------
Gross profit (loss) ....................................            (97)              (352)          (187)             330
                                                                -------           --------         ------        ---------
Operating expenses:
 Sales, advertising and marketing ......................             44                488            205           20,974
 General and administrative ............................            152                544            217            4,259
 Technical and system development ......................            135                487            240            2,580
 Professional fee (1) ..................................             --                 --             --              694
                                                                -------           --------         ------        ---------
   Total operating expenses ............................            331              1,519            662           28,507
                                                                -------           --------         ------        ---------
Operating loss .........................................           (428)            (1,871)          (849)         (28,177)
                                                                -------           --------         ------        ---------
Interest income (expense), net .........................              3                 18             (3)             229
                                                                -------           --------         -------       ---------
Net loss ...............................................        $  (425)          $ (1,853)        $ (852)       $ (27,948)
                                                                =======           ========         =======       =========
Accretion and dividends on Series A and Series B
 redeemable preferred stock ............................             --               (188)            --           (6,570)
                                                                -------           --------         --------      ---------
Net loss available for common stockholders .............        $  (425)          $ (2,041)        $ (852)       $ (34,518)
                                                                =======           ========         ========      =========
Net loss per common share -- basic and diluted .........        $ (0.02)          $  (0.09)        $(0.04)       $   (1.49)
Weighted average number of shares -- basic and
 diluted ...............................................         22,500             22,616         22,520           23,153


                                                          DEC. 31,            SEPT. 30,
                                                   ---------------------    ------------
                                                      1996        1997        1998
                                                   ---------   ---------- ------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ......................    $   81      $ 10,341   $   1,556
Working capital (deficit) ......................      (116)        9,329      (5,164)
Total assets ...................................       144        10,994      13,995
Long-term debt .................................        --            50          50
Mandatorily redeemable preferred stock .........        --         9,466      33,232
Stockholders' deficit ..........................      (275)       (1,310)    (35,135)

----------
(1) In June 1998, Craig A. Winn, the Chairman and Chief Executive Officer and a director of Value America, sold 288,321 shares of common stock to an entity that had assisted in the promotion of private placements of Value America's convertible preferred stock. Value America recognized the excess of the fair value of the common stock sold by Mr. Winn over the consideration he received as a period expense. See note 6 of notes to financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. VALUE AMERICA'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW

     Value America is an Internet retailer offering a wide selection of technology, office and consumer products for sale in its online store at WWW.VALUEAMERICA.COM and WWW.VA.COM. Value America was in a developmental period from its inception in March 1996 until the first quarter of 1998, when it launched its initial advertising campaign. In 1996 and 1997, Value America's primary activities related to establishing relationships with manufacturers, creating product presentations, and developing internal systems and operating procedures. Value America has been selling merchandise on the Internet since the third quarter of 1997. Accordingly, Value America has a limited operating history and is still in the early stages of development.

     Currently, revenues are derived from two sources: (a) sales of products through Value America's online store and (b) fees collected from manufacturers for the preparation and hosting of product presentations and listing of manufacturers' products available for purchase on the online store. Value America's vendors ship products directly to the customer typically within one to two days after a customer places an order with Value America. Revenues from product sales are recognized upon shipment from the vendor. Value America is responsible for selling the merchandise, collecting payment from the customer, ensuring that the shipment reaches the customer and processing returns. Value America generally takes title to products upon shipment and bears the risk of loss for collection, delivery and merchandise returns from customers. Value America occasionally purchases merchandise prior to receiving customer orders and records such merchandise as inventory until shipped to customers. Value America accrues a reserve for estimated product returns at the time of sale.

     Value America has contractual agreements with many of its suppliers under which Value America develops and maintains multi-media product presentations on Value America's online store. These agreements provide for the development of the presentations, the posting of the presentations and the listing of the manufacturers' products on Value America's Internet site, typically for a specified period. For agreements entered into prior to January 1, 1998, the listing period generally extended for 36 months; for agreements entered into after that date, the period generally has been 12 months. Value America recognizes the costs of developing presentations and listing products on its Web site as incurred and recognizes the product presentation and listing revenues ratably over the period of the related agreement. Amounts that are billed under the terms of these agreements, but not yet earned, are reflected as deferred revenue. Certain of these agreements provide that suppliers pay a renewal fee to continue product listings beyond the initial listing periods. Revenues from these renewal fees will be recognized ratably over the renewal term.

     To date, payments for products purchased through Value America's online store have been primarily made with credit cards. Value America generally receives payment from a customer's credit card within one to four business days. In the third quarter of fiscal 1998, Value America began to extend trade credit terms, typically net 30 days, to certain large customers that Value America has evaluated for creditworthiness. Value America typically pays its vendors for goods within 30 to 60 days.

     Value America expects that its operating expenses will increase significantly during the foreseeable future as the result of its plans to increase expenditures on marketing, advertising and promotion, hire additional personnel, enhance existing store operations, and establish strategic vendor relationships. Value America expects to incur substantial operating losses for the foreseeable future. Although Value America has experienced significant growth in revenue, there can be no assurance that Value America's revenue will continue at its current level or increase. Value America has a limited operating history upon which to base an evaluation of Value America and its business. Value America's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce.


NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     REVENUES

     Revenues consist of product sales through Value America's online store and product presentation and listing fees. Value America opened its online store late in the third quarter of 1997, and generated $5,000 of revenues from product sales in the nine months ended September 30, 1997. For the nine months ended September 30, 1998, net sales totaled $21.6 million and product presentation fees recognized were $852,000. For the nine months ended September 30, 1998, the average order size of products purchased directly through Value America's online store was approximately $1,000. For the nine months ended September 30, 1998, product returns and cancellations (including product returns resulting from malfunctioning products, erroneous shipments and other quality-related issues) were approximately 5% of sales.


     COST OF REVENUES

     Cost of revenues consists of cost of goods sold and cost of product presentations. Cost of goods sold consists of payments to third party suppliers for merchandise, shipping costs and credit card processing fees. Cost of goods sold for the nine months ended September 30, 1997 was $5,000. For the nine months ended September 30, 1998, cost of goods sold totaled $21.6 million, representing 99.7% of net sales. The narrow gross margin on product sales was due principally to (a) Value America's short-term strategy to selectively accept narrow or negative margins in order to attain increased volumes and brand awareness and (b) a $346,000 write down of inventory on hand at September 30, 1998 to its net realizable value.

     Cost of product presentations consists of direct costs associated with the production of multi-media product presentations, together with payroll and related expenses. Cost of product presentations increased from $187,000 for the nine months ended September 30, 1997 to $583,000 for the nine months ended September 30, 1998. In the nine months ended September 30, 1998, cost of product presentations represented 68% of product presentation and listing revenues. The dollar increase of $396,000 in the cost of product presentations was due primarily to increases in payroll and related expenses of $316,000 and increases in video and production expenses of $64,000. Negative margins on product presentation and listing services during the nine months ended September 30, 1997 occured as there were no revenues deferred in prior periods to recognize against current costs. Additionally, margins on product presentations and listing services improved during the nine months ended September 30, 1998 compared to prior periods due to improved efficiencies in the development of multimedia product presentations.


     SALES, ADVERTISING AND MARKETING

     Sales, advertising and marketing expenses consist of costs associated with promoting Value America's online store to potential customers and vendors, as well as payroll and related expenses. Sales, advertising and marketing expenses increased from $205,000 for the nine months ended September 30, 1997 to $21.0 million for the nine months ended September 30, 1998. The increase primarily reflected the commencement of Value America's advertising campaign in January 1998, an increase in the number of merchandising, advertising and promotion department employees, and a general increase in the level of Value America's promotional activities. Advertising and promotional expenses increased from $15,000 for the nine months ended September 30, 1997 to $18.4 million for the nine months ended September 30, 1998, net of cooperative advertising of approximately $1.8 million. These 1998 expenditures were primarily for advertising in regional and national newspapers and magazines, direct mailings and regional radio commercials. Payroll expenses relating to merchandising, advertising and promotion department employees increased from $153,000 for the nine months ended September 30, 1997 to $2.3 million for the nine months ended September 30, 1998. Value America intends to increase its sales and marketing expenses significantly following the completion of this offering. See "Use of Proceeds."


     GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist of management and executive compensation, customer service compensation, depreciation, rent, professional services, telephone expense, bad debts, postage and other general corporate expenses. General and administrative expenses increased from $217,000 for the nine months ended September 30, 1997 to $4.3 million for the nine months ended September 30, 1998. This increase reflected the hiring of additional management and customer service personnel, the incurrence of increased facilities charges and substantially increased activity levels to support the expansion of Value America's operations, all of which were undertaken in late 1997 and continued into 1998. Payroll expenses relating to general and administrative personnel increased from $114,000 for the nine months ended September 30, 1997 to $1.1 million in the nine months ended September 30, 1998. Value America expects that general and administrative expenses will continue to increase significantly for the foreseeable future as Value America continues to expand its operations.


     TECHNICAL AND SYSTEM DEVELOPMENT

     Technical and system development expenses consist primarily of expenses incurred for the development and maintenance of the software required to support Value America's online store, including employee compensation and the cost of designing, developing and improving store content, Internet connectivity, operations and reporting. Due to the rapid rate of changes in associated technology and Value America's business, these expenses are expensed as incurred. Technical and system development expenses increased from $240,000 for the nine months ended September 30, 1997 to $2.6 million for the nine months ended September 30, 1998. This increase principally reflected higher payroll and consulting expenses. Payroll expenses related to technical and system development increased from $225,000 for the nine months ended September 30, 1997 to $1.1 million for the nine months ended September 30, 1998. Payments to outside consultants totaled $0 and $1.2 million for the nine months ended September 30, 1997 and 1998, respectively. During the nine months ended September 30, 1998, Value America hired consultants to assist in modifying its information systems to improve its reporting and tracking abilities. Value America expects that technical and systems development expenses will continue to increase for the foreseeable future.


     PROFESSIONAL FEE

     In June 1998, Craig A. Winn, the Chairman and Chief Executive Officer and a director of Value America, sold 288,321 shares of common stock for consideration below fair value to an entity that had assisted in the promotion of the private placements of the Series A and Series B convertible preferred stock. Value America recognized the excess of the fair value of the common stock sold by Mr. Winn over the consideration received as a current period expense of $694,000. See Note 6 of notes to financial statements.


     INTEREST INCOME (EXPENSE), NET

     Interest income of $229,000 for the nine months ended September 30, 1998 consisted primarily of income earned on the net proceeds of Value America's issuance and sale of Series A convertible preferred stock in December 1997 and Series B convertible preferred stock in June 1998. The $3,000 expense for the nine months ended September 30, 1997 consisted primarily of interest expense on Value America's capital lease obligations.


     INCOME TAXES

     Value America provided $0 for income taxes in the nine months ended September 30, 1997, since it was an S corporation under the Internal Revenue Code prior to November 1997. Value America provided $0 for income taxes in the nine months ended September 30, 1998, since Value America incurred a net loss for that period.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO PERIOD FROM INCEPTION (MARCH 13, 1996) THROUGH DECEMBER 31, 1996

     REVENUES

     Value America did not open its online store until the third quarter of 1997 and thus generated $0 of revenues from product sales, product presentations and listing services for the period ended December 31, 1996. For the year ended December 31, 1997, net sales totaled $48,000 and product presentation revenues were $86,000.

 COST OF REVENUES

     Value America incurred $0 of cost of goods sold for the period ended December 31, 1996. For the year ended December 31, 1997, cost of goods sold totaled $31,000, representing 65% of net sales.

     Cost of product presentations increased from $97,000 for the period ended December 31, 1996 to $455,000 for the year ended December 31, 1997. In the year ended December 31, 1997, cost of product presentations represented 529% of product presentation revenues. The dollar increase of $358,000 in the cost of product presentations was due primarily to increases in payroll and related expenses of $305,000 and to increases in video and production expenses of $19,000. Negative margins on product presentation and listing services during the year ended December 31, 1997 occurred as there were no revenues deferred in prior periods to recognize against current costs.


     SALES, ADVERTISING AND MARKETING

     Sales, advertising and marketing expenses increased from $44,000 for the period ended December 31, 1996 to $488,000 for the year ended December 31, 1997. This increase resulted from significant increases in both advertising and promotional expenses and payroll related expenses. Advertising and promotional expenses totaled $194,000 and $0 for the year ended December 31, 1997 and the period ended December 31, 1996, respectively. Payroll expense relating to merchandising, advertising and promotion department employees increased from $21,000 for the period ended December 31, 1996 to $191,000 for the year ended December 31, 1997.


     GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $152,000 for the period ended December 31, 1996 to $544,000 for the year ended December 31, 1997. This increase reflected the hiring of additional management and customer service personnel, the incurrence of increased facilities charges and substantially increased activity levels to support the expansion of Value America's operations, all of which were undertaken in late 1997. Payroll expenses relating to general and administrative personnel increased from $74,000 for the period ended December 31, 1996 to $206,000 for the year ended December 31, 1997.


     TECHNICAL AND SYSTEM DEVELOPMENT

     Technical and system development expenses increased from $136,000 for the period ended December 31, 1996 to $487,000 for the year ended December 31, 1997. This increase principally reflected higher payroll expenses relating to technical and systems development, which increased from $95,000 for the period ended December 31, 1996 to $434,000 for the year ended December 31, 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth unaudited quarterly financial data of Value America commencing with the quarter ended September 30, 1997, the first quarter during which Value America sold merchandise on the Internet. The information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The quarterly information for the periods prior to the quarter ended September 30, 1997 are not presented because it is not considered meaningful to Value America's current operations. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.



                                                               1997 QUARTER ENDED                  1998 QUARTER ENDED
                                                           --------------------------   ----------------------------------------
                                                             SEPT. 30       DEC. 31       MAR. 31       JUNE 30       SEPT. 30
                                                           ------------   -----------   -----------   -----------   ------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Net sales .............................................     $    5        $     42      $  1,986      $   4,727     $  14,918
 Product presentations .................................         --              86           206            312           334
                                                             ------        --------      --------      ---------     ---------
  Total revenues .......................................          5             128         2,192          5,039        15,252
                                                             ------        --------      --------      ---------     ---------
Cost of Revenues:
 Cost of goods sold ....................................          5              26         2,062          4,605        14,903
 Product presentations .................................         45             267           330            131           122
                                                             ------        --------      --------      ---------     ---------
  Total cost of revenues ...............................         50             293         2,392          4,736        15,025
                                                             ------        --------      --------      ---------     ---------
Gross profit (loss) ....................................        (45)           (165)         (200)           303           227
                                                             ------        --------      --------      ---------     ---------
Operating Expenses:
 Sales, advertising and marketing ......................        205             283         2,224          6,712        12,038
 General and administrative ............................        110             327           841          1,154         2,264
 Technical and system development ......................        134             247           373            622         1,585
 Professional fee ......................................         --              --            --            694            --
                                                             ------        --------      --------      ---------     ---------
  Total operating expenses .............................        449             857         3,438          9,182        15,887
                                                             ------        --------      --------      ---------     ---------
Operating loss .........................................       (494)         (1,022)       (3,638)        (8,879)      (15,660)
 Interest income (expense), net ........................           (2)           20            98             50            81
                                                             ---------     --------      --------      ---------     ---------
Net loss ...............................................     $ (496)       $ (1,002)     $ (3,540)     $  (8,829)    $ (15,579)
                                                             ========      ========      ========      =========     =========
Accretion and dividends on Series A and B
 convertible preferred stock ...........................     $   --        $   (188)     $ (1,160)     $  (1,254)    $  (4,156)
Net loss available for common stockholders .............       (496)         (1,190)       (4,700)       (10,083)      (19,735)
Net loss per common share -- basic and diluted .........     $(0.02)       $  (0.05)     $  (0.20)     $   (0.44)    $   (0.85)
Weighted average number of shares ......................     22,510          22,558        23,153         23,153        23,153

     Value America's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside Value America's control. See "Risk Factors -- Our Quarterly Revenues are Unpredictable and May Fluctuate Significantly." As a strategic response to changes in the competitive environment, Value America may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on Value America's quarterly results of operations and financial condition. In future quarters Value America's operating results may not meet or exceed the expectations of securities analysts and investors. In such event, the trading price of the common stock may be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Value America has financed its operations primarily from capital contributions from stockholders and from amounts paid by vendors for product presentations. During the year ended December 31, 1997, Value America received proceeds of $10.2 million from the sale of Series A convertible preferred stock, common stock and warrants. During the nine months ended September 30, 1998, Value America received proceeds of $18.8 million from the sale of Series B convertible preferred stock. Subsequent to September 30, 1998, Value America issued (a) $34.0 million of notes payable and related warrants to purchase 4,133,000 shares of common stock, (b) 645,200 shares of common stock and related warrants to purchase 118,320 shares of common stock and (c) 6,000,000 shares of convertible preferred stock and related warrants to purchase 2,311,567 shares of common stock. Value America received proceeds of $100.5 million from these offerings. See notes 5 and 13 of notes to financial statements.

     Net cash used in operating activities was $166,000 for the period ended December 31, 1996, $338,000 for the year ended December 31, 1997 and $18.0 million for the nine months ended September 30, 1998. Net cash used in operating activities in the nine months ended September 30, 1998 was due primarily to (a) the net loss of $27.9 million, (b) a $2.6 million increase in accounts receivable and a $1.1 million increase in inventory, both associated with the growth in revenues, and (c) increased cash required to fund operating activities. The increases in accounts receivable and inventory were partially offset by an increase in accounts payable of $10.7 million. Value America has financed its operating activities primarily through the aforementioned capital contributions by stockholders. Capital expenditures, primarily for computers and peripheral equipment and office furniture and fixtures, totaled $58,000 for the fiscal period ended December 31, 1996, $165,000 for the fiscal year ended December 31, 1997 and $1.8 million for the nine months ended September 30, 1998. The purchases were required to support Value America's expansion and increased infrastructure.

     Value America has a $5.0 million line of credit from Wachovia Bank, N.A. that is backed by cash deposits. The line of credit provides for cash advances evidenced by short-term notes and secured by cash deposits. This line bears interest on advanced funds at LIBOR plus 1.75% (7.59% at September 30, 1998) and expires on May 31, 1999.

     Value America has obtained stand-by letters of credit totaling $3,750,000 in favor of three vendors. Each letter of credit is secured by a certificate of deposit. These standby letters of credit expire through August 1999 and are callable if Value America defaults in the payments of trade payables to the secured vendors.

     Additionally, Value America has a two year agreement with a credit card processor in which the credit card processor, to cover potential charge backs, has a first priority lien and security interest in a $1,500,000 cash deposit account. The agreement, which expires in April 2000, may be terminated by either party and the credit card processor can require Value America to maintain the cash deposit account for up to 10 months following termination.

     Value America incurred capital expenditures of approximately $1.8 million during the first nine months of 1998. These expenditures are primarily for computer equipment and furniture and fixtures associated with Value America's continued new employee growth, move to new facilities and continued systems development. Additionally, at September 30, 1998, Value America has commitments to purchase $2.3 million of inventory for future product offerings. Value America plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing and advertising efforts, increase its technical and systems development efforts, improve and maintain its controls, systems and procedures, and support its growing infrastructure. As a result, Value America may experience substantial quarterly net losses for the foreseeable future. Thus, Value America may be required to use the proceeds of this offering to finance capital expenditures, increased accounts receivable and inventory from product sales, marketing and advertising expenses, and growth in operating expenses.

     Value America believes that its existing capital resources and the net proceeds of this offering will be sufficient to fund its operations for at least 12 months from the date of this prospectus. Thereafter, if cash generated from operations is insufficient to satisfy Value America's liquidity requirements, Value America may seek to sell additional equity or convertible debt securities or obtain a larger credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to Value America's stockholders. There can be no assurance that financing will be available to Value America in amounts sufficient to fund Value America's operations or on terms acceptable to Value America. See "Risk Factors -- We May Need Additional Financing" and "Certain Transactions."


YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are programmed to assume that the century portion of a date was "19" to conserve the use of storage and memory. This assumption resulted in the use of two digits (rather than four) to define an applicable year. Accordingly, computer systems that rely on two digits to define an applicable year may recognize a date using "00" as the year 1900, rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process or transmit data or engage in normal business activities. Value America's ability to operate is dependent upon the delivery of accurate, electronic information via the Internet. To the extent that Year 2000 issues result in the long-term inoperability of the Internet or Value America's online store, Value America's results of operation and financial condition may be materially and adversely affected.

     Value America has completed its assessment of its Year 2000 readiness. This assessment included a review of Value America's internal information technology systems, non-information technology systems and the systems of third parties upon which Value America may rely. Although Value America has developed its proprietary computer systems to specifically address Year 2000 issues, there can be no assurance that Value America's systems, as a whole, are Year 2000 compliant. Value America utilizes third-party equipment and software that may or may not be Year 2000 compliant. Consequently, Value America's ability to address Year 2000 issues is, to a large extent, dependent upon the remediation activities of third parties. Value America has requested statements of Year 2000 compliance from third party technology providers associated with Value America's core information systems infrastructure.

     Value America is in the process of initiating formal communications with all of the manufacturers and distributors presented in Value America's online store to determine the extent to which Value America is vulnerable to those third parties' failures to remediate their own Year 2000 issues. In some cases, corporate systems or EDI mappings have been designed to avoid Year 2000 problems. For other suppliers with which Value America communicates order, invoice, and inventory information via EDI, Value America is switching to a Year 2000 compliant standard format. Beginning in January 1999, Value America is encouraging its suppliers to migrate to the Year 2000 compliant EDI format. Value America believes that its current vendors either are in compliance with Year 2000 requirements, or efforts will be undertaken to ensure their Year 2000 compliance by June 30, 1999.

     In addition, Value America is evaluating Year 2000 compliance by credit card processors and other financial intermediaries through which transactions are processed when Value America's customers purchase goods from Value America's store. Due to the complexity of these transaction processing systems and the fact that Value America has no direct control over them, Value America is in the process of securing a secondary source for financial transaction processing as a backup measure. Value America has a contingency plan for switching to a new processor in the event its current credit card processor is not able to be Year 2000 compliant by the middle of fiscal 1999.

     To date, the incremental costs of Value America's Year 2000 remediation program have been approximately $25,000. Value America estimates that the additional incremental costs related to its Year 2000 remediation program will not exceed $250,000 and, in any event, believes that such costs will not have a material adverse effect upon Value America's results of operation or financial condition.

                                   BUSINESS

OVERVIEW

     Value America is an Internet retailer offering a wide selection of technology, office and consumer products through its online store at WWW.VALUEAMERICA.COM and WWW.VA.COM. Value America sells brand name goods from manufacturers in many industries, including goods from Hewlett-Packard, IBM, Olympus, Panasonic and Weber. Customers can take advantage of Value America's online store format by shopping at their convenience and purchasing brand name products at value prices. The Value America online store features information-rich, multi-media product presentations that help consumers make informed buying decisions. Manufacturers can benefit from these presentations because the features and benefits of their products are communicated directly to consumers. The store provides manufacturers with ready access to the large and growing base of online consumers. Value America promotes its online store in newspapers, magazines, direct mailings, and television and radio commercials, as well as through Internet portals. Value America earns revenues principally from the sale of products. Value America also receives revenue from manufacturers for the creation of product presentations for its online store.


INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

     The audience of potential customers in the United States on the World Wide Web now exceeds 60 million people and is growing at a rate of close to 10 million users per quarter, according to data cited in a 1998 report by the U.S. Department of Commerce. Shopping has become one of the most popular activities on the Internet, and the number of people who shop and buy products on the Internet is growing rapidly. Industry reports indicate that more than 10 million households in the United States and Canada have purchased at least one product or service over the Internet. The number of households world-wide that shop online was expected to double in 1998. One industry research firm estimates that the total value of goods and services purchased by businesses and consumers on the Internet by individuals, businesses and governmental agencies ranged between $55 billion and $80 billion in 1998 and projects that the market may grow to between $1 trillion and $2 trillion by 2002.

     The rapid growth in electronic commerce is not limited to consumer usage of the Internet. Prior to the advent of the Internet, large retailers and manufacturers began to establish a system of communicating business documents in a standard electronic form, known as electronic data interchange, or EDI. These business-to-business EDI systems enable purchase orders, invoices and shipping instructions to be transmitted electronically among manufacturers, distributors and retailers, and thereby can diminish costs and improve service opportunities.


     THE TRADITIONAL RETAIL MARKETPLACE

     In the traditional marketplace, retailers utilize stores and catalogs to sell goods to customers. Retailers typically maintain an inventory of products offered for sale and assume the costs and risks associated with that inventory. These costs include expenses relating to personnel, distribution, warehousing, financing inventory and leasing or buying real property to display merchandise. Risks of carrying inventory include damage, theft, loss, obsolescence and mismatches between supply and demand. Traditional retailers must attempt to factor these costs and risks into their selling prices.

     In recent years, a number of companies have introduced new business models that have significantly altered the competitive environment in the retailing industry. Many of these business models rely on variations of two basic retailing concepts: the "superstore" concept and the "volume discount" concept. In general, superstore retailers such as Circuit City and Staples seek to attract customers by emphasizing a broad selection of merchandise in a single industry. Volume discount retailers such as Sam's Wholesale Club and Price/Costco generally seek to attract customers by de-emphasizing traditional retail concepts such as personalized customer service, product presentation, consistency of product offerings and breadth of merchandise in order to offer a smaller number of products at substantial discounts from manufacturers' suggested retail prices. Superstores and volume discounters have succeeded in drawing customers away from more traditional retail stores. In order to remain competitive, many traditional retailers have responded by lowering prices and seeking to lower costs. These cost reductions result, in part, from offering lower quality merchandise and hiring fewer and less experienced customer service and sales employees.

     As a result of the significant number of retailers who compete for customers primarily on the basis of price, Value America believes that retail customers do not receive sufficient information to make informed purchasing decisions and may frequently purchase products that fail to meet their expectations.


THE ONLINE RETAIL OPPORTUNITY

     The Internet provides retailers with the opportunity to offer a broad and evolving selection of merchandise from a wide array of product categories. Through the use of the Internet, retailers can effectively change product offerings and customers can have access to shop 24-hours-a-day, 365-days-a-year. An online store, unlike a traditional retail store, is not limited by the constraints and expenses of store construction, real estate selection, shelf space, in-store staffing or the customer inconvenience associated with travel to and from a store location. Internet retailers have the ability to react quickly to update product descriptions, pricing and mix without incurring substantial costs.

     The Internet is a highly interactive medium through which online retailers can track shopper responses and preferences, thereby enabling retailers to customize their online stores, target specific customer groups and individuals, and tailor cross-selling efforts. Online retailers also benefit from the traditional marketing and advertising strategies employed by product manufacturers, which typically invest substantial amounts to advertise the benefits and features of their branded products. Product manufacturers also typically utilize television, radio and print advertising to build strong brand recognition. In turn, consumers seek out their preferred brands and products in each of the channels in which they are available for sale, including the Internet. Online retailers can use EDI to facilitate the entire ordering, shipping, invoicing and documentation process, thereby reducing costs throughout the supply chain and increasing their ability to service their customers more efficiently.

     Value America believes that its electronic commerce strategy can enable it to provide a comprehensive solution to the difficulties associated with the traditional retail market. Value America has identified three market segments that are particularly attractive for electronic commerce: technology products, office products and consumer products. Each of these segments has begun to generate online revenues for segment-specific retailers such as Dell Computer, Office Depot and Amazon.com.

   o TECHNOLOGY PRODUCTS include computers, computer peripherals, communications products and software. These products are sold to small, medium and large businesses, educational institutions, governmental agencies and individual consumers. Technology products are typically distributed through a relatively complex distribution channel whereby certain value-added resellers, system integrators, distributors and direct marketers sell to end-users.

   o OFFICE PRODUCTS include office equipment, supplies and furniture. This segment includes a broad assortment of products ranging from facsimile machines to pencils to desk chairs. Office products have traditionally been sold through catalog-based distributors and brick-and-mortar retailers.

   o CONSUMER PRODUCTS encompass a wide range of hard and soft goods targeted for use by individuals, including electronics, housewares, home improvement, jewelry, books, music, home furnishings, sporting goods, toys, household products, pet supplies, and health and beauty aids. These sales principally occur in traditional brick-and-mortar stores and through catalog shopping.


THE VALUE AMERICA SOLUTION

     Value America offers a wide selection of technology, office and consumer products for sale on its online store. Individual and business customers visit Value America's online store as a result of its traditional advertising, direct response marketing, online promotions and affinity marketing programs, as well as through Internet browsing. The store provides the customer with entertaining and informative multi-media product presentations. Customers purchase products online by selecting the items they wish to buy and providing payment and shipping information. Value America also offers a toll-free telephone number that customers can call to complete a purchase transaction or obtain additional customer service. Once a product has been purchased, Value America transmits ordering and shipping information to the manufacturer or distributor, which ships the product directly to the customer.

     The Value America business model is designed to utilize the benefits of the Internet and electronic commerce to provide superior value to both consumers and manufacturers. Value America provides customers with value by offering them convenient access to quality brand name products, responsive service and pertinent product information. The Value America online store also addresses the desire of manufacturers and distributors to have efficient distribution, direct exposure to individual consumers and businesses, and the ability to sell products based upon their merits.

     Value America believes that its online store offers customers a number of benefits that differentiate it from traditional retailers and distributors:

   o QUALITY AND SELECTION FROM RECOGNIZED BRANDS. As an online store, Value America has virtually unlimited shelf space. This allows it to offer a broad variety of products, from a large number of leading manufacturers in many industries. Value America believes that customers shopping on the Internet, a relatively new commercial medium, will be more comfortable purchasing products from recognized brands.

   o VALUE PRICING. Value America's virtual storefront and direct distribution process are designed to enable Value America to offer brand name products at lower prices.

   o INFORMATION-RICH MARKETING. In order to educate customers and enable them to make informed purchase decisions, Value America's online store provides valuable interactive multi-media presentations that reveal the features, benefits and applications of the products sold by Value America.

   o CUSTOMER CONVENIENCE. Value America believes that customers benefit when they can buy a wide variety of products to meet home and business needs in one convenient place. Value America's online store is open 24-hours-a-day, 365-days-a-year and is available to both individual and business customers through any computer with Internet access. Value America's graphic user interface and database design enable each customer to organize the store in a manner specifically designed to meet his or her shopping style. Customers can shop by category, product, brand or price.

   o PERSONALIZED SERVICE. Value America's store emphasizes customer satisfaction by offering personalized services, including Web access to receipts, shipping and warranty information. The store greets members by name, thanks them for the last products they purchased and asks them to share their opinions about products they have purchased. Value America provides telephone customer service, as well as recommendations for additional purchases and reminders of important dates such as anniversaries and birthdays via electronic mail. The store retains and utilizes shipping addresses and billing data to make check outs more efficient.


     Value America believes that its electronic commerce model offers four key benefits to manufacturers:

   o BROADER REACH. Value America's online presence provides manufacturers with access to an increasingly large base of customers beyond the reach of any individual brick-and-mortar retailer or catalog operator.

   o CLOSER CUSTOMER CONTACT. Value America creates a direct link between factories and consumers. Value America collects, retains and shares aggregate customer demographic information with product manufacturers. This enables manufacturers to improve their marketing strategies. Value America solicits each manufacturer's suggestions regarding the development of multi-media product presentations in order to properly present product information to customers.

   o EMPHASIS ON PRODUCT MERITS. The multi-media product presentations in Value America's online store provide manufacturers with the opportunity to inform potential customers as to the benefits and features associated with their products. Consequently, manufacturers are able to sell products on their merits, rather than on price alone.

   o EFFICIENT DISTRIBUTION. Value America's technology platform is capable of transmitting customer orders electronically to product manufacturers, distribution centers and freight companies, thereby facilitating efficient delivery of purchased goods directly from the manufacturer or distributor to the customer.

STRATEGY

     Value America's objective is to be the leading online retailer of technology, office and consumer products. To achieve this objective, Value America is implementing the following strategies:

     INITIALLY EMPHASIZE SALE OF BUSINESS TECHNOLOGY AND OFFICE PRODUCTS. Value America has focused its initial strategy on business technology and office products. Value America believes that the most rapid acceptance of electronic commerce has been in the business-to-business market segment, which serves customers who are rapidly integrating the use of the Internet into their day-to-day business operations. Value America has formed relationships with manufacturers of more than 200 business technology and office products brands, including:

     o technology manufacturers such as Compaq, Hewlett-Packard, IBM, NEC and Toshiba;

     o computer peripheral manufacturers such as 3Com US Robotics, Brother, Canon, Epson and Lexmark; and

     o office products suppliers such as Avery, Fellows, Quartet and Targus.

     MOVE RAPIDLY INTO THE BUSINESS-TO-CONSUMER MARKET. Value America intends to offer consumers a wide selection of products from a variety of categories. Value America believes that both individual consumer use of the Internet and electronic commerce as a means to purchase consumer products will increase. In order to accommodate increasing demand, Value America has integrated more than 600 consumer product brands into its online store. The categories for these targeted consumer products include: consumer technology and electronics, sporting goods, home furnishings and home improvement, housewares, jewelry, personal care and health care products, household products, specialty foods and gift items. Value America has, for example, entered into a relationship with Procter & Gamble which provides more than 50 brands of household and personal care products for the Value America online store.

     EXPAND BRAND OFFERINGS. Currently, Value America offers products from more than 800 total brands on its online store. Value America intends to continue to expand the number of recognized brand name manufacturers and products within the store. Value America believes that relationships with brand name manufacturers are essential to its ability to continue to build its reputation as an online destination store. Furthermore, Value America believes that the high-quality reputation of leading brands is essential to building consumer confidence in online shopping. Value America intends to increase the number of new brands offered in its online store by expanding existing product categories and developing new categories.

     ENHANCE THE CUSTOMER EXPERIENCE. Value America utilizes multi-media product presentations to inform its customers of product features, benefits and applications prior to a sale. Manufacturers pay Value America to create presentations that combine sound, video, copy and visual elements to demonstrate product merits in an informative and entertaining online environment. Value America recognized approximately $850,000 in product presentation revenues for the nine months ended September 30, 1998 and had approximately $2.4 million in deferred product presentation revenues as of September 30, 1998. Value America currently estimates that it will recognize such deferred revenues over the next 12 to 30 months. Value America intends to utilize the features of its proprietary presentation authoring tool to upgrade the content of existing picture and audio listings to more comprehensive video-enhanced presentations. Value America plans to continue to implement additional technological upgrades to increase the number of customers that can shop in the store simultaneously, improve audio and video streaming techniques, integrate customer service capabilities with converging telephony technologies and expand EDI relationships with manufacturers and suppliers.

     DEVELOP AND EXPAND DIRECT RESPONSE ADVERTISING AND PARTNERSHIPS. Value America intends to continue to develop and expand upon its direct response advertising and partnership strategies. From January 1998 through September 1998, Value America spent approximately $18.4 million on advertising and promotional expenses. Value America also may partner with certain manufacturers to conduct exclusive direct response campaigns. Value America intends to increase its sales, advertising and marketing expenses significantly following the completion of this offering.

THE VALUE AMERICA STORE

     Customers enter Value America's online store at WWW.VALUEAMERICA.COM or WWW.VA.COM. Customers can register for membership or shop as a guest. They may conduct targeted product or brand searches, browse through the store's product offerings, buy products, obtain personalized shopping services, view multi-media product presentations, check order status, obtain a receipt for a previous purchase and check warranty status. Value America's online store offers customers the following key features:

     MULTIPLE METHODS OF SHOPPING. The customer interface enables customers to organize the online store to suit their own shopping preferences. The store permits shopping by category, brand or specific product type. The Value America store also allows customers to shop solely for new products or for special promotional offerings. Customers may also use an internal search engine to search for products by keywords. When customers shop by brand, the store displays the distinctive logos associated with each brand name product available in a particular category.

     INFORMATIVE PRODUCT PRESENTATIONS. Each of the products Value America offers is accompanied by at least one of four different types of product presentations which it has created and produced under contract with the product's manufacturer. The four types of presentations are:

   o a standard picture listing, which presents a digital and compressed color picture of the product, lists the product's most important specifications and provides specific product purchasing information;

   o a basic presentation, which adds to the picture listing by providing several pages of copy and visual images to describe features and benefits;


   o a multi-media presentation, which provides a further in-depth look at the product through a combination of photographs, illustrations, special effects and audio streaming; and

   o a video presentation, which provides customers with a full motion video demonstration of the product, including a detailed audio description of its features and benefits and a textual description of the history and applications of the product.

     PERSONALIZED SHOPPING SERVICES. Customers may become members of Value America and obtain access to the benefits of Value America's personalized shopping services. This membership entitles customers to additional discounts, typically 5%, from the prices that are available to all shoppers, as well as many other member benefits. The Value America store offers the use of an animated "personal shopper" who greets members by name and who can serve as a guide through the store's features and functions. A member's personal shopper can be used as a convenient method to access receipts, product warranties and information relating to past Value America purchases. Membership in Value America has been free to date. Value America is currently contemplating charging a small membership fee, such as $5.00 per quarter, for individual memberships.

     CONVENIENT WAYS TO ORDER. Customers may order products either through Value America's Internet site or via a toll-free telephone number and may pay for purchases by credit or debit card or by check. Business customers who have established trade credit with Value America may also use a purchase order. Regardless of the purchasing method selected by the customer, substantially all purchases are routed through the technological platform that supports Value America's online store so as to allow every customer access to his or her order status and warranty information via the Internet.

     WIDE SELECTION OF LEADING BRANDED PRODUCTS. The Value America store emphasizes brand name products from leading manufacturers across a broad array of product categories. Value America organizes its products into the following categories: baby care, computers, computer peripherals, computer software, fun stuff, gifts, health and beauty, home electronics, home furnishings, home improvement, housewares, jewelry, major appliances, office products, pet supplies, pharmaceuticals, specialty foods, and sports and fitness.

     The following is a partial listing of the brand names and representative products that Value America presents and sells, or intends to present and sell, in its online store. Value America has selected these brand names based upon its assessment of their brand awareness among Value America's targeted customer base. Value America has not selected these brands on the basis of actual or projected unit or dollar sales, and no inference should be drawn as to whether Value America has received or will receive significant revenues from sales of any particular brand of products listed below. Value America's product vendors have no obligation to make any of these brand name products available for sale to Value America's customers and may terminate their relationships with Value America at any time and without penalty.




BRANDS                     PRODUCTS
    APPAREL
    Adidas                 Sportswear
    Cutter & Buck          Sportswear
    Georgio Brutini        Men's Dress Shoes
    Global Sports          Women's Footwear
    Herman Survivor        Footwear
    Puma                   Sportswear
    Tretorn                Athletic Footwear
    Yukon                  Casual Shoes

    COMPUTER ACCESSORIES
    3COM                   Communications
    3M                     Ergonomic & Glare
    Acer                   Scanners, Monitors
    APC                    Power Supply
    Altec Lansing          Speakers
    Boca Research          Networking
    Brother                Printers, Copiers
    Canon                  Printers, Copiers, Fax
    Casio                  Digital Imaging
    Creative               Graphic & Sound
    Cross                  Electronic Pad
    CTX                    Monitors
    Curtis                 Computer Accessories
    Curtis Mathes          Convergence
    Diamond                Video & Sound Cards
    Epson                  Printers, Scanners, Fax
    Fellowes               Ergonomic Cables & Input
    Fuji                   Imaging
    Hewlett Packard        Printers, Drives, Imaging
    Hitachi                Monitors
    IBM                    Monitors, Modems
    Imation                Data Storage & Media
    Iomega                 Data Storage Drives
    Kensington             Computer Accessories
    Kingston               Data
    Kodak                  Writeable CDs
    Lexmark                Printers & Supplies
    Microtek               Scanners
    Microsoft              Input Devices
    NEC                    Monitors, Printers
    Nokia                  Monitors
    Okidata                Printers & Supplies
    Panamax                Surge Protection
    Perfect Data           Cleaning
    Philips/Magnavox       Monitors
    Polaroid               Anti-Glare Screens
    PNY                    Memory
    Read Right             Computer Care Products
    Samsung                Monitors
    Smart Modular          Modems
    Sony                   Data Storage Media
    Southland Micro        Memory
    Targus                 Computer Notebook Bags
    Tripplite              Surge Protection
    US Robotics            Modems


BRANDS                     PRODUCTS
    UUNet                  Internet Connection
    UMAX                   Scanners
    Verbatim               Data Storage Media
    Viewsonic              Monitors
    Visioneer              Scanners

    COMPUTER SYSTEMS
    Compaq
    DeskPro                Business Computers
    Presario               Consumer Computers
    ProSignia              Business Servers
    Armada                 Notebook Computers
    Proliant               Business Servers
    Hewlett Packard
    Brio                   Small Business Computers
    Pavilion               Home Computers
    Vectra                 Business Computers
    Hitachi                Notebook Computers
    IBM
    GL Series              Business Computers
    ThinkPad               Notebook Computers
    Netfinity              Business Servers
    InteliStation          Business Computers
    Aptiva                 Home Computers
    Mitsubishi             Notebook Computers
    NEC                    Desktop & Notebook PCs
    Packard Bell           Desktop & Notebook PCs
    Palm Pilot             Palm Top Computer
    Panasonic              Notebook Computers
    Toshiba
    SatellitePro           Notebook Computers
    Tecra                  Notebook Computers
    Portege                Notebook Computers
    Libretto               Palm Top Computers

    ELECTRONICS & CAMERA
    Bazooka                Speaker Systems
    Canon                  35mm Cameras
    C-Phone                Video Conferencing
    Casio                  Personal TVs
    Curtis Mathis          Audio Device Convergence
    Duracell               Batteries
    Epson                  Digital Cameras
    Fisher                 Shelf Audio Systems
    FujiFilm               Digital & Film Cameras
    GE                     Telephones
    Hewlett Packard        Digital Cameras
    Hometech               Speakers
    Hughes Electronics     Satellite Systems
    Kodak ds               Digital Cameras
    Lucent                 Telephone Systems
    Magnavox               TV, VCR, Audio
    Olympus                Digital & Film Cameras
    Panasonic              Audio, TVs, VCRs,
                           Camcorders & DVDs
    Philips                Video, Audio
    Phonemate              Telephones & Answering

BRANDS                     PRODUCTS
  Photo Smart              Printing System
  Polaroid                 Instant, Digital Cameras
  RCA                      TV & Camcorders
  Sanyo                    Telephones
    Sonance                Wall Speakers
    Sony Playstation       Video Game Systems
    TDK                    Audio & Video Tape
    Technics               Audio Systems
    Toshiba                TV, VCR, DVD & Phones
    Zenith                 TV, VCR & DVD

    FUN STUFF & TOYS
    American Camper        Children's Camping Gear
    Baby Jogger            Running Stroller
    Barbie                 Entertainment Software
    Beanie Babies          Collectable Toys
    Disney                 Software
    DreamWorks             Entertainment Software
    Flexible Flyer         Sleds
    Fundex Games           Family Games
    Galoob Toys            Toys
    Hasbro                 Software
    Huffy                  Bicycles
    Hedstrom               Swing Sets
    Kiddesigns             Toys
    Mattel Media           Entertainment Software
    Mega Bloks             Toys
    Microsoft              Software
    Ram Golf               Children's Golf
    Ritvik Toys            Toys
    Roadmaster             Bicycles
    Sierra                 Software
    Team Concepts          Children's Computers
    World Sports           In-Line Skates
    Zebco                  Children's Fishing Gear

    HEALTH & BEAUTY
    Alka Seltzer           Stomach Remedy
    Allergan               Eye Care
    Always                 Feminine Hygiene
    Abbott Labratories     Home Medical Equipment
    Aspercreme             Medicated Rubs
    Aveeno                 Skin Care Products
    Band-Aid               First Aid & Bandages
    Benadryl               Allergy Medication
    Bayer                  Pain Relief
    Braun                  Small Appliances
    Chloraseptic           Respiratory
    Clearasil              Skin Care
    Coast                  Personal Cleansing
    Cortaid                Itch & Rash Treatment
    Cover Girl             Cosmetics
    Crest Tooth Paste      Dentifrice
    Dramamine              Motion Sickness
    Doxidan                Laxitive
    Dreft                  Powder
    Edge                   Shaving
    Efferdent              Denture Care
    Emetrol                Nausea
    First Aid              Gauze
    Fixodent               Dentures
    Foster Grant           Eye Wear
    Galaxy                 Wheelchairs


BRANDS                     PRODUCTS
    Ginkoba                Supplement
    Ginsana                Supplement
    Giorgio                Fragrances
    Head & Shoulders       Hair Care
    Herbal Essences        Hair Care
    Intelligent            Vitamins
  Nutrition
    Ivory                  Personal Cleansing
    Johnson & Johnson      Health Care Products
    Imodium                Anti-Diarrheal
    Kaopectate             Anti-diarrehal
    Lactaid                Dairy Digestant
    Listerine              Oral Care
    L'Oreal                Skin Care
    Lubriderm              Lotion
    Luvs                   Diapers, Wipes
    Max Factor             Cosmetics
    Metamucil              Laxative
    Micatin                Antifungal
    Monistat 7             Health Care
    Motrin                 Pain Relief
    Movana                 Dietary
    Murine                 Eye Care
    Mylanta                Antacid
    Neosporin              First Aid Creams
    Neutrogena             Skin & Hair Care
    Nicoderm CQ            Stop Smoking
    Nicorette              Stop Smoking
    Norelco                Shavers
    Noxzema                Skin Care
    No More Tangles        Kids Hair Care Products
    Oil of Olay            Skin Care
    Old Spice              Anti-Perspirant/Deodorant
    Oral B                 Plaque Removal
    Pampers                Diapers, Wipes
    Pantene                Hair Care
    PediaCare              Baby Care
    Pepcid AC              Antacid
    Pepto-Bismol           Stomach Remedy
    Pert Plus              Hair Care
    Pharmacia &            Personal Care Products
  Upjohn
    Polo                   Fragrances
    Polysporine            First Aid
    Procter & Gamble       Health & Beauty Care
    Progaine               Shampoo
    Rogaine                Hair Loss
    Puffs                  Facial Tissue
    Robotussin             Cough Remedies
    Rolaids                Stomach Care
    Safeguard              Personal Cleansing
    Scope                  Mouthwash
    Secret                 Anti-Perspirant
    Selsun Blue            Hair Care
    Silk-Epil              Hair Removal
    Sinex                  Nasal
    Slimfast               Diet Products
    Sportscreme            Skin Care
    Stayfree               Feminine Products
    Sure                   Anti-Perspirant
    Tampax                 Feminine Hygiene
    Thermoscan             Temperature Devices

BRANDS                      PRODUCTS
  Tylenol                   Pain Relief
  Unicap                    Vitamins
  Unipath                   Pregnancy Testing
  Variel Corp.              Portable Stem Baths
  Vicks Formula             Respiratory
    44
  Vicks Vapo Rub            Respiratory
  Vidal Sassoon             Hair Care
  Vitasana                  Vitamins
  WhiteHall-Robins          Healthcare Products
  Wings                     Fragrances
  Zantac                    Health Care
  Zest                      Personal Cleansing
  HOUSEHOLD PRODUCTS
  Bold                      Laundry
  Bounce                    Fabric Conditioner
  Bounty                    Paper Towels
  Boyds Ultra               Car Care
    Violet
  Cascade                   Dish Care
  Charmin                   Bath Tissue
  Cheer                     Laundry
  Comet                     Cleanser
  Dawn                      Dish Care
  Downy                     Conditioner
  Dreft                     Laundry
  Duracell                  Batteries
  Era                       Laundry
  Fabreez                   Conditioner
  Gain                      Laundry
  Ivory                     Dish Care
  Joy                       Dish Care
  Lights of                 Electronic Lamps
    America
  Mr. Clean                 Cleaners
  Off                       Insect Control
  Philips                   Lamps
  Proctor &                 Household Products
    Gamble
    Raid                    Insect Control
    Rayovac                 Batterys
    Simple Green            Household Cleaning
    Spic & Span             Cleaners
    Stack-On                Storage Products
    Tide                    Laundry
    Westinghouse            Specialty Bulbs
    Windex                  Cleaning Products
    Woolite                 Fabric Care

    HOME FURNISHINGS
    American Heritage       Ceiling Fans
    Angelo                  Lighting
    Beaulieu                Floorcovering
    Bush                    Furniture
    Congoleum               Floorcovering -- Vinyl
    Cosco                   Children's Furniture
    Delta Enterprises       Cribs & Accessories
    Dorel                   Futons & Beds
    Fashion Bed             Bedroom Furniture
    Galaxy                  Adjustable Beds
    Global                  Chairs & Desks
    Heirloom                Clocks


BRANDS                      PRODUCTS
    Holmes                  Lighting
    Milliken                Floorcoverings
    Iner Metro              Shelving
    King Koil               Mattresses
    N.D. Cass               Juvenile
    Oriental Weavers        Floorcoverings
    Pelonis                 Ceiling Fans
    Replogle                Decorative Accessories
    Rose Hill               Furniture
    Seiko                   Clocks
    Sunbeam                 Clocks
    Sunroca                 Casual Furniture
    Vantage Point           Entertainment

    HOME IMPROVEMENT
    3M                      Air Purifiers
    Alsons                  Hand Held Showers
    Amana                   Major Appliances
    American Shower         Bath Enclosures
    Ames                    Lawn & Garden
    Amerock                 Hardware
    American Heritage       Ceiling Fans
    Angelo                  Lighting
    Aroma Spa               Aroma Therapy
    Black and Decker        Power Tools
    Bosch                   Power Tools
    Cambell Hausfeld        Generators, Power Tools
    Chamberlain             Garage Openers
    Clairson                Organizers
    Closetmaid              Storage
    Cooper                  Hand Tools
    Cosco                   Step Stools, Juvenile
    Culligan                Water Purification
    Crawford                Ladders
    Delonghi                Portable Heaters
    Delta Faucets           Faucets & Showers
    Delta                   Power Tools
    Design House            Decorative Products
    Dewalt                  Power Tools
    Enviroworks             Lawn & Garden
    Flexon                  Garden Hoses
    Flowtron                Lawn & Garden
    Frost King              Home Products
    Garrity                 Flashlights
    General Electric        Major Appliances
    Growmaster              Tools
    Holmes                  Heaters
    Keller                  Ladders
    Kidde                   Home Safety
    Kindred                 Sinks
    Kwikset                 Security Locks
    Liteway                 Lighting
    Lighting America        Electronic Lighting
    Lights of America       Electronic Lighting
    L.R. Nelson             Lawn & Garden
    Norelco                 Heaters, Air Purifiers
    Peerless                Faucets, Shower
    Pelonis                 Heaters
    Pennington Seed         Lawn & Garden
    Pentair                 Power Tools
    Plano Molding           Tool Boxes
    Porter Cable            Power Tools

BRANDS                   PRODUCTS
  Reeleasy               Hose Products
    Satco                Lighting
    Shop-Vac             Wet-Dry Vacs
    Skil                 Power Tools
    Stack-On             Tool Cabinets
    Stanley/Whistler     Door Openers
    Steelqueen           Sinks
    Step 2               Mail Boxes
    Sunroca              Outdoor Furniture
    Thermwell            Weatherstripping
    Walter Kidde         Smoke Detectors
    Wells Lamont         Work Gloves
    Weber Stephens       Barbecue Grills
    Weiser Lock          Door Locks

    HOUSEWARES
    3M                   Housewares
    Amana                Major Appliances
    Bissell              Floor Care
    Braun                Small Appliances
    Briel                Espresso
    Chantal              Cookware
    Chicago Cutlery      Knives
    Culligan             Water Purification
    Delonghi             Small Appliance
    Farberware           Cookware
    General Electric     Major Appliances
    General              Housewares
  Housewares
    Hoover               Floor Care
    Igloo                Coolers
    KitchenAid           Small Appliances
    Krups                Kitchen Appliances
    Meyers               Cookware
    Mirro                Cookware
    Norelco              Kitchen Appliances
    Panasonic            Appliances
    Pfaltzgraff          Dinnerware
    Philips              Lignting, Appliances
    Profile              Microwave Ovens
    Pur                  Water Purifiers
    Radar Range          Microwave Ovens
    Safety 1st           Juvenile Products
    Sanyo                Appliances
    Seiko                Clocks
    Sentry               Fire Proof Safes
    Sharp                Kitchen Appliances
    Shop-Vac             Wet-Dry Vacs
    Singer               Sewing Machines
    SmartWater           Water Purification
    Springfield          Thermometers and Clocks
    Sunbeam              Timers and Clocks
    Wearever             Cookware
    Weber-Stephens       Barbecue Accessories
    West Bend            Kitchen Appliances

    JEWELRY & GIFTS
    Alarama              Diamond Jewelry
    Amikam               Diamond Jewelry
    Armitron             Watches
    Athra                Silver Jewelry
    Boma                 Silver & Gemstone


BRANDS                   PRODUCTS
    Breitling            Watches
    Casio                Sport Watches
    Citra                Gold & Diamond
    Clover               Diamond Jewelry
    Clyde Duneier        Gemstone Jewelry
    Connoisseurs         Jewelry Cleaning
    Croton               Watches
    Elgin                Watches
    Gemshapes            Men's Jewelry
    I.B. Goodman         Men's Jewelry
    Jacques Laurent      Watches
    Josten's             Class Rings
    Jules Jurgenson      Fashion Watches
    Kirchner             Mother & Child
    Lorus                Watches
    Mayers               Platinum & Diamond
    Mike Engel           Anniversary Bands
    Movado               Swiss Watches
    Nobel                Watches
    Nordic Trading       Giftware
    Nybro                Fine Crystal
    OroAmerica           Gold Jewelry
    Wenger, S.A.K.       Watches & Knives
    Princess Pride       Pearl & Gemstone
    Pulsar               Watches
    SDC Diamonds         Diamond Jewelry
    Seiko                Watches
    Shube's              Turquoise Jewelry
    Swiss Army           Knives, Watches
    USA Florals          Flowers
    Weinman              Heirloom Jewelry

    LUGGAGE & CASES
    Hartmann             Luggage
    Hazel                Briefcases
    Maurice Gerard       Leather Bags
    Roma Luggage         Business Luggage
    Saccoche             Leather Cases
    Solo                 Luggage
    Stebco               Business Cases
    Targus               Computer Cases
    US Luggage           Soft Sided

    OFFICE PRODUCTS
    3M                   Presentation, Projectors &
                         Papers
    ACCO                 Fasteners
    Acme United          First Aid Kits
    American Tombo       Writing Instruments
    Ampad                Notepads
    Apollo               Presentation Products
    Artistic             Desk Accessories
    ATAPCO               Binders & Portfolios
    At-A-Glance          Dated Goods, Diaries
    Avery                Labels & Presentation
    Bates                Punches & Fasteners
    Bic                  Pens & Pencils
    BPI HON              Office Furniture
    Brother              Word Processors, Fax
                         Machines & Printers
    Bubblejet            Cartridges & Accessories
    Bush                 Desks & Workstations

BRANDS                    PRODUCTS
  Canon                   Printer Supplies
  Cardinal                Binders & Portfolios
    Casio                 Calculators
    Charles Leonard       Fasteners
    Cross                 Writing Instruments
    DayMinder             Appointment Books
    DayTimer              Dated Goods & Organizers
    Deskjet               Printer Supplies
    Duracell              Batteries
    Dymo                  Labelmakers
    Eaton                 Papers & Envelopes
    Eldon                 Desk Accessories
    Epson                 Printer Supplies
    Esselte               Office Products
    Fellowes              Accessories
    Fireking              Fireproof Storage
    Franklin Crow         Dated Goods
    GBC                   Presentation
    Geobook               Word Processors
    Gillette              Writing Instruments
    Global                Office Furniture & Seating
    Great White           Paper
    Hammermill            Office Papers
    Hewlett Packard       Paper & Printer
                          Accessories
    Hazel                 Briefcases, Portfolios
    Hi-Liter              Highlighters
    IBICO                 Binding
    International         Office Paper
    Inter-Metro           Wire Furniture
    Kensington            Office Accessories
    Laserjet              Toner, Film & Paper
    Lexmark               Printing Products
    Lucent                Telephones
    Marks-a-Lot           Markers
    Martin Yale           Mailroom Machines
    Merriam-Webster       Reference & Dictionaries
    Newell                Office Products
    Officejet             Ink Cartridges
    Okidata               Printer Supplies
    Oxford                Filing Systems
    P-Touch               Labeling Systems
    Panasonic             Telephones & Transcribers
    Parker                Writing Instruments
    Pelouze               Postal & Stamp Machines
    Pendaflex             File Folders
    Perma                 Storage Files
    Pitney Bowes          Postal Systems
    Plantronics           Telephone Headsets
    Polaroid              Business Imaging Products
    Post-It               Adhesive Note Pads
    Powershred            Shredders
    Quality Park          Business Envelopes
    Quartet               Office Supplies
    Rogers                Desk Accessories
    Rolodex               Files & Organization
    Rubbermaid            Office Furniture
    Safeco                Office Furniture
    Sanford               Writing Instruments
    Sanyo                 Telephones
    Schwab                Safes & Storage
    Scotch                Adhesives & Tape


BRANDS                    PRODUCTS
    Sentry                Safes & Storage
    Sharp                 Office Electronics
    Sharpie               Markers
    ShredMaster           Shredders
    Sirco                 Office Furniture
    Smead                 File Folders
    Southworth            Office Papers & Stationery
    Stebco                Business Cases
    Survivor              Envelopes & Mailers
    Swingline             Staplers
    Targus                Computer Cases
    Tenex                 Desk Accessories
    Texas Instruments     Calculators
    Tyvek                 Envelopes
    Victor                Calculators
    Waterman              Writing Instruments
    Wescott               Rulers, Protractors
    Wilson Jones          Binders, Shredders, Files
    Wite-Out              Correction Supplies

    PET SUPPLIES
    Flexi USA             Pet Leashes
    Francodex             Pet Grooming
    J.W. Pet              Pet Toys
    Midwest               Pet Supplies
    Perky Pet             Bird Feeders
    PrevuePet             Pet Travel Cages
    TETRA                 Aquariums & Supplies

    SOFTWARE
    3DO                   Entertainment
    Access                Entertainment
    Activision            Entertainment
    Adobe                 Graphic
    Blizzard              Entertainment
    Block                 Financial
    Bungie                Entertainment
    Claris                Productivity
    Corel                 Productivity
    Cybermedia            Productivity
    Daytimer              Oganizational
    Disney                Entertainment
    Dragon                Voice Recognition
    Dr. Soloman           Productivity
    EIDOS                 Entertainment
    Encarta               Reference
    Filemaker             Organizational
    Hasbro                Entertainment
    Interplay             Entertainment
    Mattel                Entertainment
    Maxis                 Entertainment
    Merriam Webster       Reference
    Microsoft
    Magic School Bus      Entertainment
    Office 97             Business
    Windows 98            Operating
    Windows NT            Business Operating

    SPECIALTY FOODS
    Berliner              Gourmet Food
    BOJ                   Gourmet Food
    Forrest Hall          Dessert Toppings

BRANDS                  PRODUCTS
    Folgers             Coffee
    Gourmet Gram        Specialty Foods
    Ham I Am            Specialty Meats
    Jerbeau Chocolate   Chocolate
    Kova                Caviar
    Lazzaroni           Deserts
    Millstone           Coffee
    Omaha Steaks        Specialty Meats
    Pringles            Snack Food
    Pulgini Pasta       Gourmet Foods
    See's               Premium Candies
    Tobacco Source      Cigars
    Toufayan Bakeries   Gourmet Foods

    SPORTING GOODS
    Adams Tight Lies    Golf Clubs
    Adams Sports        Football Equipment
    Adidas              Sportswear
    Air                 Football Equipment
    All-Star            Football Equipment
    American Camper     Camping Equipment
    Baby Jogger         Jogging Stroller
    Bike                Protective Gear
    Brine               Sports Gear
    Brunswick           Sporting Goods
    Burton              Golf Bags
    Bushnell            Binoculars & Range Finder
    Callaway            Golf Clubs
    Healthrider         Exercise Equipment
    Huffy               Bicycles
    Icon                Exercise Equipment
    Image               Exercise Equipment
    King Cobra          Golf Clubs
    Martin              Fishing Equipment
    MaCabee             Camping Equipment
    Maxfli              Golf Balls
    Mongoose            Bicycles
    Odyssey             Putters


BRANDS                  PRODUCTS
    Ping                Putters
    Pinnacle            Golf Balls
    Pony                Football Shoes
    Precept             Golf Balls
    Pro                 Athletic Supports
    Proform             Exercise
    Quantum             Fishing Equipment
    Ram Golf            Golf Clubs
    Rawlings            Sporting Goods
    Riddell             Football
    Roadmaster          Bicycles
    Schutt              Football Gear
    McKenzie            Golf Bags
    Mikasa              Volleyballs
    Mitre               Soccer Shoes
    Neumann             Sports Gloves
    Ping                Golf Clubs
    Pro Form            Exercise Equipment
    Puma                Sports Accessories
    Reusch              Sporting Gloves
    Spalding            Sporting Goods
    Scotty Camerron     Putters
    Tachikara           Volleyballs
    Taylor Made         Golf Clubs
    TearDrop Golf       Golf Equipment
    Titleist            Golf Clubs & Balls
    Tommy Armour        Golf Clubs
    Top-Flite           Golf Balls
    Wenger              Knives
    Wilson              Sporting Goods
    World Sports        In-Line Skates
    Zebco               Fishing Equipment
    Zebra               Putters

MARKETING AND PROMOTION

     Value America believes that its strategy of using traditional off-line media to generate online sales enables it to reach a broader audience, build its brand name, more effectively control its promotional budgets and effectively tie advertising to revenue. Following this offering, Value America expects to significantly increase its investment in both off-line and online advertising and promotion to continue to sell products and attract and retain customers. Value America employs a variety of promotional activities and utilizes various media to accomplish its marketing goals, including:

     TRADITIONAL ADVERTISING. Value America has implemented a program of print advertising in general circulation newspapers such as THE BOSTON GLOBE, LOS ANGELES TIMES, THE NEW YORK TIMES, SAN FRANCISCO CHRONICLE, THE WALL STREET JOURNAL, USA TODAY and THE WASHINGTON POST, as well as in approximately 20 other major urban daily newspapers and selected magazines. Value America values newspaper advertising for its strong demographics with respect to Internet-savvy consumers and the relatively short period of time from advertising creation to media insertion. Value America uses magazine advertising to target specific products to specific target markets. In addition, Value America advertises on national television outlets such as ABC, CNN and TBS, as well as on local television outlets. Value America's national radio advertising coverage features stations in each of the following markets:
Atlanta, Baltimore, Boston, Denver, Houston, Miami, New York, Orlando, Philadelphia, San Diego and Washington, D.C.

     DIRECT MARKETING. Value America utilizes direct response marketing to sell products, promote its online store and increase brand name reach. Value America coordinates its own direct response efforts with certain manufacturers efforts include the use of direct targeted mailings, the development and utilization of a telephone call center, and the use of advertisements in specific industry publications.

     COOPERATIVE MARKETING SUPPORT. Value America has conducted cooperative marketing activities with brands such as Amana, Brother, Canon, GBC Quartet, Hewlett-Packard, IBM, Panasonic, Toshiba and Weber. Value America intends to further develop coordinated marketing plans with certain manufacturers. By creating such affiliations, Value America can reduce its marketing expenses, increase the level of its advertising and develop customer recognition of the connection between the Value America store and the manufacturers' brand name products.

     ONLINE ADVERTISING. In addition to its off-line advertising program, Value America advertises on Internet portals and targeted content sites. Value America manages its Internet promotional campaigns in-house.

     Value America believes it receives favorable rates and strong positioning with a well-targeted presence from a wide variety of popular Internet sites. Value America promotes online with ABC News.com, Better Homes & Gardens.com, Big Yellow, Bloomberg Financial, Broadcast.com, CBS Sportsline, Classifieds 2000, Compare.net, CNN.com, Computer Shopper.com, Excite, Flycast, GeoCities, HotBot, Infoseek, Lycos, MSN AudioNet, NetAddress, Netscape, NYTimes on the Web, PCWorld, Pointcast and USAToday.com.

     In October 1998, Value America established a business relationship with Yahoo!. Pursuant to this relationship, Value America is entitled to 336.5 million impressions and six two-week front page promotional campaigns on Yahoo!'s home page. This relationship includes the anchor position in Yahoo!'s Small Business Center and exclusivity in the consumer electronics shopping category. The Yahoo! Consumer Electronics Merchant Program is exclusive to Value America. Every visitor that searches for information on more than 200 consumer electronics keywords is directed to Value America's Consumer Electronics Department. Value America also enjoys exclusivity with the Yahoo! Build-a-Computer Module. This feature enables shoppers to locate the right machine for their needs through a selection of pull-down menus that directs the user to Value America's store by specific manufacturer and computer type.

     AFFINITY AND AFFILIATE MARKETING. Value America has established custom stores for organizations such as Fannie Mae, The Bon Vivant Foundation, University of Virginia, University of Michigan, IBM Small and Medium Business, and National Small Business Union. It intends to seek to develop custom stores for additional corporations, governmental agencies, unions, universities and charities. Value America can select any sub-set of products for any custom store and then establish discounts, charity contributions and Value America Dollars for that store. Value America is also establishing a unique network of affiliates who will be rewarded for creating links to Value America's Web site. Affiliates will be compensated for purchases made by shoppers who click into the Value America online store from the affiliates' Web sites.


MEMBERSHIPS

     As of June 30, 1998, Value America had approximately 17,000 members. In the third and fourth quarters of 1998, Value America began to feature the value of membership in Value America's print advertising campaign and feature membership promotions in the online store. This increased visibility, along with a strategy to retain customers through expansion of Value America's customer support center, dramatically increased Value America's membership base, which numbered approximately 150,000 as of December 31, 1998. To date, Value America has not charged any membership fees.

     Value America members enjoy a number of important benefits. Members enjoy a price advantage of 5% on most products in the store. Members also benefit from Value America's account management feature, which enables members to have a private space that maintains a record of all of their past purchases and access to their receipts and manufacturer's warranties. This feature can be particularly helpful for small businesses because it enables them to track office supply and office technology expenditures even if they are purchased by several employees from multiple vendors. Members are awarded "Value America Dollars" with every purchase. Value America Dollars equal one percent or more of the purchase price on most products in the store. Value America Dollars can be used as currency for future purchases at the Value America online store. Value America also allows its members to select a favorite charity to which one percent of their purchases is automatically awarded. Value

America members can keep a record of the birthdays, anniversaries and other important dates, and Value America will remind members of these events in time to choose a gift.


ORDER FULFILLMENT

     Value America fulfills orders primarily by arranging for direct shipment of products from the manufacturer or its designated distribution partner. Value America does not carry significant levels of inventory, but, from time to time, does make commitments to purchase minimum quantities of products such as certain high-demand technology products. Value America's order fulfillment systems are designed to choose the best product price and availability if multiple distributors offer the same product. As of December 31, 1998, Value America had EDI connections with vendors that accounted for approximately 90% of Value America's revenues and 73% of its number of product orders. Value America has established two-way EDI connections with vendors whose products accounted for approximately 54% of Value America's revenues for the nine months ended September 30, 1998. Vendors representing an additional 7% of Value America's 1998 revenues use both EDI and automated document servers to place product orders, and Value America uses automated document servers to create purchase orders for vendors representing the final 3% of Value America's 1998 revenues. Value America expects the process of ordering and fulfillment to become increasingly automated. Value America's order fulfillment system is capable of transmitting all data necessary to prompt labels to be printed automatically at the appropriate shipment or distribution centers. These labels include information stored within Value America's customer database, including the customer's name, address and telephone number. At the time the product is provided to the freight company for shipment, the title and risk of loss of the purchased goods are transferred to Value America. Value America currently ships most products with United Parcel Service and Roadway. As part of its relationship with The Union Labor Life Insurance Company, or ULLICO, Value America has agreed that so long as ULLICO remains a stockholder of Value America, Value America will only use shippers which have recognized one or more unions as the collective bargaining representative of some or all of their employees unless such shipping arrangements are not reasonably available. See "Certain Transactions."


CUSTOMER SERVICE AND CALL CENTER

     Value America believes that its ability to establish and maintain long-term relationships, earn trust, provide service and encourage repeat visits and purchases largely depends upon the strength of its customer support and service operations and staff. Value America believes this approach allows it to sell high value products, such as products costing over $1,000, in an online environment and to reach a broader customer base. Value America encourages frequent communication with, and feedback from, its customers in order to continually improve its product and service offerings. To this end, it has dedicated significant resources to establishing a customer service department and providing its support and service personnel with the tools to answer customer inquiries and to keep customers informed of the status of orders. Customer support and service personnel are responsible for processing customer orders, handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. The tools used by this staff are automated and fully integrated with Value America's online store. The staff is divided into teams dedicated to certain types of products. Members of the various teams receive training on attributes and benefits of products in the categories with which they work.

     The Value America store offers an e-mail address and a toll-free telephone number to enable customers to request information and to encourage feedback and suggestions, via the Internet or telephone. Value America's telephone system provides automatic call distribution and call statistics reporting. Currently its online store provides customers with automatic e-mail updates for a change in order status. Value America has installed e-mail management software that allows its customer support and service personnel to handle a large volume of e-mail more efficiently by providing for prioritization and routing.

     Value America believes that the convergence of computers, televisions and telephones with the Internet will ultimately form a unified communication, education, entertainment and commerce enabled medium. In addition, Value America believes that this convergence will require leading electronic commerce companies to integrate call centers into their business models. Value America believes online shoppers will require electronic commerce companies to combine the efficiency and anonymity of the Internet with the sense of community and personal service of a traditional store.

     Value America's call center features built-in redundancy, scalability, intelligent agent selection and automated voice messaging. Its software systems allow Value America to capitalize on data mining efficiencies for up-selling and customer retention and to track the relative performance of a wide variety of promotional campaigns. Voice-over-data and screen-pop functionality makes it possible to create a more seamless shopping experience. Inbound call routing ensures that customers are automatically paired with a representative specially trained to handle their specific product category needs. Inbound sales opportunities are routed to consumer products, technology products, office products or affinity program representatives. Each representative is trained to help phone buyers become more comfortable buying on the Internet by providing information about security, navigation and the convenience of online commerce.

     The call center is the focal point for Value America's outbound, business-to-business sales effort. The call center includes professional account managers who manage up to 300 accounts in designated territories. They sell Value America's full product offering including systems, peripherals, office supplies and furnishings. This solution is a "one stop shop" for the small business market.



MANUFACTURER RELATIONSHIPS

     Value America typically forms relationships directly with manufacturers. Value America has listing agreements with manufacturers under which Value America develops and hosts multi-media product presentations on Value America's online store. Certain of these agreements require Value America to maintain product listings for a minimum period of time, typically 12 or 36 months.

     For the nine months ended September 30, 1998, goods manufactured by IBM accounted for approximately 68% of net sales, and goods manufactured by Hewlett-Packard represented approximately 11% of net sales.

   o IBM. IBM provides its technology products for sale through Value America's online store. IBM offers its products to Value America at competitive prices and provides Value America with cooperative advertising support. Value America, in turn, identifies IBM as an alliance partner, provides Web access to IBM products through its online store and advertises IBM products in major media outlets.

   o HEWLETT-PACKARD. In 1997, Value America entered into agreements with Hewlett-Packard pursuant to which Hewlett-Packard authorized Value America to sell Hewlett-Packard's Pavilion line of home personal computers, consumer and business printing and imaging products, and selected business computer systems. Hewlett-Packard also provides Value America with cooperative advertising support.



COMPETITION

     The electronic commerce industry is relatively new, intensely competitive and rapidly evolving. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. Value America currently or potentially competes with a variety of other companies. These competitors and potential competitors include:


   o online retailers that specialize in a limited number of products, including Amazon.com, Buy.com, CDNow, Cyberian Outpost, Dell Computer and Gateway International;

   o online retailers that offer a broad selection of products, including Cendant, eBay, Internet Shopping Network, iQVC, ONSALE and Wal-Mart Online;

   o other online companies that offer centralized access to a broad selection of products, including iMall;

   o indirect competitors that generate a substantial portion of their revenues from electronic commerce, including America Online, Excite, Infoseek, Lycos, Microsoft Network and Yahoo!;

   o mail order catalog operators, including Lands' End, Micro Warehouse, Sharper Image, Spiegel and Williams-Sonoma;

   o retail and warehouse/discount stores, including Circuit City, Home Depot, Office Depot, Price/Costco, Staples and Target; and

     o other national and international retail, catalog, distribution and manufacturing companies.

     Value America believes that the principal competitive factors in its market are brand recognition, quality of brands, convenience, ease of use, price, value, accessibility, speed of fulfillment, reliability, personalized service, customer service, and quality of site content. Many of Value America's current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than Value America. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of the Internet and other commercial online services increases. Certain of Value America's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies or devote substantially more resources to Web site and systems development than Value America. Increased competition may result in reduced operating margins or loss of market share, and may have a material adverse effect on Value America's business, financial condition and results of operations.


SYSTEMS INFRASTRUCTURE, TECHNOLOGY AND SECURITY

     Value America has designed and developed a scalable system for transacting business on the Internet. Value America's hardware and software infrastructure is capable of supporting multiple online stores, as well as internal systems for customer service, order processing, EDI, fulfillment, accounting and management of product data.

     DEPLOYMENT NETWORK. Value America has developed a secure, fault tolerant network for hosting its Web site. The network utilizes high quality, industry standard hardware including Cisco routers, IBM Netfinity servers, RAID arrays and redundant Hewlett-Packard tape libraries. Value America acquired an Autonomous System Number, or ASN, and maintains a set of Internet routing tables to provide optimal routing for its network traffic and to support its internal network architecture. Value America has redundant connections to the Internet via UUNet and MCI.

     Value America maintains an "N+1" philosophy for capacity and redundancy planning; that is, Value America implements at least one unit of capacity above the expected requirements for peak load. For example, (a) Web servers are added as loads increase so that failure of any single server will not significantly degrade performance, (b) network bandwidth is increased symmetrically on both Internet connections to ensure performance in the event of failure in either path, and (c) all mission critical data is stored in RAID configurations. A network and server monitoring system has been implemented to aid in network management and to notify operators of potential problems.

     SOFTWARE SYSTEMS. Value America has developed custom software that makes extensive use of relational database technology to implement its online store. The system is deployed on a network of Windows NT and Unix servers. Value America has developed multiple proprietary internal support systems to facilitate sales, support customer service and manage product and store content. These systems utilize EDI to exchange information with trading partners. Value America has worked with GE Information Systems to develop EDI mappings with trading partners, and EDI transactions have been implemented in certain instances for purchase orders, purchase order acknowledgements, invoices, and inventory and price updates. Value America utilizes the Netscape ECXpert system to manage EDI processing. Credit card transactions are automatically verified and cleared through PaymentNet.

     SOFTWARE ARCHITECTURE. As a user navigates the Value America store, product pages are generated from the database. Pages are dynamically created by retrieving data elements from the database and inserting them into HTML templates. This proprietary separation of data from presentation allows product content to be added to the site without any software updates. Proprietary authoring and content management tools have been created to add products and multi-media product presentations to the virtual store in a standardized way. These tools do not require that users learn HTML or understand any complex technology. Multi-media presentations are implemented with RealAudio and RealVideo technology, with the streaming media remotely hosted on MCI and RealNetwork's servers. In addition, the system architecture supports the concept of multiple storefronts with custom product selections and custom pricing for products in any given store.

     The order processing pipeline ensures that orders flow through the system with minimum human intervention. A proprietary system tracks order status from the initial purchase to placing the order with a supplier to the order's final shipment and invoicing. Using a proprietary real-time shopping mechanism, the system automatically selects appropriate suppliers based upon the selected product, cost and product availability. An integrated fraud prevention system filters out potential fraudulent orders and routes them to the fraud department for investigation.

     SECURITY. Value America's network architecture employs commercial firewall software that has been designed to protect the system from unauthorized access. Electronic transactions between Web browsers and the online store and between the store and the credit card processor are encrypted and transmitted with Secure Socket Layer, or SSL, to ensure the security of customer information. Sensitive information is encrypted in the database and stored on a secure sub-network with controlled access from both internal and external sources.


INTELLECTUAL PROPERTY

     Value America relies on a combination of copyright and trademark laws, trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect its proprietary rights in intellectual property. Value America does not currently hold any patents or have any patent applications pending for itself or its products. Value America has obtained a registered service mark for "Value America" and two other variations of such name. Value America also owns six pending applications for federal service mark registration of other variations of the "Value America" name. Value America retains certain intellectual property rights associated with the multi-media product presentations developed by Value America for the brand name manufacturers whose products are featured in Value America's store. Value America has entered into non-disclosure and invention assignment agreements with all of its employees and enters into non-disclosure agreements with all of its consultants and subcontractors that have access to or are involved in the development of proprietary intellectual property. There can be no assurance, however, that such measures will protect Value America's proprietary technology, that Value America will be able to prevent competitors from developing software with similar functionality, or that third parties will not infringe upon or misappropriate Value America's intellectual property rights.

     Value America believes that its trademarks, software and other proprietary rights do not infringe on the proprietary rights of third parties. To date, Value America has not received claims from third parties that its product offerings, trademarks or names infringe on any proprietary rights of any other parties. However, Value America is a recent entrant in the market for sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement or other claims against Value America in the future with respect to current or future product offerings, trademarks or other Company works. Such assertion may require Value America to enter into royalty arrangements or result in costly litigation. Value America is also dependent upon obtaining licenses to utilize existing technology related to its operations. To the extent that new technological developments are unavailable to Value America on terms acceptable to it, or at all, Value America may be unable to continue to implement its business, which would have a material adverse effect on Value America's business, financial condition and results of operations.


GOVERNMENT REGULATION

     Value America is subject, both directly and indirectly, to various laws and governmental regulation relating to its business. However, because the market for electronic commerce is new and rapidly evolving, there are currently few laws or regulations directly applicable to commerce on the Internet. Due to the increasing popularity and use of the Internet and other commercial online services, it is possible that a number of laws and regulations may be adopted with respect to electronic commerce, covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of certain of these laws or regulations may have the effect of decreasing the growth of electronic commerce or increasing the cost of doing business on the Internet. Moreover, the applicability to the Internet and other commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, or the application of existing laws and regulations to the Internet and other commercial online services, could have a material adverse effect on Value America's business, financial condition and results of operations.

     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If any such petition is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any such new legislation or regulation, or new applications or interpretations of existing laws, could have a material adverse effect on Value America's business, financial condition and results of operations.

     In addition, U.S. and foreign laws regulate certain uses of customer information and the development and sale of mailing lists. Value America believes that it is in material compliance with these laws, but new restrictions may arise in this area that could have an adverse affect on Value America.

     Permits or licenses may be required from federal, state or local government authorities to operate or to sell certain products on the Internet. No assurances can be made that such permits or licenses will be obtainable. Value America may be required to comply with future national or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurances can be made that Value America will be able to comply with such legislation or statutes, or that the adoption of such legislation or statutes will not have a material adverse effect on Value America's business, financial condition, and results of operations.


FACILITIES

     Value America's principal administrative, computer, marketing and customer service facilities are located in seven office buildings in Charlottesville, Virginia encompassing an aggregate of approximately 45,000 square feet. The facilities occupied by Value America are subject to leases that expire from February 2000 through September 2000. The leases provide for aggregate monthly rental charges of approximately $37,000.


EMPLOYEES

     As of January 1, 1999, Value America had 227 full-time equivalent employees, of which 40 were in technology and system management; 23 were in merchandising and vendor partnerships; 33 were in product presentation and marketing; 14 were in advertising and promotion; 52 were in sales and customer service; 38 were in operations and fulfillment; 20 were in finance and human resources; and 7 were in executive and business development. Value America believes that its future success will depend in large part on its ability to attract hire and retain qualified personnel. Competition for such personnel is intense, and while Value America believes that it can attract and retain qualified personnel, there can be no assurance that Value America will be able to do so.

     Value America believes its relationships with its employees are good. None of Value America's employees is represented by a collective bargaining agent, and Value America has never experienced a work stoppage.

     In connection with Value America's sale of preferred stock, Value America agreed that so long as ULLICO is a preferred or common stockholder of Value America (a) Value America will recognize any union attempting to represent Value America's employees upon a showing of majority support through a formal gathering of cards for such union and (b) in connection with any organizing activities being performed by a union, Value America will refrain from actively campaigning in opposition to the designation of such union as the representative of Value America's employees.


LEGAL PROCEEDINGS

     From time to time, Value America may be involved in litigation relating to claims arising out of its operations in the normal course of business. Value America is not currently party to any litigation or other legal proceedings, nor is Value America aware of any planned legal action by third parties, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on Value America's business, financial conditions and results of operations.

                                  MANAGEMENT




EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

     The executive officers, directors, director-nominee and other key personnel of Value America, and their ages and positions as of January 20, 1999, are as follows:



               NAME                   AGE                               POSITION(S)
----------------------------------   -----   -----------------------------------------------------------------
EXECUTIVE OFFICERS, DIRECTORS AND
DIRECTOR-NOMINEE
Craig A. Winn                         43     Chairman and Chief Executive Officer
Glenda M. Dorchak                     44     President, Chief Operating Officer and Director
Dean M. Johnson                       40     Executive Vice President, Chief Financial Officer, Secretary and
                                             Director
Rex Scatena                           49     Executive Vice President -- Business Development and Director
Joseph L. Page                        29     Executive Vice President and Chief Technology Officer
Richard L. Gerhardt                   47     President -- Consumer Products Division
Gary D. LeClair (1)                   43     Director
John L. Motley III                    48     Director
Michael R. Steed (1)                  49     Director
William D. Savoy                      34     Director -- Nominee
Frederick W. Smith                    54     Director -- Nominee
Thomas J. Casey                       46     Director -- Nominee
KEY PERSONNEL
Kenneth K. Erickson, Jr.              37     Senior Vice President -- Merchandising
Kenneth R. Power                      53     Senior Vice President -- Advertising
Sandra T. Watson                      42     Senior Vice President -- Finance and Controller
Jerry K. Goode                        35     Vice President -- Engineering and Chief Information Officer
Melissa M. Monk                       32     Vice President -- Sales
Marcus F. Nucci                       32     Vice President -- Systems Development

----------
(1) Member of the Audit Committee and the Compensation Committee.

     CRAIG A. WINN, the principal founder of Value America, has been Chairman and Chief Executive Officer since co-founding Value America in March 1996. Mr. Winn also served as the President of Value America from August 1998 to October 1998. In 1978, he founded Craig A. Winn Company, Inc. (the "Winn Company"), a manufacturers representative firm. From 1979 to 1989, Mr. Winn held a variety of positions, including President, with the Winn Company. During this period, Mr. Winn worked with the original Price Company management team; Mr. Winn believes that he has integrated into the Value America solution much of what he learned through this relationship. In February 1986, Mr. Winn founded Dynasty Classics Corporation, a manufacturer and distributor of decorative and fixture lighting ("Dynasty"), and served as its Chief Executive Officer from February 1986 to August 1993 and its Chairman from February 1986 to February 1994. Dynasty acquired the Winn Company in December 1989 and became a publicly traded company in May 1990. Dynasty increased its annual net sales to more than $90 million in 1991, selling to a variety of large retailers including Home Depot, Price Club, Sam's Wholesale Club and Sears. Mr. Winn believes that his experience in managing Dynasty provided him with an appreciation of the challenges facing suppliers and how the suppliers' electronic data interchange and distribution systems operate. In October 1993 Dynasty filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, and in July 1994 it ceased being a publicly traded company. Relying on his experience with Dynasty, Mr. Winn has sought to develop a new low-cost, high-value business model that reduces the risks associated with inventory, customer concentration and reliance upon debt. Mr. Winn received a B.S. in Business Administration, MAGNA CUM LAUDE, from the University of Southern California.

     GLENDA M. DORCHAK has been President and Chief Operating Officer since October 1998. She served as Senior Vice President -- Marketing and Advertising of Value America from August 1998 to October 1998. From

December 1995 until August 1998, she held several executive positions at IBM US, including Director of PC Direct, Director of General Business PC Sales, Director of US Channel Marketing and Director of Marketing for the Personal Systems Group North America. From December 1992 until December 1995, Ms. Dorchak served as the Director of Sales and Service of AMBRA, a build-to-order, telemarketing PC business. From July 1974 to December 1992, Ms. Dorchak held a variety of positions with IBM Canada, including National Direct Sales Manager, IBM Direct, where she launched IBM's first personal computer telemarketing operation in 1991.

     DEAN M. JOHNSON joined Value America in November 1997 as Executive Vice President, Chief Financial Officer and director. In December 1997, Mr. Johnson became Value America's Secretary. From April 1996 to November 1997, Mr. Johnson served as Vice President of Business Development of Pacific Monolithics, a developer of gallium arsenide semiconductors. From April 1991 until August 1995, he was Vice President and General Manager of CFW Cable, Inc., a wireless cable television company that he co-founded, and the Managing Director of Charlottesville Quality Cable, a company acquired by the parent corporation of CFW Cable, Inc. From September 1986 to April 1991, he was Vice President-Corporate Finance for Lehman Brothers, an investment bank. Mr. Johnson received a B.S. in Industrial Administration from General Motors Institute and an M.B.A. from the University of Virginia.

     REX SCATENA co-founded Value America with Mr. Winn in March 1996. Mr. Scatena has served as Executive Vice President -- Business Development in August 1998. Mr. Scatena has also served as a director since March 1996. From June 1998 until August 1998, Mr. Scatena served as President -- Consumer Products Division. From Value America's inception until August 1998, Mr. Scatena served as Value America's President. From July 1988 to August 1997, Mr. Scatena was Managing Partner of the law firm of Jaffe, Trutanich, Scatena & Blum. Mr. Scatena served as a director of Dynasty from October 1992 to July 1994. Mr. Scatena received a B.A. in Political Science from the University of California, Santa Barbara, and a J.D. from the Western State University College of Law.

     JOSEPH L. PAGE has been Executive Vice President and Chief Technology Officer of Value America since March 1996. From February 1994 to March 1996, Mr. Page was Chief Technology Officer at Internet Connect, a company providing Internet services, including hosting for corporations. From May 1993 to September 1994, he was a Systems Engineer at Raycon Corporation, a manufacturer of laser and electronic drilling machines. Mr. Page holds a B.S. in Computer Engineering from the University of Michigan.

     RICHARD L. GERHARDT joined Value America in September 1998 as President -- Consumer Products Division. From February 1996 to June 1997, he served as Director of Merchandising and Catalog Production for Maintenance Warehouse, a division of Home Depot. From September 1993 to February 1996, Mr. Gerhardt was a Vice President of Merchandising, Product Planning and Sales for Price Quest, an electronic catalog operated by Price/Costco. From September 1989 to September, 1993, he served as President and Vice Chairman of Dynasty.

     GARY D. LECLAIR has been a director of Value America since November 1997. Mr. LeClair has been Chairman of LeClair Ryan, A Professional Corporation, legal counsel to Value America, since 1988. He has served as a director of MacroSonix Corp. since April 1996 and The Tredegar Trust Company since September 1994 and as Chairman of the Board and a director of Community Pride Grocery Stores, Inc. since 1993. He holds a B.B.A. in accounting from the College of William & Mary and a J.D. from Georgetown University Law Center.

     JOHN L. MOTLEY III has been a director of Value America since November 1997. Since 1980, Mr. Motley has been the President of John Motley Associates, Inc., an office products manufacturers' representative company that he founded. Mr. Motley has served as a part-time employee of Value America since August 1997. See " -- Director Compensation." Mr. Motley received a B.S. in Political Science from the University of Vermont.

     MICHAEL R. STEED has been a director of Value America since December 1997. He has been Senior Vice President of Investments for ULLICO, a financial services holding company, and President of ULLICO's investment subsidiary, Trust Fund Advisors since November 1992. Prior to joining ULLICO, Mr. Steed served as President and Founder of A.F.I.C. Group, Ltd., a financial and investment consulting firm, from 1985 to 1992. Mr. Steed serves as a director of Global Crossing, Ltd., a global fiber optic network. He received a B.A. from Loyola University of Los Angeles and a J.D. from Loyola University School of Law in Los Angeles.

     WILLIAM D. SAVOY has been nominated to serve as a director of Value America upon the closing of this offering. Mr. Savoy has served as Vice President of Vulcan Ventures Incorporated, a venture capital fund, since November 1990. From October 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy has served as President of Vulcan Northwest Inc., a company that manages the personal financial activities of Paul G. Allen, co-founder of Microsoft Corporation, from November 1990 until the present. Mr. Savoy serves on the Advisory Board of Directors of Dreamworks SKG and serves as a director of c|net, Inc., Harbinger Corporation, Metricom, Inc., PersonaLogic, Inc., Telescan Inc., Ticketmaster Online -- City Search, USA Networks, Inc. and U.S. Satellite Broadcasting. Mr. Savoy holds a B.S. in computer science, accounting and finance from Atlantic Union College.

     FREDERICK W. SMITH is Chairman, President and Chief Executive Officer of FDX Corporation, a global transportation and logistics holding company that was formed when Federal Express Corporation acquired Caliber System, Inc. in January 1998. He founded Federal Express in 1971 and was President of Federal Express from 1971 to 1975 and from 1983 to January 1998. Mr. Smith was Chief Executive Officer of Federal Express from 1977 to January 1998 and has served as its Chairman since 1975. He is responsible for providing strategic direction for all FDX Corporation business units, including Federal Express, RPS, Viking Freight, Robert Express and FDX Global Logistics. Mr. Smith has served on the boards of several large public companies. He is a director of the Business Roundtable, the CATO Institute, the Library of Congress James Madison Council and the Mayo Foundation, and he serves as Vice-Chairman of the U.S.-China Business Council. Mr. Smith received a B.S. in economics from Yale University.

     THOMAS J. CASEY has been Vice Chairman of Global Crossing, Ltd., an independent developer, owner and operator of open access and undersea fiberoptic global telecommunications networks since December 1998. He has also served as Managing Director of Global Crossing since September 1998. Since September 1998, Mr. Casey has been President and a director of Pacific Capital Group, a Los Angeles-based merchant banking firm. From October 1995 to September 1998, Mr. Casey was Managing Director of Merrill Lynch's Global Communications Investment Banking Group. In this position, he oversaw equity, debt and merger and acquisition assignments for United States, European and Asian telecommunications media end technology information services companies. From January 1990 to September 1995, he served as a partner and co-head of the telecommunications and media group for the law firm of Skadden, Arps, Slate, Meagher and Flom. Mr. Casey received a B.A. from Boston College and a J.D. from George Washington University Law School.

     KENNETH K. ERICKSON, JR. has been Senior Vice President -- Marketing since August 1998 and served as Vice President -- Marketing from September 1997 through July 1998. From January 1997 through August 1997, he served as National Accounts Director for M. Fabrikant & Sons, a jewelry manufacturer. From January 1996 through December 1996, he was Vice President of American Gem Corporation, a mining company. From January 1995 through December 1995, he was President of Golden Sun Manufacturing, a jewelry manufacturer. From January 1994 through December 1994, Mr. Erickson served as National Accounts Manager for London Star Inc., a jewelry manufacturing company. From May 1985 to December 1993, he was Vice President of Sales and Marketing of Coleman Company, a jewelry manufacturing company. Mr. Erickson holds a B.A. from Seattle University.

     KENNETH R. POWER has been Senior Vice President -- Advertising since April 1997 and Creative Director of Value America since August 1996. In addition, he served as Vice President -- Advertising from August 1996 to April 1997. From February 1987 to August 1996, Mr. Power owned and operated K.R. Power Graphics, Inc., a graphic design studio. He received a B.A. from California State University, Long Beach.

     SANDRA T. WATSON has been Senior Vice President -- Finance since March 1998 and Controller since November 1997. From August 1993 to August 1997, Ms. Watson was financial and regulatory manager for CFW Cable, Inc. a wireless cable television company, and the controller of Charlottesville Quality Cable, a company acquired by the parent-corporation of CFW Cable, Inc. From July 1979 to August 1993, she was at Coopers & Lybrand, most recently as Audit Manager. Ms. Watson is a certified public accountant. She received a B.B.A. from the College of William and Mary.

     JERRY K. GOODE joined Value America in May 1998 as Vice President -- Engineering. From January 1995 to February 1998, Mr. Goode was Area Manager for Engineering Services for Apple Computer, Inc. From May 1993 to January 1995, Mr. Goode was Director of On-Line Product Development at Starwave Corporation, an

Internet technology company. Since 1995, Mr. Goode has also been an independent management consultant. He holds a B.S. in Computer Science from Southern Methodist University.

     MELISSA M. MONK joined Value America in October 1998 as Vice President -- Sales. From March 1997 to October 1998, Ms. Monk was the Director of North American Marketing Organization, North American Marketing Operations Manager and Manager of Small and Medium Business Programs for the IBM Personal Systems Group. From November 1995 to March 1997, Ms. Monk served as the Director of Business Development for Avnet Computer Marketing Group, a reseller and value added distributor of PC products. From October 1994 to August 1995, Ms. Monk was Corporate Division Manager for Insight Direct, a mail order reseller of PCs. From December 1993 to October 1994, Ms. Monk worked as Site Manager for AMBRA, a PC subsidiary of IBM. Prior to December 1993, Ms. Monk worked for Dell Computer, a manufacturer of PCs. She received a B.S. in Business Administration from the University of Texas.

     MARCUS F. NUCCI joined Value America in June 1998 as Director -- Business Commerce and has served as Vice President -- Systems Development since August 1998. From March 1998 to June 1998, he was Manager, Solution Architects in the Interactive Media group at IBM. From August 1996 to February 1998, Mr. Nucci was Kiosk Development Manager in Direct Customer Access and Kiosk Solutions at IBM. From April 1992 to August 1996, he was Senior Architect in Direct Customer Access and Kiosk Solutions at IBM. Mr. Nucci has a B.S. in Electrical Engineering from Syracuse University.

     Executive officers of Value America are elected annually by the board of directors and serve until the next annual meeting of the board of directors and until their successors have been duly elected and qualified. The Bylaws provide that the President shall be chosen from among the Directors. There are no family relationships among the executive officers and directors of Value America.


BOARD OF DIRECTORS

     The Articles provide that Value America's board of directors shall have nine members and upon the closing of this offering, shall be divided into three classes as nearly equal in number as possible. The members of the three classes of directors will serve for staggered three-year terms. Following the completion of the offering, Ms. Dorchak and Messrs. Johnson and Motley will be classified as Class I directors and will serve until Value America's 1999 annual meeting of stockholders; Messrs. Savoy, Smith and Scatena will be classified as Class II directors and will serve until the 2000 annual meeting; and Messrs. Winn, LeClair and Steed will be classified as Class III directors and will serve until the 2000 annual meeting of stockholders. Mr. Motley will not stand for re-election as a director of Value America at the 1999 annual meeting of shareholders, and Mr. Casey will stand for election to the Class I directorship previously held by Mr. Motley. Each successor to a director whose term expires at an annual meeting of stockholders will be elected to serve until the 2001 third annual meeting after his election and until his successor has been duly elected and qualified. Any director chosen to fill a vacancy on the board of directors shall hold office until the next election of the class for which he shall have been chosen and until his successor has been duly elected and qualified. Vacancies in the board of directors can be filled only by the stockholders of Value America. Directors may be removed only by stockholders and only with cause (as defined in the Articles).


COMMITTEES OF THE BOARD OF DIRECTORS

     Value America's board of directors has established an Audit Committee and a Compensation Committee. Messrs. Steed and LeClair serve as the members of both committees. Under the Bylaws, Mr. Winn, as Value America's Chairman, is an EX OFFICIO member of both committees. The Audit Committee recommends the annual appointment of Value America's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by Value America in financial reporting, internal auditing procedures, the quality and integrity of Value America's financial statements, and the adequacy of internal accounting controls. The Compensation Committee determines the salaries and bonuses paid to the executive officers of Value America and determines the amounts annually available for bonuses pursuant to any bonus plan or formula approved by the board of directors. Under the Articles, the Compensation Committee must approve all matters affecting the compensation of any officer or director of Value America or any employee of or consultant to Value America whose base compensation exceeds $75,000. The Compensation Committee has the exclusive authority to administer and take all action permitted or required to be taken by the board of directors or any committee of the board of directors under the stock incentive plan and any other stock option plan or arrangement that may provide for the issuance of common stock, stock appreciation rights, phantom stock or other similar benefits to any employee of or any adviser or consultant to Value America. The Compensation Committee also has oversight responsibilities for all employee compensation and benefit programs.


DIRECTOR COMPENSATION

     Directors of Value America do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the board of directors and the committees on which they serve. Directors who are not employees of Value America are eligible to receive incentive awards under Value America's stock incentive plan. On August 1, 1997, Value America granted Mr. Motley, as a part-time employee of Value America, incentive stock options to purchase 375,000 shares of common stock. Options to purchase 150,000 shares vested immediately and the remaining options vest in equal installments over a three-year period. The options have ten-year terms and an exercise price of $0.58 per share. On November 13, 1997, Value America granted Mr. LeClair non-qualified options to purchase 105,000 shares of common stock. Such options vest over a three-year period, have ten-year terms and have an exercise price of $1.67 per share. On November 18, 1998, Value America granted non-qualified options to purchase 22,500 shares of common stock to The Union Labor Life Insurance Company, acting on behalf of its Separate Account P ("Separate Account P"). The options vest in equal installments over a five-year period, have ten-year terms and have an exercise price of $3.50 per share. Value America intended to grant these options to Mr. Steed for his services as a director of Value America. For reasons relating to his fiduciary obligations, Mr. Steed requested that Value America issue these options to Separate Account
P. Upon a change in control, as such term is defined in the stock incentive plan, the Compensation Committee may take any one or more of the following actions either at the time such options are granted or any time thereafter: (a) provide for the assumption of options granted under the Incentive Plan; (b) provide for substitution of appropriate new options awards covering the stock of a successor corporation to Value America or an affiliate thereof; or (c) give notice to participants that no such assumption or substitution will be made, in which event each outstanding option will automatically accelerate to become fully exercisable immediately before the effective date of the change in control, except that such acceleration will not occur if, in the opinion of Value America's independent accountants, it would render unavailable "pooling of interests" accounting treatment for a change in control that would otherwise qualify for such accounting treatment. All such options will terminate immediately following the consummation of a change in control, except to the extent assumed by the successor corporation or an affiliate thereof. Value America may grant additional non-qualified options to non-employee directors in the future.

EXECUTIVE COMPENSATION

     The following table provides information on the compensation earned during fiscal 1997 and 1998 by: (a) the chief executive officer of Value America and
(b) the other executive officers of Value America whose bonus and salary for such fiscal years exceeded $100,000 in 1998. The persons named in the table are referred to as the "Named Executive Officers."


                          SUMMARY COMPENSATION TABLE



                                                                                 LONG-TERM
                                                ANNUAL COMPENSATION            COMPENSATION
                                          ------------------------------- ----------------------
             NAME AND                                                      SECURITIES UNDERLYING
       PRINCIPAL POSITION(S)        YEAR       SALARY ($)      BONUS ($)      OPTIONS (#)(1)      ALL OTHER COMPENSATION ($)
---------------------------------- ------ ------------------- ----------- ---------------------- ---------------------------
Craig A. Winn,
 Chairman and
 Chief Executive Officer ......... 1998       $  233,718 (2)         --                --                        --
                                   1997           45,000 (3)         --                --                        --
Glenda M. Dorchak,
 President and
 Chief Operating Officer ......... 1998           57,780 (4)    $62,364           325,000                $  266,042 (5)
                                   1997               --             --                --                        --
Dean M. Johnson,
 Executive Vice President,
 Chief Financial Officer
 and Secretary ................... 1998          146,074 (6)         --                --                        --
                                   1997           13,269 (7)         --           225,000                        --
Rex Scatena,
 Executive Vice President --
 Business Development ............ 1998          177,692 (8)         --                --                        --
                                   1997           52,500             --                --                        --
Joseph L. Page,
 Executive Vice President
 and Chief Technology
 Officer ......................... 1998          129,327 (9)         --                --                        --
                                   1997           68,015             --           864,375                        --

----------
(1) Represents options granted pursuant to Value America's stock incentive plan.

(2) Mr. Winn's current salary is $295,000 per year.

(3) Represents salary earned by Mr. Winn from October 1, 1997 to December 31, 1997. Mr. Winn served without compensation during the first nine months of 1997.

(4) Ms. Dorchak joined Value America in August 1998. Her current salary is $250,000 per year and her minimum bonus for 1999 is $150,000.

(5) This amount represents $154,042 for relocation expenses and a $250,000 loan from Value America at an interest rate of 6% per annum.

(6) Mr. Johnson's current salary is $225,000 per year.

(7) Mr. Johnson joined Value America in November 1997.

(8) Mr. Scatena's current salary is $180,000 per year.

(9) Mr. Page's current salary is $150,000 per year.

                        OPTION GRANTS DURING FISCAL 1998

     The following table provides information on the grants of stock options to the only Named Executive Officer who received options during the fiscal year ended December 31, 1998:



                                                                                               POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                              ----------------------------------------------------------       ANNUAL RATES OF STOCK
                                NUMBER OF      PERCENT OF
                               SECURITIES     TOTAL OPTIONS                                     PRICE APPRECIATION FOR
                               UNDERLYING      GRANTED TO      EXERCISE OR                          OPTION TERM (1)
                                 OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION   --------------------------------
                                 GRANTED       FISCAL YEAR      PER SHARE        DATE            5%             10%
                              ------------   --------------   ------------   -----------   -------------   -------------
Glenda M. Dorchak .........     325,000            15.4%        $ 10.16         2008        $2,076,610      $5,262,538

----------
(1) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Value America's estimate of future stock growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by individuals.


                         FISCAL YEAR-END OPTION VALUES

     The following table provides information on the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998. No Named Executive Officers exercised stock options in the fiscal year ended December 31, 1998.



                                NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                    UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                    AT FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                              -------------------------------   ------------------------------
            NAME               EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   ---------------   -------------   --------------
Craig A. Winn .............           --               --                --               --
Glenda M. Dorchak .........           --          325,000                --       $1,898,000
Dean M. Johnson ...........      105,000          120,000        $1,504,650        1,719,600
Rex Scatena ...............           --               --                --               --
Joseph L. Page ............      342,852          521,523         5,286,778        8,041,885

----------
(1) Represents the difference between the exercise price and the assumed initial public offering price of $16.00 per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the board of directors was formed in December 1997 to make recommendations to the board of directors regarding the compensation and benefits for Value America's executive officers and to administer Value America's stock incentive plan. The Compensation Committee is currently composed of Messrs. LeClair and Steed. Prior to the appointment of the Compensation Committee, the board of directors determined the compensation of Value America's executive officers. No executive officer of Value America serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Value America's board of directors or Compensation Committee.

     Gary D. LeClair serves as a member of the Compensation Committee of the board of directors. Mr. LeClair also serves as the Chairman of LeClair Ryan, A Professional Corporation, Value America's legal counsel.

     Michael R. Steed also serves as a member of the Compensation Committee of the Board. Mr. Steed serves as the Senior Vice President of ULLICO, which, upon the closing of this offering, will be the record holder of 3,544,229 shares of Value America's common stock.


STOCK INCENTIVE PLAN

     Value America adopted the stock incentive plan on August 1, 1997. The stock incentive plan provides for the granting of incentive awards to employees, officers, directors, consultants and certain non-employees of Value America. Incentive awards may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock, incentive stock, or tax offset rights. The maximum number of shares of common stock that may be issued under the stock incentive plan is 6,250,000, subject to adjustment in the event of a stock split, stock dividend or other change in the common stock or capital structure of Value America. The Compensation Committee administers the stock incentive plan. Subject to the provisions of the stock incentive plan, the Compensation Committee is authorized to determine who may participate in the stock incentive plan, the number and type of awards to each participant, the schedules on which each award will become exercisable and the terms, conditions and limitations applicable to each award. The Compensation Committee has the exclusive power to interpret the stock incentive plan and to adopt rules and regulations to carry out the stock incentive plan.

     OPTIONS. Options granted under the stock incentive plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of Value America (including directors who are employees), while non-qualified options may be issued to non-employee directors, employees, consultants, advisors and other independent contractors providing services to Value America. The per share exercise price of the common stock subject to any option granted pursuant to the stock incentive plan is determined by the Compensation Committee at the time the option is granted. In the case of incentive stock options, the exercise price must not be less than 100% of the fair market value of the common stock at the time the incentive stock option is granted. No person who owns, directly or indirectly, at the time of the grant of an incentive stock option, 10% or more of the total combined voting power of all classes of voting stock (a "10% Stockholder"), is eligible to receive an incentive stock option under the stock incentive plan unless the exercise price is at least 110% of the fair market value of the common stock, determined on the date of grant.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution. During the lifetime of any optionee, the option generally will be exercisable only by the optionee. In the event of termination of employment, other than for cause (as defined in the stock incentive plan), death or permanent disability, the optionee will have three months after such termination to exercise the option to the extent it was exercisable on the date of such termination. In the event of termination of employment for cause, the option terminates on the date of misconduct. Upon termination of employment of any optionee by reason of death or permanent disability, an incentive stock option remains exercisable for one year thereafter.

     Incentive stock options granted under the stock incentive plan cannot be exercised more than 10 years from the date of grant, and incentive stock options issued to 10% Stockholders cannot be exercised more than 5 years after the date of grant. All options granted under the stock incentive plan may provide for the payment of the exercise price in cash or by delivery to Value America of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may, theoretically, exercise all of his or her stock options with no additional investment other than his or her original shares, if any. Any shares of common stock subject to unexercised options that expire or terminate become available for the issuance of new options.

     SARS. Under the stock incentive plan, the Compensation Committee may also grant SARs either in tandem with a stock option or alone. SARs granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. An SAR entitles the participant to receive from Value America an amount, payable in cash, in shares of common stock or in a combination of cash and common stock, equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price.

     RESTRICTED STOCK. Restricted stock issued pursuant to the stock incentive plan is subject to the following general restrictions: (a) restricted stock may not be sold, transferred, pledged or otherwise encumbered or disposed of until the restrictions on such stock have lapsed or have been removed under the provisions of the stock incentive plan; and (b) if a holder of restricted stock ceases to be employed by Value America, the holder will forfeit any shares of restricted stock on which such restrictions have not lapsed or been otherwise removed.

     The Compensation Committee will establish as to each share of restricted stock issued under the stock incentive plan the terms and conditions upon which the restrictions on such share shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time or as a result of death, permanent disability or retirement of the participant. In addition, the Compensation Committee may, at any time, in its sole discretion, accelerate the time at which any or all of the restrictions lapse or remove any or all of such restrictions.

     INCENTIVE STOCK. The Compensation Committee may establish performance programs with fixed goals and designate key employees as eligible to receive incentive stock if the goals are achieved. More than one performance program may be established by the Compensation Committee. They may operate concurrently or for varied periods of time, and a participant may participate in more than one program at the same time. A participant who is eligible to receive incentive stock under a performance program has no rights as a stockholder until the incentive stock is received.

     TAX OFFSET RIGHTS. The Compensation Committee may, in its sole discretion, award tax offset rights in conjunction with any incentive award. Tax offset rights entitle the participant to receive an amount of cash from Value America sufficient to satisfy the income and payroll taxes legally required to be withheld upon exercise of an option or SAR, upon grant of incentive stock or upon the lapse or removal of restrictions on restricted stock.

     FEDERAL INCOME TAX CONSEQUENCES. A participant will not incur federal income tax upon the grant of an option, SAR, tax offset right, and, in most cases and depending on the restrictions imposed and unless the grantee otherwise elects, restricted stock. Upon receipt of incentive stock, a participant will recognize compensation income, which is subject to income tax withholding by Value America, equal to the fair market value of the shares of incentive stock on the date of transfer to the participant.

     Upon exercise of a non-qualified stock option, a participant generally will recognize compensation income, which is subject to income tax withholding by Value America, equal to the difference between the fair market value of the common stock on the date of the exercise and the exercise price. The Compensation Committee has the authority under the stock incentive plan to include provisions allowing the participant to deliver common stock, or elect to have withheld a portion of the shares the participant would otherwise acquire upon exercise, to cover tax liabilities. The election will be effective only if approved by the Compensation Committee and made in compliance with other requirements set forth in the stock incentive plan. When an employee exercises an incentive stock option, the employee generally will not recognize income, unless the employee is subject to the alternative minimum tax provisions of the Code.

     If the terms of an option permit, a participant may deliver shares of common stock instead of cash to acquire shares under the option without having to recognize taxable gain (except in some cases with respect to stock acquired upon the exercise of incentive stock options, or "statutory option stock") on any appreciation in value of the shares delivered. However, if a participant delivers shares of statutory option stock in satisfaction of all, or any part, of the exercise price under an incentive stock option, and if the applicable holding periods of the statutory option stock have not been met (two years from grant and one year from exercise), the participant will be considered to have made a taxable disposition of the statutory option stock.

     The exercise of an SAR is generally a taxable event. The participant usually must recognize income equal to any cash that is paid and the fair market value of any common stock that is received in settlement of an SAR.

     In general, a participant who received shares of restricted stock will include in his gross income as compensation an amount equal to the fair market value of the shares of restricted stock at the time that such shares are no longer subject to a substantial risk of forfeiture. Such amounts will be included in the tax recipient's income for the year in which such event occurs. The income recognized will be subject to income tax withholding by Value America.

     Upon exercise of a tax offset right, a participant generally will recognize ordinary compensation income, which is subject to income tax withholding by Value America, equal to the cash received.

     Subject to certain limitations, Value America will be entitled to a business expense deduction, except as explained below, at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of non-qualified options or tax offset rights, upon the lapse or removal of restrictions on restricted stock, upon issuance of incentive stock, upon a grantee's election to include in income on the date of grant the fair market value of a grant of restricted stock, and upon exercise of an SAR. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of the common stock received upon exercise in violation of the holding period requirements.

     This summary of the federal income tax consequences of incentive stock options, non-qualified stock options, SARs, restricted stock, incentive stock and tax offset rights does not purport to be complete. There may also be certain state and local income taxes applicable to these transactions.

     CHANGE IN CONTROL PROVISIONS. In the event of a "change in control" transaction, the Compensation Committee may take any one or more of the following actions either at the time an incentive award is granted or any time thereafter: (a) provide for the assumption of incentive awards granted under the stock incentive plan; (b) provide for substitution of appropriate new incentive awards covering the stock of a successor corporation to Value America or an affiliate thereof; or (c) give notice to participants that no such assumption or substitution will be made, in which event each outstanding incentive award will automatically accelerate to become fully exercisable immediately before the effective date of the change in control, except that such acceleration will not occur if, in the opinion of Value America's independent accountants, it would render unavailable "pooling of interests" accounting treatment for a change in control that would otherwise qualify for such accounting treatment. All incentive awards will terminate immediately following the consummation of a change in control, except to the extent assumed by the successor corporation or an affiliate thereof. Under the stock incentive plan, a "change in control" transaction generally is defined to constitute any of the following: (1) approval by the stockholders of a reorganization, merger or consolidation in which holders of outstanding voting securities of Value America would receive less than 50% of the voting securities of the surviving or resulting corporation; (2) approval by the stockholders of a complete liquidation or dissolution of Value America; (3) approval by the stockholders of the sale or transfer of substantially all of the assets of Value America; or
(4) the acquisition other than from Value America by a person or group of related persons of beneficial ownership of 50% or more of the outstanding voting securities of Value America. Should a change in control or other event result in acceleration of vesting of outstanding options or changes in other benefits, as defined under Section 280G of the Internal Revenue Code, certain highly-compensated employees would likely be subject to payment of a 20% excise tax on their incremental gain, as defined.


EMPLOYMENT ARRANGEMENTS

     Value America and Craig A. Winn, Chairman and Chief Executive Officer of Value America, entered into an employment agreement as of January 19, 1999. The agreement has a term of two years and renews automatically for additional periods of one-year until either party gives notice of non-renewal at least 30 days before the expiration date of the agreement. Value America will pay Mr. Winn an agreed-upon annual salary, subject to adjustment at any time in the sole discretion of Value America. Mr. Winn's current salary is $295,000. Mr. Winn is generally entitled to participate in any employee benefit plans from time to time in effect for all employees. The agreement provides that, in the event of Mr. Winn's death, Value America will pay his beneficiary or his estate an amount equal to one month's salary. Mr. Winn may terminate his employment under the agreement by giving 30 days' notice to Value America. Value America may terminate Mr. Winn's employment immediately with or without cause by giving him written notice of termination. If Mr. Winn is terminated without cause, he will be entitled to any unpaid salary due to him through the date of termination and any accrued but unpaid vacation pay.

     Value America and Glenda M. Dorchak, President and Chief Operating Officer of Value America, entered into an employment agreement as of October 5, 1998 pursuant to which Ms. Dorchak accepted the positions of President and Chief Operating Officer. Under the agreement, Ms. Dorchak receives a salary at the rate of $250,000 per year until December 31, 1999 and will receive a salary of at least $300,000 every year thereafter, subject to increases. The term of the agreement continues through December 31, 2001 and then renews automatically for additional periods of one-year until either party gives notice of non-renewal at least three months before the expiration date of the agreement. Ms. Dorchak is also eligible for quarterly incentive compensation. During the first year of her employment, Value America will pay Ms. Dorchak a bonus of $37,500 per calendar quarter. In each subsequent year of her employment, and based upon achieving corporate and individual performance and other criteria as established by the Compensation Committee, Ms. Dorchak may earn quarterly bonuses amounting to, in the aggregate, a minimum of $150,000 per year. Value America also has agreed to pay Ms. Dorchak a bonus in an amount (not to exceed $390,000) equal to the product of (a) $6.50 and (b) up to an aggregate of no more than 60,000 shares of common stock to be purchased by Ms. Dorchak upon the exercise of a stock option received under the stock incentive plan. Such bonus, if made by Value America, will be deemed earned on and will be paid on the date of the exercise of such stock option. Value America also has loaned Ms. Dorchak $250,000 with interest of 6% per annum. Ms. Dorchak is generally entitled to participate in any employee benefit plans from time to time in effect for all employees. Ms. Dorchak may voluntarily terminate her employment at any time under the agreement. Value America may terminate Ms. Dorchak's employment with or without due cause by giving her written notice of termination. If Ms. Dorchak is terminated by Value America for due cause, she will receive her salary through the date of termination. If Value America terminates her employment other than for due cause, Ms. Dorchak will be entitled to the sum of
(a) her annual salary at the time and (b) if the effective date of termination is on or before December 31, 1999, then $150,000; if the effective date of termination is after December 31, 1999, then a pro rata portion of any bonus she may have earned under the agreement if she had been employed for a full calendar year. In addition, if Ms. Dorchak is terminated other than for due cause prior to December 31, 1999, Value America will also reduce by $150,000 the amount she owes on the $250,000 loan from Value America.

     Value America and Rex Scatena, Executive Vice President -- Business Development of Value America, entered into an employment agreement as of January 19, 1999. The agreement has a term of two years and renews automatically for additional periods of one-year until either party gives notice of non-renewal at least 30 days before the expiration date of the agreement. Value America will pay Mr. Scatena an agreed-upon annual salary, subject to adjustment at any time in the sole discretion of Value America. Mr. Scatena's current salary is $180,000. Mr. Scatena is generally entitled to participate in any employee benefit plans from time to time in effect for all employees. The agreement provides that, in the event of Mr. Scatena's death, Value America will pay his beneficiary or his estate an amount equal to one month's salary. Mr. Scatena may terminate his employment under the agreement by giving 30 days' notice to Value America. Value America may terminate Mr. Scatena's employment immediately with or without cause by giving him written notice of termination. If Mr. Scatena is terminated without cause, he will be entitled to any unpaid salary due to him through the date of termination and any accrued but unpaid vacation pay.

     Value America and Dean M. Johnson, Executive Vice President, Chief Financial Officer and Secretary of Value America, entered into an employment agreement as of November 13, 1997. The agreement has a term of two years and renews automatically for additional periods of one-year until either party gives notice of non-renewal at least 30 days before the expiration date of the agreement. Value America agreed to pay Mr. Johnson a salary of $100,000 per year, subject to adjustment at any time in the sole discretion of Value America. Value America increased Mr. Johnson's annual salary to $225,000 as of September 1, 1998. Mr. Johnson is generally entitled to participate in any employee benefit plans from time to time in effect for all employees. The agreement provides that, in the event of Mr. Johnson's death, Value America will pay his beneficiary or his estate an amount equal to one month's salary. Mr. Johnson may terminate his employment under the agreement by giving 30 days' notice to Value America. Value America may terminate Mr. Johnson's employment immediately with or without cause by giving him written notice of termination. If Mr. Johnson is an officer of Value America on the date of his termination, he will be entitled to 30 days' salary and, if Value America does not waive Mr. Johnson's obligation not to compete with Value America for a period of six months following the termination of his employment, an additional six months' salary.

     Value America and Joseph L. Page, Executive Vice President and Chief Technology Officer of Value America, entered into an employment agreement as of April 1, 1996. The agreement has a term of two years and renews automatically for additional periods of one year until either party gives notice of non-renewal at least 30 days before the expiration date of the agreement. Value America agreed to pay Mr. Page a salary of $85,000 per year for the fourth quarter of 1997 and $100,000 per year, beginning January 1, 1998 subject to adjustment at any time in the sole discretion of Value America. Mr. Page's current salary is $150,000 per year. In addition, Mr. Page is generally entitled to participate in any employee benefit plans from time to time in effect for all employees. The agreement provides that, in the event of Mr. Page's death, Value America will pay his beneficiary or his estate an amount equal to one month's salary. Mr. Page may terminate his employment under the agreement by giving 30 days' notice to Value America. Value America may terminate Mr. Page's employment immediately with or without cause. If Mr. Page is an officer of Value America on the date of his termination, and Mr. Page has completed 90 days of continuous employment with Value America, he will be entitled to (a) 30 days' salary and (b) if Value America does not waive Mr. Page's obligation not to compete with Value America for a period of six months following the termination of his employment, an additional six months' salary.

     Value America and John L. Motley III, a director of Value America, entered into an employment agreement effective as of August 1, 1997 under which Mr. Motley agreed to serve as an employee of Value America for not more than five hours per month at a salary of $12,000 per year. The agreement has a term of two years and renews automatically for additional periods of one-year until either party gives notice of non-renewal at least 30 days before the expiration date of the agreement.

                             CERTAIN TRANSACTIONS

     On August 1, 1997, Value America issued a promissory note to Mr. Winn in the principal amount of $150,000. The principal amount of this note represented reimbursement for Company expenses that Mr. Winn personally incurred on behalf of Value America in 1996 and 1997. The note accrued interest at a rate of 12% per annum upon default. The note was paid in full in December 1997.

     On November 13, 1997, Value America sold an aggregate of 577,500 shares of common stock and warrants to purchase an aggregate of 213,750 shares of common stock to 15 investors for an aggregate purchase price of $962,500. Dean M. Johnson, the Executive Vice President, Chief Financial Officer and Secretary and a director of Value America, and Gary D. LeClair, a director of Value America, each purchased 60,000 shares of common stock at $1.50 per share and 30,000 warrants at $0.33 per warrant. The warrants have five-year terms and exercise prices of $1.67 per share. In addition, John M. Motley, a director of Value America, purchased 150,000 shares of common stock at $1.67 per share.

     Pursuant to an agreement entered into as of June 3, 1998, Mr. Winn sold 288,321 shares of common stock on June 24, 1998 to a single investor for $2,000,000, or $6.94 per share, including $1,000,000 in cash and a $1,000,000 five-year promissory note. The promissory note will not be payable unless the fair market value (as defined) of the transferred shares exceeds $6.0 million on the date that is 180 days after the date of this prospectus. In connection with this transaction, Value America granted the investor certain demand and piggy-back registration rights. See "Description of Capital Stock -- Registration Rights" and Note 6 of Notes to Financial Statements.

     On June 26, 1998, Value America issued an aggregate of 617,979 shares of Series B preferred stock to 18 investors for an aggregate purchase price of $18,829,894 or $30.47 per share of Series B preferred stock (equivalent to a purchase price of $10.16 per share of common stock on an as-converted basis). Value America granted the holders of Series B preferred stock certain rights of first refusal, tag-along rights, and demand and piggy-back registration rights. The terms of the Series B preferred stock also require Value America to pay quarterly dividends on such shares of stock until they are redeemed or converted. Mandatory redemption of the Series B preferred stock may occur if Value America does not successfully offer shares of common stock to the public prior to December 19, 1999. Simultaneously with the closing of this offering, the shares of Series B preferred stock will automatically convert into an aggregate of 1,853,937 shares common stock. Upon such conversion, certain of the rights granted to Series B investors, such as rights of first refusal and tag-along rights, will terminate. In connection with this transaction, Mr. Winn and Rex Scatena, the Executive Vice President -- Business Development and a director of Value America, executed a Voting Agreement whereby Mr. Winn and Mr. Scatena agreed to vote their shares of common stock in favor of the election of certain individuals nominated by ULLICO and Vulcan Ventures Incorporated for a period of up to ten years. ULLICO, the holder of all outstanding shares of the Series A preferred stock and the beneficial holder of more than 5% of the outstanding shares of the common stock, purchased 7,801 shares of Series B preferred stock.

     In connection with the Series B Transaction, Messrs. Winn and Scatena sold an aggregate of 617,979 shares of common stock to ULLICO and two other stockholders for an aggregate purchase price of $6,276,607 or $10.16 per share.


     On July 2, 1998, Mr. Winn sold an aggregate of 28,350 shares of common stock to three employees of Value America for an aggregate of $289,942 or $10.16 per share.

     On September 28, 1998, Mr. Winn loaned Value America $300,000. Value America evidenced this debt by issuing a promissory note for such amount. The note accrued interest at a rate of 10% per annum. Value America repaid the debt in full in December 1998.

     On September 28, 1998, Mr. Scatena loaned Value America $250,000. Value America evidenced this debt by issuing a promissory note for such amount. The note accrued interest at a rate of 10% per annum. Value America repaid the debt in full in December 1998.

     On September 30, 1998, John L. Motley III, a director of Value America, loaned Value America $150,000. Value America evidenced this debt by issuing a promissory note for such amount. The note accrued interest at a rate of 10% per annum. Value America repaid the debt in full in December 1998.

     Pursuant to a Revolving Loan Agreement, dated October 14, 1998, as amended and restated from time to time, ULLICO loaned Value America an aggregate of $34.0 million. ULLICO is entitled to receive a commitment fee equal to $340,000 in connection with this agreement. In connection with this loan, Value America issued to ULLICO and certain participants (including an affiliate of Sam Belzberg, principals of the Carlyle Group, principals of CIBC/Oppenheimer, George Cooney, Kluge Investments, principals of Pacific Capital Group (including Gary K. Winnick and Thomas J. Casey) and an affiliate of Yucaipa) warrants to purchase an aggregate of 4,133,000 shares of common stock to ULLICO and the participants. ULLICO retained warrants to purchase 458,375 shares of common stock. Of these warrants (a) 54,000 have an exercise price of $0.01 per share, (b) 250,000 have an exercise price of $10.00 per share and (c) 154,375 have a variable exercise price of either $0.01 per share or $10.00 per share. This variable exercise price will only equal $0.01 if the aggregate value of Value America's capital stock does not exceed $600 million on or before December 31, 1999. The warrants to purchase 250,000 shares of common stock at $10.00 per share shall automatically be exercised immediately prior to the completion of this offering in exchange for the elimination of Value America's underlying debt to ULLICO under the loan agreement.

     On December 31, 1998, Glenda M. Dorchak, Value America's President and Chief Operating Officer invested $100,000 in Value America. In connection therewith, Value America issued Ms. Dorchak 10,000 shares of common stock and warrants to purchase 3,000 shares of common stock at $10.00 per share. The warrants vest on December 31, 1999 and expire on December 31, 2008.

     On December 31, 1998, Richard L. Gerhardt, Value America's President -- Consumer Products Division invested $100,000 in Value America. In connection therewith, Value America issued Mr. Gerhardt 10,000 shares of common stock and warrants to purchase 3,000 shares of common stock at $10.00 per share. These warrants vest on December 31, 1999 and expire on December 31, 2008.

     Pursuant to a consulting agreement entered into as of November 18, 1998, Value America has engaged ULLICO as a consultant to Value America's affinity, new markets, and employee compensation and benefit programs. The term of the agreement began on the date it was entered into and ends when ULLICO no longer holds shares of the Series A preferred stock or Series B preferred stock. For services rendered to Value America, ULLICO will receive a fee of (a) $244.50 per day for the period commencing June 26, 1998 and ending June 30, 1998 and
(b) $22,005 per quarter commencing July 1, 1998 and ending on the last day of the term of the agreement. Additionally, ULLICO received an option to purchase up to 22,500 shares of common stock at an exercise price of $3.50 per share.

     On January 15, 1999, Value America issued 6,000,000 shares of Series C preferred stock and warrants to purchase 1,800,000 shares of common stock to Vulcan Ventures Incorporated, a Washington corporation, FDX Corporation, a Delaware corporation and Frederick W. Smith, a director-nominee of Value America for an aggregate purchase price of $60,000,000. The warrants have ten-year terms and a variable exercise price per share. The warrants issued are immediately exercisable and expire on January 15, 2009. If the aggregate market price of Value America's equity securities is in excess of $600 million on or before December 31, 1999, the exercise price will be $10.00 per share. If the aggregate market value of Value America's equity securities is less than $600 million on or before December 31, 1999, the exercise price of the warrants will be $0.01 per share. The terms of the Series C preferred stock require Value America to pay quarterly dividends on such shares of stock until they are redeemed or converted. Mandatory redemption of the Series C preferred stock may occur if Value America does not successfully offer shares of common stock to the public prior to January 15, 2001. Simultaneously with the closing of this offering, the Shares of Series C preferred stock will automatically convert into 6,000,000 shares of common stock. In connection with this offering, Value America issued warrants to purchase an aggregate of 511,567 to certain existing stockholders, including ULLICO and William D. Savoy, a director-nominee of Value America. These warrants have ten-year terms. Of these warrants, warrants to purchase 473,724 have an exercise price of $0.01 and vest only if the aggregate market value of Value America's equity securities does not exceed $600 million on or before December 31, 1999. The remaining warrants to purchase 37,843 shares are immediately exercisable and have an exercise price of $0.01 per share.

     LeClair Ryan, A Professional Corporation, serves as Value America's legal counsel. Gary D. LeClair, one of Value America's directors, serves as the Chairman of such law firm.

     See "Management -- Employment Agreements" for a description of certain employment agreements to which Value America is a party.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Value America's common stock as of January 19, 1999, and as adjusted to reflect the sale of the 5,000,000 shares of common stock offered hereby by: (i) the Named Officers, (ii) each of Value America's directors and director-nominees, (iii) each person known by Value America to be the beneficial owner of more than 5% of the common stock and (iv) all current executive officers, directors and director-nominees as a group.



                                                                                     PERCENT BENEFICIALLY
                                                                                          OWNED (1)
                                                                   NUMBER OF        ----------------------
                                                              SHARES BENEFICIALLY     BEFORE       AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED           OFFERING     OFFERING
----------------------------------------------------------   --------------------   ----------   ---------
Craig A. Winn (2) ........................................        15,147,312            39.9%       35.3%
Rex Scatena (3) ..........................................         6,562,200            17.3        15.3
Joseph L. Page (4) .......................................           514,278             1.3         1.2
Dean M. Johnson (5) ......................................           204,900               *           *
Glenda M. Dorchak (6) ....................................            10,000               *           *
William D. Savoy (7) .....................................         8,536,478            21.4        19.0
Michael R. Steed (8) .....................................         3,544,229             9.3         8.2
John L. Motley III (9) ...................................           375,000             1.0           *
Gary D. LeClair (10) .....................................           145,002               *           *
Frederick W. Smith (11) ..................................         1,300,000             3.4         3.0
Thomas J. Casey (12) .....................................            50,000               *           *
Vulcan Ventures Incorporated (13) ........................         8,486,062            21.2        18.9
The Union Labor Life Insurance Company (14) ..............         3,544,229             9.3         8.2
FDX Corporation (15) .....................................           650,000             1.7         1.5
All executive officers, directors and director-nominees as
 a group (12 persons) (16) ...............................        36,699,399            88.7        79.2

----------
     * Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 20, 1999 are deemed outstanding.
    Such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. This table assumes no exercise of the underwriters' over-allotment option. Percentage of ownership is based on 37,934,862 shares of common stock outstanding on January 20, 1999 (after giving effect to the conversion of the convertible preferred stock upon the closing of this offering) and 42,934,862 shares of common stock to be outstanding after the completion of this offering.

(2) The address of Mr. Winn is c/o Value America, Inc., 1550 Insurance Lane, Charlottesville, Virginia 22911. Includes 300,300 shares of common stock held of record by Crystal Investments, L.L.C., a Virginia limited liability company, for which Mr. Winn serves as Manager, and 144,162 shares of common stock held of record by Capital Advisers, L.L.C., as to which Mr. Winn holds an irrevocable proxy to vote until the earlier of December 31, 2003 and the date on which Capital Advisers, L.L.C. transfers such shares.

(3) The address of Mr. Scatena is c/o Value America, Inc., 1550 Insurance Lane, Charlottesville, Virginia 22911. Includes 300,300 shares of common stock held of record by Frostine, L.L.C., a Virginia limited liability company, for which Mr. Scatena serves as manager.

(4) The address of Mr. Page is c/o Value America, Inc., 1550 Insurance Lane, Charlottesville, Virginia 22911. Includes 514,278 shares of common stock underlying options exercisable within 60 days of January 20, 1999.

(5) The address of Mr. Johnson is c/o Value America, Inc., 1550 Insurance Lane, Charlottesville, Virginia 22911. Includes 105,000 shares of common stock underlying options exercisable within 60 days of January 20, 1999, 30,000 shares of common stock underlying warrants exercisable within 60 days of January 20, 1999 and 9,900 shares of common stock held of record by Skye Thug, L.L.C., a Delaware limited liability company for which Mr. Johnson serves as manager.

(6) The address of Ms. Dorchak is c/o Value America, Inc., 1550 Insurance Lane, Charlottesville, Virginia 22911.

(7) Includes 6,476,861 shares of common stock and 2,009,201 shares of common stock underlying warrants exercisable within 60 days of January 20, 1999 held of record by Vulcan Ventures Incorporated ("Vulcan"). Mr. Savoy is the Vice President of Vulcan. Mr. Savoy's address is c/o Vulcan Northwest Inc., 110 110th Avenue Northeast, Suite 550, Bellevue, Washington 98004.

(8) Consists of 3,389,854 shares of common stock and 154,375 shares of common stock underlying warrants exercisable within 60 days of January 20, 1999 held of record by ULLICO. Mr Steed is the Senior Vice President of Investments of ULLICO. Mr. Steed's address is c/o The Union Labor Life Insurance Company, 111 Massachusetts Avenue, N.W., Washington, D.C. 20001.


(9) Includes 225,000 shares of common stock underlying options exercisable within 60 days of January 20, 1999.

(10) Includes 55,002 shares of common stock underlying options exercisable within 60 days of January 20, 1999 and 30,000 shares of common stock underlying warrants exercisable within 60 days of January 20, 1999.

(11) The address of Mr. Smith is 6075 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. Includes 500,000 shares of common stock and 150,000 shares of common stock underlying warrants exercisable within 60 days of January 19, 1999 held of record by FDX Corporation, a Delaware corporation.

(12) The address of Mr. Casey is c/o Pacific Capital Group Inc., 150 El Camino Drive, Beverly Hills, California 90212.

(13) The address of Vulcan is 110 110th Avenue Northeast, Suite 550, Bellevue, Washington 98004. Includes 6,476,861 shares of common stock and 2,009,201 shares of common stock underlying warrants exercisable within 60 days of January 19, 1999.

(14) The address of ULLICO is 111 Massachusetts Avenue, N.W., Washington, D.C. 20001. Includes 3,389,854 shares of common stock and 154,375 shares of common stock underlying warrants exercisable within 60 days of January 19, 1999.

(15) The address of FDX Corporation is 6075 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. Includes 150,000 shares of common stock underlying warrants exercisable within 60 days of January 19, 1999.

(16) Includes 899,280 shares of common stock underlying options exercisable within 60 days of January 19, 1999 and 2,424,384 shares of common stock underlying warrants exercisable within 60 days of January 19, 1999.


     Craig A. Winn and Rex Scatena have granted to the underwriters an option to purchase up to 333,333 and 133,333 shares of common stock, respectively, solely to cover over-allotments. If the underwriters exercise the over-allotment option in full, Mr. Winn will beneficially own 14,813,979 shares of common stock, or 34.5% of the common stock outstanding after this offering, and Mr. Scatena will beneficially own 6,562,200 shares of common stock, or 15.3% of the common stock outstanding after this offering.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Value America consists of 500,000,000 shares of common stock, 5,000,000 shares of Series A preferred stock, 617,979 shares of Series B preferred stock and 5,000,000 shares of Series C preferred stock. Upon the closing of this offering, all of the outstanding shares of Series A preferred stock, Series B preferred stock and Series C preferred stock will automatically convert into shares of common stock.

     The following summary of certain provisions of the common stock does not purport to be complete and is subject to, and qualified in its entirety by, the Articles of Incorporation and the provisions of applicable law.


COMMON STOCK

     As of January 15, 1999, there were 37,934,862 shares of common stock outstanding that were held of record by 118 stockholders and there were outstanding options and warrants to purchase an aggregate of 4,361,825 shares and 3,376,637 shares of common stock, respectively. See "Management -- Stock Incentive Plan" and "Description of Capital Stock -- Warrants." Based on the number of shares of common stock outstanding and the number of shares of common stock issuable upon conversion of the convertible preferred stock as of January 13, 1999, and after giving effect to the sale of the 5,000,000 shares of common stock offered hereby, there will be 42,934,862 shares of common stock outstanding (assuming no exercise of outstanding options and warrants).

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Value America, the holders of common stock are entitled to share ratably in all assets remaining after payment of Value America's liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.


WARRANTS

     As of January 15, 1999, there were outstanding warrants to purchase an aggregate of 3,376,633 shares of common stock that were held of record by 76 persons.

     In October 1997, Value America issued warrants to purchase an aggregate of 213,750 shares of common stock to 14 accredited investors. All of the warrants are fully exercisable, have exercise prices of $1.67 per share and expire on October 31, 2002. In the event Value America issues or sells any shares of common stock without consideration or for a consideration per share less than the market price per share of the common stock on the date immediately prior to the issuance or sale of such shares, the number of shares issuable upon exercise of each warrant and the exercise price of such warrant will be adjusted according to a pre-defined, weighted-average formula. The warrants and the shares of common stock issuable upon exercise of the warrants are subject to certain restrictions on transfer.

     In December 1998, Value America issued warrants to purchase an aggregate of 4,133,000 shares of common stock to ULLICO and its participants pursuant to a Revolving Loan Agreement, as amended and restated from time to time. Of these warrants (a) 408,000 have an exercise price of $0.01 per share, (b) 3,400,000 have an exercise price of $10.00 per share and (c) 325,000 have a variable exercise price of $0.01 per share or $10.00 per share. This variable exercise price will only equal $0.01 if the aggregate value of Value America's capital stock does not exceed $600 million on or before December 31, 1999. The warrants to purchase 3,400,000 shares of common stock will be automatically exercised immediately prior to the closing of this offering in exchange for the elimination of Value America's debt under the loan agreement.

     In January 1999, Value America issued warrants to purchase an aggregate of 2,311,567 shares of common stock to certain investors and existing stockholders in connection with Value America's private placement of

6,000,000 shares of Series C preferred stock. All of these warrants have ten-year terms. Of the warrants granted, warrants to purchase 1,800,000 shares vest immediately have a variable exercise price of either $10.00 or $0.01 per share of common stock. The exercise price of these warrants will only equal $0.01 per share if the aggregate market value of Value America's equity securities does not exceed $600 million on or prior to December 31, 1999. Warrants to purchase 473,724 shares have an exercise price of $0.01 and will vest only if the aggregate market value of Value America's equity securities does not exceed $600 million on or before December 31, 1999. Warrants to purchase 37,843 shares of common stock vest immediately and have an exercise price of $0.01 per share. Assuming an initial public offering price of at least $14.00 per share the aggregate market value of Value America's equity securities will exceed $600 million on the closing of the offering.

     As a result of the variable exercise prices of certain of the warrants described above, if the market value of Value America's equity securities exceeds $600 million on the applicable date, Value America will receive additional proceeds of approximately $21.2 million upon the exercise of all of the warrants. If the aggregate market value of Value America's equity securities exceeds this level, outstanding warrants will be exercisable for an aggregate of 2,902,913 shares of common stock at a weighted average exercise price of $7.85 per share. If the market value of Value America's equity securities does not exceed this amount, outstanding warrants will be exercisable for an aggregate of 3,376,637 shares of common stock at a weighted average exercise price of $0.47 per share. Based upon the number of shares estimated to be outstanding immediately following this offering, the aggregate market value of Value America's equity securities will exceed $600 million if the trading price of its common stock exceeds $14.00 per share at any time on or before December 31, 1999.


REGISTRATION RIGHTS

     Pursuant to the Second Amended and Restated Registration Rights Agreement (the "Preferred Stock Registration Rights Agreement") dated as of January 12, 1999 among Value America and the holders of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock (the "Preferred Holders"), the Preferred Holders are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock owned now or in the future by such holders and the shares of common stock issuable upon conversion of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock (collectively, the "Registrable Securities"). As of January 15, 1999, the Registrable Securities consisted of a total of 10,737,162 shares of common stock (after giving effect to the conversion of the Series A preferred stock, the Series B preferred stock and Series C preferred stock into common stock upon the closing of this offering). If Value America proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, the Preferred Holders are entitled to notice of such registration and are entitled to include the Registrable Securities therein; provided, however, among other conditions, that any underwriters for such offering may limit the number of such shares included in such registration. In addition, the Preferred Holders may require Value America on not more than eight occasions to file a registration statement under the Securities Act with respect to the Registrable Securities, and Value America is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Preferred Holders may require Value America, on not more than six occasions and not more than once in any six-month period, to register the Registrable Securities on Form S-3 when such form becomes available to Value America, subject to certain conditions and limitations. Value America will bear all of the expenses of any such registration.

     In addition, pursuant to a Registration Rights Agreement dated as of June 3, 1998 between Value America and Capital Advisers, L.L.C. ("Capital"), Capital is entitled to certain rights with respect to the registration under the Securities Act of 288,321 shares of common stock (the "Capital Registrable Shares"). If Value America proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, Capital is entitled to notice of such registration and is entitled to include, on not more than two occasions, the Capital Registrable Shares therein; provided, however, among other conditions, that any underwriters for such offering may limit the number of such shares included in such registration. In addition, Capital may require Value America on not more than one occasion to file a registration statement on Form S-3 under the Securities Act with respect to the Capital Registrable Securities, and Value America is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Value America will bear all of the expenses of any such registration. Capital's registration rights are subject to and restricted by the terms of the Preferred Stock Registration Rights Agreement.

     Pursuant to a Registration Rights Agreement, dated November 17, 1998, as amended from time to time, among ULLICO and other participants in Value America's debt financing, (collectively, the "Debt Participants") and Value America, the Debt Participants are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock owned now or in the future by such holders and the shares of common stock issuable upon exercise of the warrants (the "Debt Warrants") issued in connection with such debt financing (the "Debt Registrable Shares"). As of January 13, 1999, the Debt Registrable Shares consisted of a total of 4,133,000 shares of common stock (after giving effect to the exercise of the Debt Warrants and excluding shares of common stock that are referenced in the Preferred Stock Registration Rights Agreement). If Value America proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, the Debt Participants are entitled to notice of such registration and are entitled to include the Debt Registrable Shares therein; provided, however, among other conditions, that any underwriters for such offering may limit the number of such shares included in such registration. In addition, the Debt Participants may require Value America on not more than two occasions to file a registration statement under the Securities Act with respect to the Debt Registrable Shares, and Value America is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Debt Participants may require Value America, on not more than six occasions and not more than once in any six-month period, to register the Debt Registrable Shares on Form S-3 when such form becomes available to Value America, subject to certain conditions and limitations. Value America will bear all of the expenses of such registration.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES, BYLAWS AND SECURITIES

     Value America's Articles and Bylaws contain provisions that might make more difficult the acquisition of control of Value America by means of a tender offer, a proxy contest, open market purchases or otherwise. The Articles provide for Value America's board of directors to be divided into three classes serving staggered terms so that the initial terms of each class of directors will expire at the respective annual meetings of stockholders in 1999, 2000 and 2001. Starting with the annual meeting of stockholders in 1999, one class of directors will be elected each year for a three-year term, subject to the terms of a voting agreement among certain existing stockholders. See "Certain Transactions." A director may be removed only for cause and then only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

     The Articles require the affirmative vote of more than two-thirds of the outstanding shares of common stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions. The Articles further require the affirmative vote of the majority of the outstanding shares of common stock for the approval of amendments to the Articles, except that the affirmative vote of at least three-quarters of the outstanding shares of common stock is required to approve an amendment to the Articles that (a) reduces or eliminates the number of authorized shares of Value America's capital stock, (b) amends or repeals Value America's staggered board of directors, (c) amends or repeals the Articles' super-majority voting provisions, (d) amends or repeals the Articles' indemnification provisions, (e) amends or repeals the Articles' restrictions on the calling of special meetings of Value America's stockholders, or (f) amends or repeals the Articles' limitations on the removal of Value America's directors.

     The Bylaws establish an advance notice procedure for the nomination, other than by the board of directors of Value America, of candidates for election as directors and for certain matters to be brought before an annual meeting of stockholders. A stockholder must give Value America notice not less than 90 days prior to an annual meeting of stockholders to (a) nominate persons to be elected directors of Value America at such meeting or (b) propose business matters to be considered at such meeting.

     The purpose of the relevant provisions of the Articles and Bylaws is to discourage certain types of transactions that may involve an actual or threatened change of control of Value America and to encourage persons seeking to acquire control of Value America to consult first with Value America's board of directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of Value America to an unsolicited proposal for a takeover of Value America that does not have the effect of maximizing long-term stockholder value or is otherwise unfair to stockholders of Value America, or an unsolicited proposal for the restructuring or sale of all or part of Value America that could have such effects. See "Risk Factors --

Applicable Laws and Our Charter Documents Contain Anti-Takeover and Indemnification Provisions that May Adversely Affect Stockholders."

     As of January 15, 1999, Value America had issued warrants to purchase an aggregate of 3,376,633 shares of common stock. Of these warrants, warrants to purchase 118,320 shares will not vest until December 18, 1999. These warrants contain provisions that will accelerate vesting in the event of a change in control, which is defined generally to be (a) an acquisition of 50% or more of Value America's common stock by an unrelated person, (b) the approval by Value America's shareholders of a liquidation of Value America, (c) the sale by Value America of substantially all of its assets, or (d) a reorganization or merger of Value America in which its stockholders will subsequently hold less than 50% of the resulting entity. All other warrants have vested.


ELIMINATION OF LIABILITY AND INDEMNIFICATION

     The Articles eliminate the liability of the officers and directors of Value America to Value America or its stockholders for monetary damages in any proceeding brought by or on behalf of stockholders of Value America except in cases of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles also provide for mandatory indemnification of any director or officer of Value America who is, was, or is threatened to be made a party to a proceeding (including a proceeding by or in the right of Value America) because (a) he or she is or was a director or officer of Value America or (b) he or she is or was serving as a director, trustee, partner or officer of or another legal entity at the request of Value America, against all liabilities and reasonable expenses incurred in connection with such proceeding, except such liabilities as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. In addition, the Articles expressly authorize Value America to enter into agreements to indemnify its officers and directors to the fullest extent permitted by the Articles and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     There is no pending litigation or proceeding involving an officer or director of Value America as to which indemnification is being sought, and Value America is not aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The rights of indemnification provided in Value America's Articles are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors, or otherwise. In addition, the Articles authorize Value America to maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Value America, whether or not Value America would have the power to provide indemnification to such person.


CERTAIN CORPORATE GOVERNANCE PROVISIONS OF THE VIRGINIA ACT

     Value America is subject to certain anti-takeover provisions of the Virginia Act that regulate affiliated transactions, control share acquisitions and the adoption of stockholder rights plans. The "affiliated transactions" provisions of the Virginia Act restrict certain transactions ("Affiliated Transactions") between Value America and any person (an "Interested Stockholder") who beneficially owns more than 10% of any class of Value America's voting securities. These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date Value America first had 300 stockholders of record or whose acquisition of shares making such person an Interested Stockholder was previously approved by a majority of Value America's Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Stockholder, a member of Value America's board of directors who was (a) a member on the date on which an Interested Stockholder became an Interested Stockholder or (b) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board of directors. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of Value America proposed by or on behalf of an Interested Stockholder, or any reclassification, including a reverse stock split, recapitalization or merger of Value America with its subsidiaries, which increases the percentage of voting shares beneficially owned by an Interested Stockholder by more than five percent.

     The "affiliated transaction" provisions of the Virginia Act prohibit Value America from engaging in an Affiliated Transaction with an Interested Stockholder for a period of three years after the Interested Stockholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Stockholder. Following the three-year period, in addition to any other vote required by law, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the stockholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by stockholders in the Affiliated Transaction (a) be in cash or in the form of consideration used by the Interested Stockholder to acquire the largest number of its shares and (b) not be less, on a per share basis, than the amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Stockholder for shares it acquired and the fair market value of the shares on specified dates.

     Value America is also subject to the "control share acquisitions" provision of the Virginia Act, which provides that shares of Value America's voting securities which are acquired in a "control share acquisition" have no voting rights unless such rights are granted by a stockholders' resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director of Value America. A "Control Share Acquisition" is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person's voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (a) one-fifth, (b) one-third or (c) a majority. "Beneficial ownership" means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person is deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with Value America and demand a special meeting of stockholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. Value America may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the stockholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those stockholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from Value America. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if the Articles or Bylaws are amended, within the time limits specified in the statute, to so provide.

     Finally, the stockholder rights plan provisions of the Virginia Act permit Value America's board of directors to adopt a stockholder rights plan that could render a hostile takeover prohibitively expensive if the Board determines that such a takeover is not in the best interests of Value America.

     A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, that any such election not to be governed by the "affiliated transactions" statute must be approved by the corporation's stockholders and will not become effective until 18 months after the date it is approved. Value America has not elected to exempt itself from coverage under these statutes. See "Risk Factors -- Applicable Laws and Our Charter Documents Contain Anti-Takeover and Indemnification Provisions that May Adversely Affect Stockholders."


EFFECT OF CERTAIN PROVISIONS UPON AN ATTEMPT TO ACQUIRE CONTROL OF VALUE
AMERICA

     The foregoing provisions of Value America's Articles and Bylaws, as well as the provisions of the Virginia Act described above, make more difficult, and may discourage certain types of potential acquirors from proposing, a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interests of the stockholders. Similarly, such provisions may delay or frustrate the assumption of control by a holder of a large block of common stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and temporary fluctuations in the market price of the common stock that might result from actual or proposed takeover attempts. See "Risk Factors -- Applicable Laws and Our Charter Documents Contain Anti-Takeover and Indemnification Provisions that May Adversely Affect Stockholders."


TRANSFER AGENT AND REGISTRAR

     First Union National Bank serves as Value America's transfer agent and registrar.


LISTING

     Value America has applied to have its common stock approved for quotation on the Nasdaq National Market under the proposed symbol "VUSA."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, Value America will have 42,934,862 shares of common stock outstanding, based on shares outstanding on January 20, 1999. Of the outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Value America, as that term is defined in Rule 144 under the Securities Act. All of the remaining 37,934,862 outstanding shares (the "Restricted Shares") will be "restricted securities" as defined in Rule
144. Restricted securities generally may be sold in the public market only if they are registered under the Securities Act or sold in compliance with Rule
144. The Restricted Shares are subject to lock-up agreements providing that, with certain limited exceptions, the holder thereof will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of, or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of, any shares of common stock or any option or warrant to purchase shares of common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, none of these shares will be available for sale in the public market until 180 days after the date of this prospectus. Beginning 180 days after the date of this prospectus (or earlier with the consent of BancBoston Robertson Stephens), approximately 28,103,412 of these shares will be eligible for immediate resale in the public market under Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding periods of certain prior owners) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(a) 1% of the number of shares of common stock then outstanding (or approximately 328,897 shares immediately after this offering); or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Value America. Under Rule 144(k), a person who is not deemed to have been an affiliate of Value America at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding periods of certain prior owners), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The one-year and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from Value America or an affiliate of Value America.

     Approximately 90 days after the closing of this offering, Value America intends to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to incentive awards outstanding or reserved for issuance under Value America's stock incentive plan. Based on the number of shares subject to outstanding options at August 31, 1998 and currently reserved for issuance under all such plans, such registration statement will cover 6,250,000 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market upon the filing of such registration statement subject to Rule 144 volume limitations applicable to affiliates of Value America, and, in the case of existing stockholders, subject to the expiration of the 180-day lock-up agreements described above.

     Prior to this offering, there has been no public market for the common stock of Value America. There can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock prevailing from time to time and could impair Value America's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Volpe Brown Whelan & Company, LLC and The Robinson-Humphrey Company, LLC, have severally agreed with Value America, subject to the terms and conditions set forth in the underwriting agreement, to purchase from Value America the numbers of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                   NUMBER
UNDERWRITER                                       OF SHARES
----------------------------------------------   ----------
  BancBoston Robertson Stephens Inc. .........
  Volpe Brown Whelan & Company, LLC ..........
  The Robinson-Humphrey Company, LLC .........



     Total ...................................   5,000,000
                                                 =========

     The representatives have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession not in excess of $    per share, of which $    may
be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by Value America as set forth on the cover page of this prospectus.

     Craig A. Winn, the Chairman and Chief Executive Officer and a director of Value America, and Rex Scatena, the Executive Vice President -- Business Development and a director of Value America (the "selling stockholders"), and Value America have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as Value America will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. The selling stockholders and Value America will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered hereby.

     The following table shows the per share and total underwriting discounts and commissions to be paid by Value America and the selling stockholders to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.



                                                                             WITHOUT
                                                              PER SHARE       OPTION      WITH OPTION
                                                             -----------   -----------   ------------
     Public offering price ...............................    $            $               $
     Underwriting discounts and commissions ..............    $            $               $
     Proceeds, before expenses, to Value America .........    $            $               $
     Proceeds to selling stockholders ....................    $            $   --          $

The expenses of the offering are estimated at $1.5 million and are payable entirely by Value America. BancBoston Robertson Stephens Inc. expects to
deliver the shares of common stock to purchasers on        , 1999.

     The underwriting agreement contains covenants of indemnity among the underwriters, Value America and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Each of Value America's executive officers, directors, director-nominees and other stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus (the "Lock-Up Period"), not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of Value America's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, Value America has agreed that, during the Lock-Up Period, it will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than Value America's sale of shares in the offering, its issuance of common stock upon the exercise of currently outstanding options and warrants, and its issuance of incentive awards under its stock incentive plan. See "Shares Eligible for Future Sale."

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the common stock of Value America. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between Value America and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of Value America, market valuations of other companies that Value America and the representatives believe to be comparable to Value America, estimates of the business potential of Value America, the present state of Value America's development and other factors deemed relevant.

     The Robinson-Humphrey Company, LLC, which is serving as one of the representatives, identified an entity that made a short-term loan of $5.0 million to Value America in October 1998. The loan was repaid in December 1998. For its services, Robinson-Humphrey received a fee of $150,000 from Value America.

     STABILIZATION. The representatives have advised Value America that, pursuant to Regulation M under the Securities Exchange Act of 1934, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised Value America that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Value America by LeClair Ryan, A Professional Corporation, Richmond, Virginia. Gary D. LeClair, the Chairman of LeClair Ryan, A Professional Corporation, is a director of Value America, and Mr. LeClair and certain of his partners beneficially own, in the aggregate, 201,252 shares of common stock. See "Management -- Executive Officers, Directors and Key Personnel" and "Principal Stockholders." Certain legal matters in connection with this offering will be passed upon for the underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.


                                    EXPERTS

     The financial statements of Value America, Inc. as of December 31, 1997 and December 31, 1996, and for the year ended December 31, 1997 and the period from inception (March 13, 1996) through December 31, 1996, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Value America, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

     We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                              PAGE
                                                                                             -----
Report of Independent Accountants ........................................................    F-2
Financial Statements:
 Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998 (unaudited) ......    F-3
 Statements of Operations for the period from Inception (March 13, 1996) through December
  31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1997
  (unaudited) and 1998 (unaudited) .......................................................    F-4
 Statements of Changes in Stockholders' Equity (Deficit) for the period from Inception
  (March 13,1996) through September 30, 1998 (unaudited) .................................    F-5
 Statements of Cash Flows for the period from Inception (March 13, 1996) through December
  31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1997
  (unaudited) and 1998 (unaudited) .......................................................    F-6
 Notes to Financial Statements ...........................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF VALUE AMERICA, INC.

     In our opinion, the accompanying balance sheets and related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Value America, Inc., at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from Inception (March 13, 1996) through December 31, 1996, and the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Value America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

McLean, Virginia
June 2, 1998, except as to Note 12,
which is as of September 1, 1998

                              VALUE AMERICA, INC.


                                BALANCE SHEETS

                                                                                                                  PRO FORMA
                                                                   DECEMBER 31,                                BALANCE SHEET AT
                                                          -------------------------------    SEPTEMBER 30,      SEPTEMBER 30,
                                                               1996             1997              1998          1998 (NOTE 1)
                                                          -------------   ---------------   ---------------   -----------------
                                                                                                        (UNAUDITED)
                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................    $   80,902      $ 10,340,987      $   1,556,423      $ 101,435,145
 Restricted cash ......................................            --                --          3,750,000          3,750,000
 Accounts receivable, net of allowance of $0,
   $49,000 and $771,000 ...............................        12,500           458,005          3,086,933          3,086,933
 Inventory ............................................            --                --          1,144,796          1,144,796
 Other current assets .................................            --             7,128             87,500             87,500
                                                           ----------      ------------      -------------      -------------
   TOTAL CURRENT ASSETS ...............................        93,402        10,806,120          9,625,652        109,504,374
                                                           ----------      ------------      -------------      -------------
Equipment, furniture and fixtures, net ................        48,578           167,800          1,612,167          1,612,167
Restricted cash .......................................            --                --          1,500,000          1,500,000
Deferred offering costs ...............................            --                --            990,147            990,147
Note receivable from officer ..........................            --                --            250,000            250,000
Other assets ..........................................         1,894            20,158             17,387             17,387
                                                           ----------      ------------      -------------      -------------
   TOTAL ASSETS .......................................    $  143,874      $ 10,994,078      $  13,995,353      $ 113,874,075
                                                           ==========      ============      =============      =============

                                 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                                     AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable .....................................    $   29,744      $    126,643      $  10,805,042      $  10,805,042
 Accrued expenses .....................................        25,052           707,133            847,879            847,879
 Deferred revenue .....................................            --           352,500          1,557,381          1,557,381
 Accrued stock-based compensation .....................            --           273,000            879,625            879,625
 Notes payable to shareholders ........................       150,000                --            700,000            700,000
 Other current liabilities ............................         4,152            18,041                 --                 --
                                                           ----------      ------------      -------------      -------------
   TOTAL CURRENT LIABILITIES ..........................       208,948         1,477,317         14,789,927         14,789,927
                                                           ----------      ------------      -------------      -------------
Deferred revenue ......................................       210,000         1,294,586          1,057,742          1,057,742
Other liabilities .....................................            --            66,644             50,000             50,000
                                                           ----------      ------------      -------------      -------------
   TOTAL LIABILITIES ..................................       418,948         2,838,547         15,897,669         15,897,669
                                                           ----------      ------------      -------------      -------------
Commitments and contingencies
MANDATORILY REDEEMABLE PREFERRED STOCK:
 Series A, without par value, convertible, 5%
   cumulative dividend; 5,000,000 shares authorized,
   issued and outstanding (0 in 1996 and pro forma);
   redeemable for
   $4.00 per share ....................................            --         9,465,982         12,967,751                 --
 Series B, without par value, convertible, 5%
   cumulative dividend; 617,979 shares authorized,
   issued and outstanding (0 in 1996, 1997 and pro
   forma); redeemable for $60.94 per share ............            --                --         20,264,490                 --
 Series C, without par value, convertible, 5%
   cumulative dividend; 6,000,000 shares authorized
   pro forma, (0 issued and outstanding in 1996,
   1997 and pro forma); redeemable for $20.00 per
   share ..............................................            --                --                 --                 --
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, no par value, 100,000,000 shares
   authorized, actual; 500,000,000 shares authorized,
   pro forma; 22,500,000, 23,152,500 and
   23,152,500 shares issued and outstanding, actual;
   27,889,662 shares issued and outstanding,
   pro forma ..........................................       150,000          (455,500)           238,718        133,349,681
 Accumulated deficit ..................................      (425,074)         (854,951)       (35,373,275)       (35,373,275)
                                                           ----------      ------------      -------------      -------------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ...............      (275,074)       (1,310,451)       (35,134,557)        97,976,406
                                                           ----------      ------------      -------------      -------------
   TOTAL LIABILITIES, MANDATORILY REDEEMABLE
    PREFERRED STOCK AND STOCKHOLDERS' EQUITY
    (DEFICIT) .........................................    $  143,874      $ 10,994,078      $  13,995,353      $ 113,874,075
                                                           ==========      ============      =============      =============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


                           STATEMENTS OF OPERATIONS



                                                   PERIOD
                                               FROM INCEPTION
                                                 (MARCH 13,                              NINE MONTHS ENDED
                                               1996) THROUGH       YEAR ENDED              SEPTEMBER 30,
                                                DECEMBER 31,      DECEMBER 31,    --------------------------------
                                                    1996              1997             1997             1998
                                              ---------------   ---------------   -------------   ----------------
                                                                                            (UNAUDITED)
REVENUES:
 Net sales ................................     $        --      $     47,677     $    5,134       $  21,631,270
 Product presentations ....................              --            85,764             --             852,166
                                                -----------      ------------     -----------      -------------
   Total revenues .........................              --           133,441          5,134          22,483,436
                                                -----------      ------------     -----------      -------------
COST OF REVENUES:
 Cost of goods sold .......................              --            31,025          4,900          21,570,087
 Product presentations ....................          96,680           454,617        187,366             583,000
                                                -----------      ------------     -----------      -------------
   Total cost of revenues .................          96,680           485,642        192,266          22,153,087
                                                -----------      ------------     -----------      -------------
Gross profit (loss) .......................         (96,680)         (352,201)      (187,132)            330,349
                                                -----------      ------------     -----------      -------------
OPERATING EXPENSES:
 Sales, advertising and marketing .........          43,863           487,626        204,855          20,973,771
 General and administrative ...............         152,018           544,479        217,000           4,258,927
 Technical and system development .........         135,896           486,776        239,771           2,580,675
 Professional fee (Note 6) ................              --                --             --             694,218
                                                -----------      ------------     -----------      -------------
   Total operating expenses ...............         331,777         1,518,881        661,626          28,507,591
                                                -----------      ------------     -----------      -------------
 Operating loss ...........................        (428,457)       (1,871,082)      (848,758)        (28,177,242)
OTHER INCOME AND EXPENSES:
 Interest income (expense), net ...........           3,383            17,823         (2,956)            229,310
                                                -----------      ------------     -----------      -------------
NET LOSS                                           (425,074)       (1,853,259)      (851,714)        (27,947,932)
 Accretion and dividends on Series A
   and Series B redeemable preferred
   stock ..................................              --          (188,368)            --          (6,570,392)
                                                -----------      ------------     -----------      -------------
 Net loss available for common
   stockholders ...........................     $  (425,074)     $ (2,041,627)    $ (851,714)      $ (34,518,324)
                                                ===========      ============     ===========      =============
NET LOSS PER COMMON SHARE:
 Basic ....................................     $     (0.02)     $      (0.09)    $    (0.04)      $       (1.49)
                                                ===========      ============     ===========      =============
 Diluted ..................................     $     (0.02)     $      (0.09)    $    (0.04)      $       (1.49)
                                                ===========      ============     ===========      =============
WEIGHTED AVERAGE NUMBER OF SHARES:
 Basic ....................................      22,500,000        22,615,625     22,519,505          23,152,500
                                                ===========      ============     ===========      =============
 Diluted ..................................      22,500,000        22,615,625     22,519,505          23,152,500
                                                ===========      ============     ===========      =============

   The accompanying notes are an integral part of these financial statements.

                                 VALUE AMERICA


            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                 COMMON STOCK
                                                        ------------------------------      ACCUMULATED
                                                           SHARES           AMOUNT            DEFICIT              TOTAL
                                                        ------------   ---------------   -----------------   -----------------
Initial capitalization ..............................   22,500,000      $    150,000       $          --       $     150,000
Net loss ............................................           --                --            (425,074)           (425,074)
                                                        ----------      ------------       -------------       -------------
BALANCE, DECEMBER 31, 1996 ..........................   22,500,000           150,000            (425,074)           (275,074)
                                                        ----------      ------------       -------------       -------------
Common stock granted as employee
 compensation .......................................       75,000            43,750                  --              43,750
Transfer of S-corporation losses upon
 re-incorporation as a C-corporation ................           --        (1,611,750)          1,611,750                  --
Sale of common stock and warrants ...................      577,500           962,500                  --             962,500
Accrual of preferred stock dividends ................           --                --             (37,500)            (37,500)
Accretion of redeemable preferred stock .............           --                --            (150,868)           (150,868)
Net loss ............................................           --                --          (1,853,259)         (1,853,259)
                                                        ----------      ------------       -------------       -------------
BALANCE, DECEMBER 31, 1997 ..........................   23,152,500          (455,500)           (854,951)         (1,310,451)
                                                        ----------      ------------       -------------       -------------
Accrual of preferred stock dividends (unaudited).....           --                --          (1,098,672)         (1,098,672)
Accretion of redeemable preferred stock
 (unaudited) ........................................           --                --          (5,471,720)         (5,471,720)
Professional fee (unaudited) ........................           --           694,218                  --             694,218
Net loss (unaudited) ................................           --                --         (27,947,932)        (27,947,932)
                                                        ----------      ------------       -------------       -------------
BALANCE, SEPTEMBER 30, 1998 (UNAUDITED) .............   23,152,500      $    238,718       $ (35,373,275)      $ (35,134,557)
                                                        ==========      ============       =============       =============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


                           STATEMENTS OF CASH FLOWS

                                                            PERIOD
                                                        FROM INCEPTION
                                                          (MARCH 13,                                NINE MONTHS ENDED
                                                        1996) THROUGH       YEAR ENDED                SEPTEMBER 30,
                                                         DECEMBER 31,      DECEMBER 31,     ----------------------------------
                                                             1996              1997              1997               1998
                                                       ---------------   ----------------   --------------   -----------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..........................................     $ (425,074)       $ (1,853,259)      $ (851,714)      $ (27,947,932)
 Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities:
   Depreciation and amortization ...................          9,137              45,946           34,460             388,958
   Common stock granted as employee
    compensation ...................................             --              43,750           43,750                  --
   Stock-based compensation ........................             --             273,000          109,200             606,625
   Professional fee ................................             --                  --               --             694,218
 Changes in assets and liabilities:
   Accounts receivable .............................        (12,500)           (445,505)          (9,575)         (2,628,928)
   Inventory .......................................             --                  --               --          (1,144,796)
   Note receivable from officer ....................             --                  --               --            (250,000)
   Other assets ....................................         (1,894)            (25,392)          (7,045)            (77,601)
   Accounts payable ................................         29,744              96,899            7,184          10,678,399
   Accrued expenses ................................         25,052              89,810           39,072             733,017
   Deferred revenue ................................        210,000           1,437,086          678,075             968,037
   Other liabilities ...............................             --                  --           98,857                  --
                                                         ----------        ------------       ----------       -------------
NET CASH (USED IN) PROVIDED BY OPERATING
 ACTIVITIES ........................................       (165,535)           (337,665)         142,264         (17,980,003)
                                                         ----------        ------------       ----------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Restricted cash ...................................             --                  --               --          (5,250,000)
 Capital expenditures ..............................        (57,715)           (165,168)         (50,168)         (1,833,325)
                                                         ----------        ------------       ----------       -------------
NET CASH USED IN INVESTING ACTIVITIES ..............        (57,715)           (165,168)         (50,168)         (7,083,325)
                                                         ----------        ------------       ----------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from assets placed under capital
   lease ...........................................          5,558              46,892           46,892                  --
 Principal payments under capital lease
   obligations .....................................         (1,406)            (16,359)         (10,659)            (34,685)
 Proceeds from issuance of common stock ............        150,000             962,500               --                  --
 Proceeds from issuance of preferred stock .........             --          10,000,000               --          18,829,894
 Payment of offering costs .........................             --            (130,115)              --          (2,946,149)
 Debt repayments ...................................             --            (150,000)        (150,000)                 --
 Borrowings ........................................        150,000              50,000           50,000             700,000
 Dividends paid ....................................             --                  --               --            (270,296)
                                                         ----------        ------------       ----------       -------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES ........................................        304,152          10,762,918          (63,767)         16,278,764
                                                         ----------        ------------       ----------       -------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .......................................         80,902          10,260,085           28,329          (8,784,564)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ............................................             --              80,902           80,902          10,340,987
                                                         ----------        ------------       ----------       -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........     $   80,902        $ 10,340,987       $  109,231       $   1,556,423
                                                         ==========        ============       ==========       =============
Non-cash investing and financing transactions:
 Issuance of common stock to an employee as
   compensation ....................................     $       --        $     43,750       $   43,750       $          --
                                                         ==========        ============       ==========       =============
 Increase in accrued expenses related to
   preferred stock offering costs ..................     $       --        $    592,271       $       --       $          --
                                                         ==========        ============       ==========       =============
 Accretion and dividends on redeemable
   preferred stock .................................     $       --        $    188,368       $       --       $   6,570,392
                                                         ==========        ============       ==========       =============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Value America, Inc. ("Value America") is an Internet-based retailer that sells a large selection of high quality, brand name products and services at competitive prices to both consumers and businesses. Additionally, Value America develops and maintains custom multi-media presentations for the products and services featured on its on-line store. Value America was considered to be a development stage enterprise until the first quarter of 1998.


     RISKS AND UNCERTAINTIES

     Value America is subject to all of the risks inherent in an early stage business in the technology and retail industries. These risks include, but are not limited to: limited operating history, limited senior management resources, management of a changing business, reliance on merchandise vendors, reliance on other third parties, competitive nature of the industry, dependence on the Internet and related security risks, development and maintenance of efficient information technologies to support the business, and uncertain ability to protect proprietary intellectual properties.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     CASH AND CASH EQUIVALENTS

     Value America considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.


     RESTRICTED CASH

     Through September 30, 1998, Value America had entered into letter of credit agreements with three vendors whereby Value America granted security interests and limited powers of attorney over certificates of deposit totaling $3,750,000 (unaudited). The letters of credit are callable if Value America defaults in the payments of trade payables to the secured vendors and expire through August 1999. The $3,750,000 (unaudited) in certificates of deposit is included in restricted cash as of September 30, 1998.

     In April 1998, Value America entered into a two-year agreement for credit card clearing services which required Value America to establish a $1,500,000 cash deposit account to cover potential chargebacks. Although the agreement may be terminated without penalty by either party, the credit card processor can require Value America to maintain the account for up to ten months following termination. Additionally, the credit card processor has a first priority lien and security interest in the deposit account until the funds are released to Value America. This cash deposit is included in restricted cash as of September 30, 1998 (unaudited).


     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of Value America's financial instruments, which include accounts receivable, accounts payable, notes payable, accrued expenses, and mandatorily redeemable preferred stock, is considered to approximate fair value due to the relatively short maturities of the respective instruments.


     INVENTORY AND COST OF GOODS SOLD

     In 1998, Value America began to periodically commit to purchase quantities of merchadise from vendors prior to receiving customer orders. The inventory generally remains at the manufacturer or distributor that provides fulfillment services for Value America. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. At September 30, 1998, Value America committed to inventory purchases of approximately $2,275,000 (unaudited).

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES -- Continued

     During the nine months ended September 30, 1998 (unaudited), Value America purchased goods from three manufacturers that accounted for approximately 68%, 11% and 5%, respectively, of net sales. The amount of net sales related to purchases from these manufacturers is minimal for the comparable period in 1997. Value America has no long-term contracts or arrangements with any of its manufacturers that guarantee the availability of merchandise, the continuation of particular payment terms, or the extension of credit limits. There can be no assurance that Value America's current manufacturers will continue to sell merchandise to Value America on current terms or that Value America will be able to establish new or extend current relationships to ensure acquisition of merchandise in a timely manner and on acceptable commercial terms. If Value America were unable to develop and maintain relationships that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on Value America's financial position, results of operations and cash flows.


     EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are recorded at cost. Value America computes depreciation on a straight-line basis for financial reporting purposes and uses accelerated depreciation methods for tax purposes, where appropriate.


     REVENUE AND COST RECOGNITION

     Value America's online store showcases products and services using multi-media presentations that allow customers to learn more about the features and benefits of the products and to purchase the products from Value America. Vendors generally ship products directly to the customer upon receipt of an order from Value America. Revenue from product sales is recognized upon shipment from the vendor. Value America is responsible for selling the merchandise, collecting payment from the customer, ensuring shipment to the customer and processing returns. Value America takes title to the product upon shipment and bears the risk of loss for collection, delivery and merchandise returns from customers. Value America accrues a reserve for estimated product returns at the time of sale.

     Value America has contractual agreements with vendors under which Value America prepares and maintains multi-media production presentations and lists vendors' merchandise in Value America's online store. These agreements provide for both the development and the Internet-access of these presentations for established contractual periods. Value America recognizes product presentation and listing revenue ratably over the period of the related agreement beginning upon availability of the presentation in Value America's online store and recognizes the costs of developing and maintaining presentations as incurred. At December 31, 1997 and September 30, 1998, Value America had total deferred revenue associated with product presentations of $1,647,086 and $2,426,254 (unaudited), respectively, which it will recognize over varying terms through 2000. The agreements generally provide for the payment of a renewal fee for presentations and merchandise listings beyond the initial agreement period. Revenues from renewal fees are recognized ratably over the renewal term.

     Value America also has deferred revenue of approximately $188,869 at September 30, 1998 (unaudited) associated with cash received for product sales in advance of the shipment of the underlying product, which will be recognized as revenue upon product shipment.


     ADVERTISING

     Advertising costs are expensed as incurred. Cash received from cooperative advertising agreements is recorded as a reduction of advertising expense. Advertising expense for the year ended December 31, 1997 and the nine months ended September 30, 1998 was approximately $194,000 and $18,372,000 (unaudited), net of cooperative advertising of approximately $0 and $1,761,000 (unaudited), respectively.

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES -- Continued


     VALUE AMERICA DOLLARS

     On certain purchases, Value America offers customers "Value America Dollars", which can be used against future purchases of merchandise from the store. Value America records a liability for Value America Dollars at the time of the sale on which the Value America Dollars are earned. At December 31, 1997 and September 30, 1998 (unaudited), Value America had recorded approximately $2,000 and $83,000 (unaudited), respectively, in accrued expenses for Value America Dollars.


     MANDATORILY REDEEMABLE PREFERRED STOCK

     Value America carries its mandatorily redeemable preferred stock at fair value with periodic adjustments to increase the carrying value to its redemption value at the earliest possible date of stockholder initiated redemption. See Note 5 for additional information related to mandatorily redeemable preferred stock.


     EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128 (FAS 128), "EARNINGS PER SHARE," establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the period, except if anti-dilutive. Potential common shares used in the diluted earnings per share calculation consist of (i) the incremental common shares issuable upon conversion of the mandatorily redeemable preferred stock (using the if-converted method) and (ii) shares issuable upon the exercise of stock options and warrants (using the treasury stock method).


     STOCK-BASED COMPENSATION

     FAS 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," defines a fair value based method of accounting for employee stock options or similar equity instruments. This statement allows companies to recognize compensation expense associated with stock-based awards either by the fair value method prescribed by FAS 123 or the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25. Value America uses the method prescribed by APB Opinion No. 25 for employee stock options and makes supplemental disclosures (Note 6) to show the effects of using the fair value-based measurement criteria. Value America accounts for options granted to non-employees as prescribed by FAS 123.


     INCOME TAXES

     FAS 109, "ACCOUNTING FOR INCOME TAXES," requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years arising from differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.


     TECHNICAL AND SYSTEM DEVELOPMENT

     Technical and system development expenses consist primarily of payroll related expenses and consulting fees for the development of software to support Value America's web site and order fulfillment systems. To date, all technical and system development costs have been expensed as incurred.


     RECLASSIFICATIONS

     Certain reclassifications were made to the 1997 financial statements to conform to the 1998 presentation.

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES -- Continued


     NEW ACCOUNTING PRONOUNCEMENTS

     As of January 1, 1998, Value America adopted FAS 130, "REPORTING COMPREHENSIVE INCOME," which establishes standards for the reporting and display of comprehensive income and its components. The adoption of FAS 130 had no impact on Value America's net loss or stockholders' equity as the comprehensive loss was the same as Value America's net loss.

     In June 1997, the Financial Accounting Standards Board issued FAS 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement establishes standards for the way that public reporting enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial reports issued to stockholders. FAS 131 is required to be adopted for Value America's fiscal year ending December 31, 1998. Based upon its present structure, Value America does not believe that FAS 131 will impact existing presentations and disclosures. As Value America's business and structure continue to evolve, Value America will continue to evaluate the impact, if any, of the adoption of this pronouncement on Value America's existing disclosures.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 is effective for Value America's fiscal year ending December 31, 1999. Value America is currently evaluating the prospective impact of this pronouncement on Value America's financial condition, results of operations and cash flows.

     In December 1998, the Financial Accounting Standards Board reached a tentative conclusion on its project addressing issues under APB 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." The tentative conclusions reached by the Board that would result in a change in Value America's current practice relate to the repricing of options and the definition of an employee. An exposure draft of the proposed interpretation is expected in the first quarter of 1999. If the interpretation is adopted as drafted, it will be applied prospectively but will cover events that occur after December 15, 1998. There will be no effect on financial statements for the period prior to the effective date of the final interpretation. Value America believes that it is in compliance with the tentative conclusion of this project as of September 30, 1998.


     INTERIM FINANCIAL INFORMATION (UNAUDITED)

     Interim financial information for the nine months ended September 30, 1997 and 1998 included herein is unaudited. However, Value America believes the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.


     PRO FORMA BALANCE SHEET (UNAUDITED)

     The accompanying unaudited pro forma balance sheet at September 30, 1998, reflects: (i) the issuance of revolving notes payable and 4,133,000 warrants for $34.0 million, (ii) the issuance of 645,200 shares of common stock and 118,320 warrants at $10.00 per share, (iii) the issuance of 6,000,000 shares of Series C redeemable convertible preferred stock and 2,311,567 warrants at $10.00 per share, (iv) the mandatory conversion of the Series A, Series B and Series C convertible preferred stock into 10,737,162 shares of common stock, assuming consummation of the offering, and (v) the mandatory exercise of the Type B warrants, resulting in the cancellation of $34.0 million of indebtedness and the issuance of 3,400,000 shares of common stock, assuming consummation

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES -- Continued

of the offering. Value America will allocate the relative fair value of the warrants to stockholders' equity once an independent valuation report is received. See Note 13.


2. ACCOUNTS RECEIVABLE

     Accounts receivable primarily represent amounts billed for agreements related to multi-media product presentations and amounts billed for products shipped to business customers. Agreement terms permit Value America to bill 50% of the total product presentation agreement value at signing with the remainder billable when the presentations become available to customers on Value America's web site. Business customers that are extended credit are billed upon product shipment. Value America maintains reserves for potential credit losses.



3. EQUIPMENT, FURNITURE AND FIXTURES


                                                        DECEMBER 31,
                                                  ------------------------    SEPTEMBER 30,    DEPRECIABLE
                                                     1996          1997           1998            LIVES
                                                  ----------   -----------   --------------   ------------
                                                                               (UNAUDITED)
Computer hardware and software ................    $ 54,537     $ 179,072      $1,590,232       2 years
Office furniture and equipment ................       3,178        37,580         430,262      2-5 years
Other .........................................          --         6,231          35,714       2 years
                                                   --------     ---------      ----------
                                                     57,715       222,883       2,056,208
Accumulated depreciation ......................      (9,137)      (55,083)       (444,041)
                                                   --------     ---------      ----------
Net equipment, furniture and fixtures .........    $ 48,578     $ 167,800      $1,612,167
                                                   ========     =========      ==========

     Computer equipment with a capitalized cost of $5,558 and $50,998 at December 31, 1996 and 1997, respectively, and accumulated depreciation of $1,853 and $33,671, at December 31, 1996 and 1997, respectively, was held under capital lease agreements. These leases were paid in full during the nine months ended September 30, 1998.


4. NOTES PAYABLE AND LINE OF CREDIT

     At December 31, 1997 and September 30, 1998 (unaudited), Value America had a note payable to an employee in the amount of $50,000. This note bears interest at 5% annually with interest and principal payable on September 15, 2007. The note payable is included in other liabilities at December 31, 1997 and September 30, 1998 (unaudited).

     On April 8, 1998, Value America entered into a line of credit agreement with a bank, which provides for borrowings up to $5,000,000. Such borrowings are fully secured by liquid securities. Interest on any funds advanced will accrue at a rate of LIBOR plus 1.75% and the agreement expires on May 31, 1999. There were no amounts outstanding under this line at September 30, 1998.


5. MANDATORILY REDEEMABLE PREFERRED STOCK

     In December 1997, Value America sold 5,000,000 shares of 5% Cumulative Convertible Series A preferred stock ("Series A") for $10,000,000. Value America recorded proceeds from this sale, net of related offering costs, of $9,277,614. These shares are convertible at any time at the option of the holder at a rate such that one preferred share will be convertible into the number of common shares which results from dividing $2.00 by the $3.47 conversion price (subject to adjustment). Series A stockholders are entitled to the number of votes equal to the largest number of common shares into which the preferred shares could be converted on the record date for the determination of stockholders eligible to vote on a particular matter.

     If Value America does not successfully offer common shares to the public before December 19, 1999, the Series A shares may be redeemed at the option of the stockholder for $4.00 per share plus any unpaid dividends. If full redemption is not elected by the stockholder, 1,666,666 shares are mandatorily redeemable in each of

                              VALUE AMERICA, INC.

5. MANDATORILY REDEEMABLE PREFERRED STOCK -- Continued

January 2003, 2004 and 2005 at a price of $4.00 per share plus any unpaid dividends. In addition, if there is no successful public offering by December 19, 1999, the dividend rate increases to 9%, retroactive to the issuance date. Dividends accrue daily and are due quarterly on April 1, July 1, October 1 and January 1. As discussed in Note 1, the carrying amount of these securities is periodically adjusted to increase the carrying value to the redemption value of $20,000,000 at December 19, 1999. Accretion for 1997 and the nine months ended September 30, 1998 (unaudited) was $188,368 and $3,772,065, respectively, inclusive of cumulative unpaid dividends at 9%.

     At the completion of a successful public offering of equity securities with aggregate gross proceeds of at least $25,000,000 with a minimum common share price of $3.82, the Series A Preferred Shares will automatically convert to common shares, with certain registration rights. In addition, the Series A preferred stockholders could, at their discretion, elect to purchase up to 85% of Value America for a previously agreed-upon price before March 17, 1998. This option lapsed without exercise.

     In June 1998, Value America sold 617,979 shares of 5% Cumulative Convertible Series B preferred stock ("Series B") for $18,829,894. Value America recorded proceeds from this sale, net of related offering costs, of $17,466,163. These shares are convertible at any time at the option of the holder at a rate such that one preferred share will be convertible into three shares of common stock (subject to adjustment). Series B stockholders are entitled to the number of votes equal to the largest number of common shares into which the shares can be converted.

     If Value America does not successfully offer common shares to the public before December 19, 1999, the Series B shares may be redeemed at the option of the stockholder for $60.94 per share plus any unpaid dividends. If full redemption is not elected by the stockholder, 205,993 shares are mandatorily redeemable in each of January 2003, 2004 and 2005 at a price of $60.94 per share plus any unpaid dividends. In addition, if there is no successful public offering by December 19, 1999, the dividend rate increases to 9%, retroactive to the issuance date. Dividends accrue daily and are due quarterly on April 1, July 1, October 1 and January 1. As discussed in Note 1, the carrying amount of these securities is periodically adjusted to increase the carrying value to the redemption value of $37,659,640 at December 19, 1999. Accretion for the nine months ended September 30, 1998 was $2,798,327 (unaudited), inclusive of cumulative unpaid dividends at 9%.

     At the completion of a successful public offering of equity securities with aggregate gross proceeds of at least $25,000,000 with a minimum common share price of $3.82, the Series B Preferred Shares will automatically convert to common shares, with certain registration rights.

     The Series B investors also acquired 617,979 shares of common stock from the two founders of Value America for $6,276,607.

     Value America paid finders' fees of $500,000 and $1,050,000, for the placement of the Series A and Series B preferred stock, respectively, to a stockholder. These amounts are recorded as a reduction of the related proceeds (Note 13).


6. STOCKHOLDERS' EQUITY (DEFICIT)


     COMMON STOCK

     During 1996, Value America was capitalized with the issuance of an aggregate of 22,500,000 shares of common stock, without par value, to the two founders of Value America for $150,000. A common stockholder is entitled to one vote for each common share held.

                              VALUE AMERICA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT) -- Continued

     In October and November 1997, Value America sold 427,500 and 150,000 shares of common stock at a price of $1.50 and $1.67 per share, respectively, and 213,750 warrants at a price of $0.33 per warrant. The warrants expire October 31, 2002 and allow the holder to purchase one share of common stock for $1.67.

     In June 1998, Value America's principal stockholder sold 288,321 shares of common stock to an entity which assisted in the promotion of the private placements of Series A and Series B preferred stock. The shares were sold for $1,000,000 in cash and $1,000,000 in notes payable to the stockholder, due June 30, 2003. The note is not payable unless the fair market value of the shares, as defined, exceeds $6,000,000 on the determination date. The excess of the fair value of the stock sold by the principal stockholder over the consideration received was recognized by Value America as a period expense (with a corresponding increase in common stock) in the amount of $694,218. The fair value of the note was determined by an independent valuation to be $226,000.


     PREFERRED STOCK

     Value America has reserved for issuance 25,000,000 (unaudited), no par value, shares of preferred stock. Through September 30, 1998, 5,617,979 (unaudited) shares of preferred stock were issued and outstanding (Notes 5 and 13).


     INCENTIVE PLAN

     In connection with Value America's Incentive Plan ("Plan"), Value America's board of directors has reserved 6,250,000 shares of common stock to grant nonqualified and incentive stock options to employees, officers, directors and certain non-employees. The exercise price of each option granted under the Plan is determined by the Compensation Committee of Value America's board of directors and is generally equal to the fair market value of Value America's common stock on the date of grant. The Plan also provides for the issuance of stock appreciation rights, restricted stock and incentive stock.

     The terms of option grants and issuances of stock appreciation rights, restricted stock and incentive stock, including vesting and exerciseability, are determined by the Compensation Committee. Options granted through September 30, 1998 (unaudited) generally vest over periods up to five years and expire upon the earlier of ten years from the date of grant or upon termination of employment. Through September 30, 1998 (unaudited), no stock appreciation rights, restricted stock or incentive stock had been granted.

                              VALUE AMERICA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT) -- Continued

     A summary of stock option activity is as follows:

                                                                                         WEIGHTED AVERAGE
                                                                   NUMBER OF OPTIONS      EXERCISE PRICE
                                                                  -------------------   -----------------
Outstanding, December 31, 1996 ................................               --              $  --
Granted .......................................................        2,591,625               0.88
Exercised .....................................................               --                 --
Expired/forfeited .............................................           (6,000)              1.67
                                                                       ---------              -----
Outstanding, December 31, 1997 ................................        2,585,625               0.88
Granted (unaudited) ...........................................        1,593,005               5.88
Exercised (unaudited) .........................................               --                 --
Expired/forfeited (unaudited) .................................         (496,755)              3.53
                                                                       ---------              -----
Outstanding, September 30, 1998 (unaudited) ...................        3,681,875             $ 2.69
                                                                       =========             ======
Exercisable at December 31, 1996 ..............................               --             $   --
                                                                       ---------             ------
Exercisable at December 31, 1997 ..............................          441,426             $  .69
                                                                       =========             ======
Exercisable at September 30, 1998 (unaudited) .................          808,752             $  .68
                                                                       =========             ======
Available for grant at September 30, 1998 (unaudited) .........        2,568,125             $   --
                                                                       =========             ======

     The following table summarizes information about stock options at September 30, 1998 (unaudited):


                                     OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                    ------------------------------------------------------   ---------------------------------
                                     WEIGHTED AVERAGE
                                        REMAINING
     RANGE OF           NUMBER         CONTRACTUAL       WEIGHTED AVERAGE        NUMBER       WEIGHTED AVERAGE
 EXERCISE PRICES     OUTSTANDING       LIFE (YEARS)       EXERCISE PRICE      EXERCISABLE      EXERCISE PRICE
-----------------   -------------   -----------------   ------------------   -------------   -----------------
$0.58 -  1.67         2,414,625              9          $ 0.81                  808,752            $ .68
$3.47 -  3.50           726,750             10          $ 3.50                       --               --
$6.67 - 10.16           540,500             10          $ 9.99                       --               --
                      ---------                                                 -------
                      3,681,875                                                 808,752
                      =========                                                 =======

     Certain options were issued during 1997 and 1998 which provide for cash bonuses upon exercise. Value America recorded approximately $273,000 and $125,000 (unaudited) in compensation for 1997 and the nine months ended September 30, 1998 (unaudited), respectively, related to these bonus provisions. Additional expense to be recognized related to these bonus provisions is as follows: $58,000 for the three months ended December 31, 1998; 1999 -- $157,000; 2000 -- $99,000; 2001 -- $80,000; 2002 -- $80,000; 2003 --
$50,000.

     Additionally, Value America issued options through September 30, 1998 (unaudited) to certain employees with exercise prices less than the fair market value at the date of grant, resulting in compensation expense of approximately $482,600 for the nine months ended September 30, 1998. Additional expense to be recognized related to these options is as follows: $175,000 for the three months ended December 31, 1998; 1999 -- $598,000; 2000 -- $349,000; 2001 --
$200,000; 2002 --  $99,000; 2003 -- $21,000.

     Value America applies APB Opinion No. 25 and related interpretations in accounting for its Plan and recognizes compensation expense for its employee stock-based awards based upon the intrinsic value method. If Value America had elected to recognize compensation expense using the fair value method prescribed by FAS No. 123, net loss for the period from Inception (March 13, 1996) through December 31, 1996 would be the same as currently presented. For the year ended December 31, 1997, Value America's net loss and net loss per share would have been as follows:

                              VALUE AMERICA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT) -- Continued



                                               YEAR ENDED
                                            DECEMBER 31, 1997
                                           ------------------
NET LOSS:
As reported ............................     $  (1,853,259)
                                             =============
Pro forma ..............................     $  (1,855,509)
                                             =============
NET LOSS PER SHARE:
As reported, basic and diluted .........     $       (0.09)
                                             =============
Pro forma, basic and diluted ...........     $       (0.09)
                                             =============

     The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions:



                                        YEAR ENDED
                                     DECEMBER 31, 1997
                                    ------------------
Expected volatility .............         0.01%
Risk-free interest rate .........    5.71%-5.90%
Expected life ...................   5 years
Expected dividend yield .........            0%

     Because the determination of the fair value of all options granted after Value America becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding table and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported net income (loss) for future years.


     EARNINGS PER SHARE

     The following table sets forth the calculation for loss (numerator) and shares (denominator) for earnings per share:



                                                     PERIOD FROM
                                                      INCEPTION                                     NINE MONTHS
                                                  (MARCH 31, 1996)                                     ENDED
                                                       THROUGH           YEAR ENDED                SEPTEMBER 30,
                                                    DECEMBER 31,        DECEMBER 31,     ----------------------------------
                                                        1996                1997              1997               1998
                                                 ------------------   ----------------   --------------   -----------------
BASIC AND DILUTED EARNINGS PER SHARE:
LOSS (NUMERATOR):
Net loss .....................................      $  (425,074)        $ (1,853,259)     $  (851,714)      $ (27,947,932)
Less: Preferred stock dividends ..............               --              (37,500)              --          (1,098,672)
Less: Accretion of preferred stock ...........               --             (150,868)              --          (5,471,720)
                                                    -----------         ------------      -----------       -------------
Loss available to common stockholders and
  assumed conversions ........................      $  (425,074)        $ (2,041,627)     $  (851,714)      $ (34,518,324)
                                                    ===========         ============      ===========       =============
SHARES (DENOMINATOR):
Weighted average common shares ...............       22,500,000           22,615,625       22,519,505          23,152,500
                                                    ===========         ============      ===========       =============
Basic and diluted earnings per share .........      $     (0.02)        $      (0.09)     $     (0.04)      $       (1.49)
                                                    ===========         ============      ===========       =============

     During the year ended December 31, 1997 and the nine months ended September 30, 1998, Series A and B preferred stock convertible into 2,883,225 and 4,737,162 (unaudited) shares of common stock was outstanding, respectively, but is not included in the earnings per share computation because it is anti-dilutive. During the

                              VALUE AMERICA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT) -- Continued

years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, options and warrants to purchase 0, 2,799,375, 1,831,875 (unaudited) and 3,895,625 (unaudited) shares of common stock, respectively, were outstanding but are not included in the computation because they are anti-dilutive.


7. INCOME TAXES

     From Inception through October 31, 1997, Value America has provided no provision for income taxes since it had elected, with the consent of its original stockholders, to be an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of Value America's taxable income. Accordingly, no provision for income taxes was recorded for this period. Effective November 1, 1997, Value America terminated its S Corporation status and recorded gross deferred tax assets of $478,787.

     Value America has not recorded a provision or benefit for income taxes for the period November 1, 1997 through December 31, 1997 due to the net losses incurred for tax purposes for which there is no carryback potential. Value America has calculated net operating loss carryforwards of approximately $96,500 at December 31, 1997. The net operating loss carryforwards would expire principally in 2012. If certain substantial changes in Value America's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized.

     The components of deferred income tax assets are as follows:



                                               DECEMBER 31,
                                                   1997
                                              -------------
Deferred tax assets:
 Deferred revenue .........................    $  448,720
 Stock-based compensation .................       103,740
 Depreciation .............................         6,867
 Net operating loss carryforwards .........        36,652
                                               ----------
                                                  595,979
Valuation allowance .......................      (595,979)
                                               ----------
 Net deferred tax assets ..................    $       --
                                               ==========

     Deferred tax assets are offset by a full valuation allowance as the lack of earnings history gives rise to uncertainty as to whether the assets are realizable. As a result of Value America's history of operating losses and the uncertainty surrounding Value America's ability to recognize income tax benefits associated with such losses, no pro forma tax provision calculation or related earnings per share effects have been included in these financial statements as they relate to Value America's previous status as an S Corporation.

     A reconciliation between the statutory federal income tax rate and the effective rate of income tax expense follows:



                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           1997
                                                                      -------------
Statutory federal income tax rate .................................    34%
Decrease in taxes resulting from:
 Effect of S corporation status prior to November 1, 1997 .........   (28%)
 Change in valuation allowance ....................................    (6%)
                                                                      ----
                                                                        0%
                                                                      ====

                              VALUE AMERICA, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


8. EMPLOYEE BENEFIT PLAN

     In June 1998, Value America adopted a 401(k) defined contribution savings plan. The plan covers all full-time employees who are at least 18 years of age, and are not covered by a collective bargaining agreement where retirement benefits are subject to good faith bargaining. Participants may contribute up to 15% of pre-tax compensation, subject to certain limitations. Value America may make discretionary annual profit sharing contributions as well as discretionary employer matching contributions. Employees vest in employer matching contributions and profit sharing contributions over three years of eligible service. Value America has made no profit sharing or matching contributions to date.


9. RELATED PARTY TRANSACTIONS

     At September 30, 1998, Value America had notes payable to three shareholders in the amount of $700,000 (unaudited). The notes bear interest at 10% annually with interest and principal payable at the earliest of i) December 31, 1998, ii) upon Value America's private placement of equity securities raising an aggregate of at least $15,000,000, or iii) upon the closing of an underwritten public offering of Value America's common stock. Subsequent to September 30, 1998, Value America repaid all of the $700,000 (unaudited) outstanding balances of these notes payable.

     At September 30, 1998, Value America had a note receivable from an officer in the amount of $250,000 (unaudited). The note bears interest at 6% annually with interest and principal due in September 2000. Value America has agreed to forgive $150,000 of the principal amount associated with the note if the officer is terminated without cause prior to December 31, 1999.

     For the year ended December 31, 1997, 13% of net sales, or approximately $6,000, were to a stockholder. Sales to shareholders and other related parties were immaterial during the nine months ended September 30, 1998 (unaudited).

     At December 31, 1996, Value America had a non-interest bearing loan from a stockholder. This note was repaid during 1997.


10. COMMITMENTS AND CONTINGENCIES

     Value America is subject to various legal claims in the ordinary course of business. In the opinion of management, none of these claims will have a material adverse effect on the financial position, results of operations or cash flows of Value America.

     In the normal course of business, Value America ocassionally commits to purchase specified levels of inventory from vendors for resale under future product offers to customers. At September 30, 1998, Value America was committed to inventory purchases of approximately $2,275,000 (unaudited).

     Value America leases certain equipment and office space under non-cancelable operating leases. Lease terms range from one to two years and may include renewal options for additional periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases. At September 30, 1998 (unaudited), Value America is committed for the payment of minimum rentals under operating lease agreements of approximately $94,000, $441,000, and $49,400 for the three months ending December 31, 1998, and for the years ending December 31, 1999 and 2000, respectively. Rent expense was approximately $10,700, $45,400 and $119,200 (unaudited) for the period from inception (March 13, 1996) through December 31, 1996, the year ended December 31, 1997, and the nine months ended September 30, 1998 (unaudited), respectively.

     At December 31, 1996 and 1997, Value America was obligated under various capital leases for equipment, which were capitalized at the present value of future minimum lease payments, discounted at imputed interest rates of 12% to 19%. These capital lease obligations were repaid in total during the nine months ended

                              VALUE AMERICA, INC.

10. COMMITMENTS AND CONTINGENCIES -- Continued

September 30, 1998. Interest paid in connection with these leases was $563, $4,686, and $6,339 (unaudited) for the period from Inception (March 13, 1996) through December 31, 1996, for the year ended December 31, 1997 and for the nine months ended September 30, 1998 respectively.


11. LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1998 Value America had $6,806,423 (unaudited) in cash, cash equivalents and restricted cash. For the remainder of fiscal 1998 and for fiscal 1999, Value America's plans include a substantial expansion of its business, including such investments as the hiring of additional resources, systems investment and a national advertising campaign. In addition, subsequent to September 30, 1998, Value America received a total of $100,476,444 of debt and equity financing from third parties (See Note 13).

     In the first half of fiscal 1999, Value America plans to complete the filing of a registration statement in connection with obtaining additional equity financing and to use such financing to fund the expansion of the business. Should this equity financing either be delayed or not occur, management has developed a contingent operating plan which, if ultimately necessary, management believes could involve scaling back investments from levels presently budgeted for 1999. In management's view, were such contingency actions required and therefore pursued, Value America would have sufficient liquidity to continue in business at least through fiscal 1999. There can be no assurance, however, that such contingency actions would be successful.


12. STOCK SPLIT

     On July 1, 1998, Value America's board of directors approved a three-for-one split of Value America's common stock which was effective as of September 1, 1998. All references to the number of shares issued and outstanding, the conversion factors for the Series A and Series B preferred stock and per share information for all periods presented have been adjusted to reflect the stock split.


13. SUBSEQUENT EVENTS (UNAUDITED)

     In October and November 1998, Value America entered into capital leases for equipment with terms commencing between October 1998 and January 1999 and ending through October 2001. Total lease payments will approximate $89,000, $756,000, $163,000, and $71,000 for the three months ending December 31, 1998, and the years ending December 31, 1999, 2000, and 2001, respectively.

     In November 1998, Value America entered into letter of credit agreements with two vendors whereby Value America granted security interests and limited powers of attorney over certificates of deposit totaling $1,750,000. The letters of credit are callable if Value America defaults in the payments of trade payables to the secured vendors and expire through May 1999. Additionally, in November 1998, a letter of credit agreement with a vendor was amended such that certificates of deposit totaling $1,500,000, in which the vendor had security interests and limited powers of attorney at September 30, 1998, were reduced to $1,000,000.

     Value America entered into a Revolving Credit Agreement ("Agreement") with a preferred shareholder and additional participants including an affiliate of Sam Belzberg, principals of the Carlyle Group, principals of CIBC/Oppenheimer, George Cooney, Kluge Investments, principals of Pacific Capital Group (including Gary K. Winnick and Thomas J. Casey) and an affiliate of Yucaipa in October 1998, which agreement was amended in November and December 1998 and January 1999. Amounts outstanding under the Agreement and subsequent amendments totaled approximately $34 million at January 15, 1999. The principal amount is repayable upon a qualifying public offering through the exercise of common stock warrants.

     Value America issued 408,000 Type A common stock warrants, 3,400,000 Type B common stock warrants and 325,000 Type C common stock warrants in connection with the amendments to the Agreement.

                              VALUE AMERICA, INC.

13. SUBSEQUENT EVENTS (UNAUDITED) -- Continued

     Type A Warrants have an exercise price of $0.01 per share of common stock and are exercisable upon the earlier of November 17, 1997 a qualified public offering or a change in control, issuance until November 17, 2008. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     Type B Warrants have an exercise price of $10.00 per share of common stock and are exercisable upon the earlier of November 17, 1997 a qualified public offering or a change in control, until November 17, 2008. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     Type B Warrants have mandatory exercise upon the closing of a qualifying public offering. Upon mandatory exercise, the holder must pay the exercise price by cancellation of the indebtedness outstanding under the Agreement.

     Type C Warrants have an exercise price of $10.00 per share of common stock and are exercisable upon issuance until the earlier of January 15, 2009 or three calendar years following a qualifying public offering. If the aggregate fair value of Value America's capital stock does not exceed $600,000,000 on or before the Evaluation Date (the earlier of December 31, 1999 or a change in control, as defined), the exercise price of the warrants changes to $0.01. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     Value America will allocate the fair value of the Type A, B and C common stock warrants to stockholders' equity based upon the relative fair values of the debt and the warrants, and amortize the resulting debt discount as interest expense using the effective interest method until maturity or conversion. Upon repayment of the debt through the exercise of the warrants for common stock, the unamortized portion of the discount will be recorded as interest expense.

     On December 18, 1998, Value America sold 645,200 shares of common stock and 118,320 warrants for $6,452,000. The warrants have an exercise price of $10.00 per share of common stock and are exerciseable after the vesting date, which is the earlier of December 18, 1999 or a qualifying public offering, until December 18, 2008.

     On January 15, 1999, Value America sold 6,000,000 shares of 5% Cumulative Convertible Series C Preferred Stock ("Series C") for $60,000,000 to Vulcan Ventures, FDX Corporation and Frederick W. Smith. Value America issued 1,800,000 Type D common stock warrants, 473,724 Type E common stock warrants and 37,843 Type F common stock warrants in connection with the Series C stock. These Series C shares are convertible at any time after January 15, 2000 at the option of the holder into an equal number of shares of common stock. Series C stockholders are entitled to the number of votes equal to the largest number of common shares into which the shares can be converted.

     If Value America does not successfully offer common shares to the public before December 19, 1999, the Series C shares may be redeemed at the option of the shareholder for $20.00 per share plus any unpaid dividends. If full redemption is not elected by the stockholder, 2,000,000 shares are mandatorily redeemable in each of January 2003, 2004 and 2005 at a price of $20.00 per share plus any unpaid dividends. In addition, if there is no successful public offering by December 19, 1999, the dividend rate increases to 9%, retroactive to the issuance date. Dividends accrue daily and are due quarterly on April 1, July 1, October 1 and January 1. The carrying amount of these securities will periodically be adjusted to measure the carrying value to the redemption value of $120,000,000 at December 19, 1999.

     At the completion of a successful public offering of equity securities with aggregate gross proceeds of at least $25,000,000 and with a minimum common share price of $3.82, the Series C Preferred Shares will automatically convert to common shares, with certain registration rights.

                              VALUE AMERICA, INC.

13. SUBSEQUENT EVENTS (UNAUDITED) -- Continued

     The Type D warrants have an exercise price of $10.00 per share of common stock and are exercisable upon issuance until the earlier of January 15, 2009 or three calendar years following a qualifying public offering. If the aggregate fair value of Value America's capital stock does not exceed $600,000,000 on or before the Evaluation Date, the exercise price of the warrants changes to $0.01. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     The Type E warrants are exercisable on the Evaluation Date if the aggregate fair value of Value America's capital stock does not exceed $600,000,000 on the Evaluation Date. Type E warrants have an exercise price of $0.01 per share of common stock and are exercisable upon issuance until the earlier of January 15, 1999 or three calendar years following a qualifying public offering. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     The Type F warrants have an exercise price of $0.01 per share of common stock and are exerciseable upon issuance until January 15, 2009. The exercise price is payable in cash or by Value America not issuing that number of shares having a fair market value equal to the exercise price.

     Value America will allocate the fair value of the Type D, E and F warrants to stockholders' equity based upon the relative fair values of the warrants and the Series C stock. Upon conversion of the Series C stock into common stock, the remaining discount from redemption value will be recorded as accretion and affect net income or loss available to common stockholders.

     Value America has engaged an independent appraiser to determine the value of the warrants issued with the convertible preferred stock and notes payable that have been issued since September 30, 1998, in order to help us to allocate the purchase price on a fair value basis among the convertible preferred stock, notes payable and warrants. We expect the appraiser's report will be completed by mid-February 1999. Value America anticipates that the interest expense from the amortization of the resulting debt discount will have a material effect on its net loss in the quarter and year in which this public offering is completed and that the accretion of the discount from the redemption value for the convertible preferred stock will have a material effect on the net loss available for common stockholders in the quarter and year in which this public offering is completed. This amortization and accretion will not affect Value America's cash flows or stockholders' equity.

     Value America has an arrangement with a stockholder to pay finders' fees in connection with equity and debt financing, as defined. Fees payable to this stockholder of approximately $1,900,000 were incurred relative to certain of the transactions since September 30, 1998. Additionally, Value America has an agreement with a stockholder to pay a one percent fee in connection with the aforementioned $34.0 million loan agreement.

                              [VALUE AMERICA LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee, NASD fee and the Nasdaq National Market filing fee. Value America will pay all expenses, other than underwriting commissions and discounts, related to any sale of shares by the Selling stockholders.



   Securities and Exchange Commission registration fee .........    $   27,175
   NASD filing fee .............................................        10,275
   Nasdaq National Market fee ..................................        95,000
   Accounting fees and expenses ................................       600,000
   Legal fees and expenses .....................................       500,000
   Printing and engraving expenses .............................       200,000
   Blue sky fees and expenses ..................................        20,000
   Transfer agent and registrar fees and expenses ..............        10,000
   Miscellaneous ...............................................        27,550
                                                                    ----------
    Total ......................................................    $1,500,000
                                                                    ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Value America's Articles of Incorporation implement the provisions of the Virginia Stock Corporation Act which provide for the indemnification of Value America's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Value America's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, as permitted by the Virginia Stock Corporation Act, Value America's Articles of Incorporation eliminate the liability of a director or officer in a stockholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

     Value America has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (a) the directors and officers of Value America against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Value America and (b) Value America to the extent that it indemnifies such directors and officers for losses as permitted under the Virginia Stock Corporation Act.

     The Underwriting Agreement contains provisions by which the underwriters have agreed to indemnify Value America, each person, if any, who controls Value America within the meaning of Section 15 of the Securities Act, each director of Value America, and each officer of Value America who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the underwriters for use in this Registration Statement.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since March 13, 1996, Value America's date of incorporation, Value America has sold and issued the following unregistered securities:

    (1) On May 24, 1996, Value America issued an aggregate of 19,125,000 shares of common stock to Craig A. Winn, Value America's Chairman, Chief Executive Officer and President, and Rex Scatena, Value America's Executive Vice President -- Business Development, for an aggregate of $127,500.

    (2) On August 13, 1996, Value America issued an aggregate of 3,375,000 shares of common stock to Mr. Winn and Mr. Scatena for an aggregate of $22,500.

    (3) On November 13, 1997, Value America completed the issuance of an aggregate of 427,500 shares of common stock and warrants to purchase an aggregate of 213,750 shares of common stock to a total of 14 accredited investors. Value America issued the shares of common stock at $1.50 per share and the warrants at $0.33 per warrant. In addition, Value America issued 150,000 shares of common stock to a single, accredited investor at $1.67 per share.

    (4) On December 17, 1997, Value America issued 5,000,000 shares of Series
        A preferred stock to The Union Labor Life Insurance Company pursuant to the terms of a Preferred Stock Purchase Agreement of even date therewith. The aggregate purchase price of the Series A preferred stock was $10,000,000. In connection with this transaction, Value America paid a $500,000 finder's fee to Timothy Driscoll.

    (5) On June 24, 1998, Mr. Winn sold 288,321 shares of common stock to a single investor for $2,000,000 or $6.94 per share.

    (6) On June 26, 1998, Value America issued an aggregate of 617,979 shares of Series B preferred stock to 18 accredited investors (collectively, the "Series B Investors") pursuant to a Preferred Stock Purchase Agreement of even date therewith. The aggregate purchase price of the Series B preferred stock was $18,829,894 or $30.47 per share. In connection with such offering, Mr. Winn and Mr. Scatena sold an aggregate of 617,979 shares of common stock to the Series B Investors for an aggregate purchase price of $6,276,607 or $10.16 per share.

    (7) On July 1, 1998, Mr. Winn sold an aggregate of 28,350 shares of common stock to three investors for an aggregate of $289,942 or $10.16 per share.

    (8) On December 31, 1998, Value America issued an aggregate of 373,460 shares of common stock and warrants to purchase an aggregate of 118,320 shares of common stock to 62 accredited investors. These investors paid an aggregate of $6,452,000 for these securities, some of which took the form of the cancellation of debt previously incurred by Value America.

    (9) Pursuant to a Revolving Loan Agreement dated October 14, 1998, as amended and restated from time to time, ULLICO and certain participants loaned Value America an aggregate of $34.0 million. In connection with this loan, Value America issued ULLICO and the participants warrants to purchase an aggregate of 4,133,000 shares of common stock. Upon the closing, and subject to the payment by Value America of all accrued interest thereon, 3,400,000 of these warrants, each with an exercise price of $10.00 per share, will be automatically exercised in consideration for the cancellation of the principal amount of Value America's underlying debt.

   (10) On January 15, 1999, Value America issued 6,000,000 shares of Series C preferred stock and warrants to purchase 1,800,000 shares of common stock to three accredited investors for an aggregate purchase price of $60,000,000. In addition, in connection with this offering, Value America issued warrants to purchase 511,567 shares of common stock to certain of its existing investors.

   (11) Value America has issued an aggregate of 4,296,725 options to purchase common stock with exercise prices ranging from $0.58 to $10.16 per share under the stock incentive plan.

     The offers and sales of securities in the above transactions were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D and/or Rule 701 promulgated thereunder as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:



  EXHIBIT
  NUMBER                                   DESCRIPTION OF EXHIBIT
----------   ----------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement**
  3.1        Articles of Incorporation of Value America, as amended*
  3.2        Amended and Restated Bylaws of Value America*
  4.1        Form of Common Stock Certificate*
  5.1        Opinion of LeClair Ryan, A Professional Corporation**
 10.1        Consent Agreement, dated as of December 3, 1997, by and between Value America and Stephen S. Freedman relating to the mark "Value America"*
 10.2        Agreement, dated as of December 3, 1997, by and between Stephen S. Freedman and Value America relating to the mark "Value America," with Personal Guaranty of
             Rex and Jane Scatena*
 10.3        Lease, dated as of September 17, 1997, by and between 2300 Commonwealth
             Building and Value America relating to property located at 2300 Commonwealth
             Drive, Charlottesville, Virginia*
 10.4        Tenant Lease, dated as of March 16, 1998, by and between Preston O. Stallings and
             Value America relating to property located at 2340 Commonwealth Avenue, Suites
             102, 103 and B-1, Charlottesville, Virginia*
 10.5        Lease Agreement, dated as of June 26, 1998, by and between Charles W. Hurt and
             Value America relating to property located at 1524 Insurance Lane, 1534 Insurance
             Lane, 1540 Insurance Lane, 1550 Insurance Lane, and 1560 Insurance Lane,
             Charlottesville, Virginia*
 10.6        Professional Services Agreement, executed by Value America on February 11, 1998, by and between Business Data Services, Inc. and Value America*
 10.7        Loan Agreement, executed by Value America on April 8, 1998, by and between
             Jefferson National Bank (predecessor of Wachovia Bank, N.A.) and Value America*
 10.8        Assignment, Pledge and Subordination Agreement, dated as of April 16, 1998, by and among First Data Merchant Services Corp. Wachovia Bank, N.A. and Value
             America*
 10.9        Bank Asset Collateral Agreement and Limited Power of Attorney, dated as of
             March 23, 1998, by and among Deutsche Financial Services Corporation, Jefferson
             National Bank (predecessor of Wachovia Bank, N.A.) and Value America*
 10.10       Warrant, dated November 20, 1997 to purchase 10,000 shares of common stock of
             Value America issued to Dean M. Johnson*
 10.11       Warrant, dated December 31, 1998 to purchase 3,000 shares of common stock of
             Value America issued to Glenda M. Dorchak*
 10.12       Warrant, dated December 31, 1998 to purchase 3,000 shares of common stock of
             Value America issued to Richard L. Gerhardt*
 10.13       Warrant, dated January 15, 1999 to purchase 473,724 shares of common stock of
             Value America issued to Vulcan Ventures Incorporated*
 10.14       Form of Type A warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.15       Form of Type B warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.16       Form of Type C and Type D warrants to purchase shares of common stock of Value
             America (description of warrants included in note 13 to notes to financial statements)*
 10.17       Form of Type F warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.18       Employment Agreement, dated as of April 1, 1996, by and between Joseph L. Page and Value America, Inc., a Nevada corporation (predecessor of Value America)*

   EXHIBIT
NUMBER                                       DESCRIPTION OF EXHIBIT
------------   ---------------------------------------------------------------------------------
  10.19        Employment Agreement, dated as of August 1, 1997, by and between John L.
               Motley, Director and Value America, Inc., a Nevada corporation (predecessor of
               Value America)*
  10.20        Employment Agreement, dated as of November 13, 1997, by and between Dean M.
               Johnson and Value America*
  10.21        Employment Agreement, dated as of October 5, 1998, by and between Value
               America and Glenda M. Dorchak*
  10.22        Employment Agreement, dated as of January 19, 1999, by and between Value
               America and Craig A. Winn*
  10.23        Employment Agreement, dated as of January 19, 1999, by and between Value
               America and Rex Scatena*
  10.24        Form of Developments, Noncompete and Nondisclosure Agreement, by and between
               Value America and each of Value America's employees*
  10.25        1997 Stock Incentive Plan adopted on August 1, 1997 by Value America, Inc., as amended *
  10.26        Registration Rights Agreement, dated as of June 3, 1998, by and between Value
               America and Capital Advisers, L.L.C.*
  10.27        Registration Rights Agreement, dated as of November 17, 1998, by and among
               Value America and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, as amended*
  10.28        Second Amended and Restated Registration Rights Agreement, dated as of
               January 12, 1999, by and among Value America and those entities and individuals listed on Annex A thereto*
  10.29        Amended and Restated Stockholders Agreement, dated as of June 26, 1998, by and among Value America, Craig A. Winn, Director, Rex Scatena, Director, Crystal
               Invesments, L.L.C. Frostine, L.L.C. and the holders of Value America's Series A preferred stock and Value America's Series B preferred stock, as amended*
  10.30        Consulting Agreement, dated as of November 18, 1998, by and between Value
               America and The Union Labor Life Insurance Company, acting on behalf of its
               Separate Account P*
  10.31        Voting Agreement, dated as of June 26, 1998, by and among Value America,
               Craig A. Winn, Director, Rex Scatena, Director, Crystal Investments, L.L.C.,
               Frostine, L.L.C. and the holders of Value America's Series B preferred stock*
  10.32        Preferred Stock Purchase Agreement, dated as of December 17, 1997, by and between The Union Labor Life Insurance Company, acting on behalf of its Separate
               Account P and Value America, as amended*
  10.33        Preferred Stock Purchase Agreement, dated as of June 26, 1998, by and among
               Value America and those entities and individuals listed on Annex A thereto, as amended*
  10.34        Preferred Stock and Warrant Purchase Agreement, dated as of January 12, 1999, by and among Value America, Vulcan Ventures Incorporated, FDX Corporation and
               Frederick W. Smith*
  10.35        Stock Purchase Agreement, dated as of June 26, 1998, by and among Craig A.
               Winn, Director, Rex Scatena, Director, The Union Labor Life Insurance Company,
               acting on behalf of its Separate Account P, United Association of Journeyman and
               Apprentices of the Plumbing and Pipefitting Industry of the United States and
               Canada, General Fund, and The Annette M. and Theodore N. Lerner Family
               Foundation*
  10.36        Product Listing Agreement, dated October 8, 1997, by and between Toshiba
               America Information Systems and Value America*
  10.37        Product Listing Agreement, dated June 3, 1997, by and between Toshiba America
               Information Systems and Value America*
  10.38        Category Presentation Agreement, dated January 21, 1998, by and between IBM and
               Value America*

   EXHIBIT
NUMBER                                        DESCRIPTION OF EXHIBIT
------------   -----------------------------------------------------------------------------------
  10.39        Product Listing Agreement, dated April 16, 1997, by and between Hewlett-Packard and Value America*
  23.1         Consent of PricewaterhouseCoopers LLP*
  23.2         Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.1)**
  24.1         Power of Attorney (included on Page II-6 hereof)*
  27.1         Financial Data Schedule*
  99.1         Letter, dated January 21, 1998, from Value America to Mr. Robert A. Bayless, Chief
               Accountant of the Division of Corporation of the Securities and Exchange
               Commission, relating to Value America's revenue recognition for product sales*

----------
     * Filed herewith.
     ** To be filed by amendment.


     (b) The following financial statement schedules are filed herewith:

     All financial statement schedules have been omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.


ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlottesville, Commonwealth of Virginia, on the twenty-first day of January, 1999.


                                          VALUE AMERICA, INC.


                                          By:
                                          -------------------------------------

                                          CRAIG A. WINN

                                          CHAIRMAN AND CHIEF EXECUTIVE
   OFFICER

     We, the undersigned officers and directors of Value America, Inc., hereby severally constitute and appoint Craig A. Winn, Dean M. Johnson and Sandra T. Watson, and each of them acting singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, and any and all pre-effective and post-effective amendments to this Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Value America, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the twenty-first day of January, 1999, by the following persons in the capacities indicated.




                NAME                                   TITLE
------------------------------------   -------------------------------------
                                       Chairman, Chief Executive Officer
-----------------------------------
CRAIG A. WINN                          (Principal Executive Officer) and
                                       Director
                                       Executive Vice President,
-----------------------------------
DEAN M. JOHNSON                        Chief Financial Officer
                                       (Principal Financial Officer),
                                       Secretary and Director
                                       Senior Vice President -- Finance and
-----------------------------------
SANDRA T. WATSON                       Controller (Principal Accounting
                                       Officer)
                                       President, Chief Operating Officer
-----------------------------------
GLENDA M. DORCHAK                      and Director
                                       Director
-----------------------------------
JOHN L. MOTLEY
                                       Director
-----------------------------------
GARY D. LECLAIR

                NAME                                   TITLE
------------------------------------   -------------------------------------
                                       Executive Vice President -- Business
-----------------------------------
REX SCATENA                            Development and Director
                                       Director
-----------------------------------
MICHAEL R. STEED

                                 EXHIBIT INDEX



  EXHIBIT
  NUMBER                                   DESCRIPTION OF EXHIBIT
----------   ----------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement**
  3.1        Articles of Incorporation of Value America, as amended*
  3.2        Amended and Restated Bylaws of Value America*
  4.1        Form of Common Stock Certificate*
  5.1        Opinion of LeClair Ryan, A Professional Corporation**
 10.1        Consent Agreement, dated as of December 3, 1997, by and between Value America and Stephen S. Freedman relating to the mark "Value America"*
 10.2        Agreement, dated as of December 3, 1997, by and between Stephen S. Freedman and Value America relating to the mark "Value America," with Personal Guaranty of
             Rex and Jane Scatena*
 10.3        Lease, dated as of September 17, 1997, by and between 2300 Commonwealth
             Building and Value America relating to property located at 2300 Commonwealth
             Drive, Charlottesville, Virginia*
 10.4        Tenant Lease, dated as of March 16, 1998, by and between Preston O. Stallings and
             Value America relating to property located at 2340 Commonwealth Avenue, Suites
             102, 103 and B-1, Charlottesville, Virginia*
 10.5        Lease Agreement, dated as of June 26, 1998, by and between Charles W. Hurt and
             Value America relating to property located at 1524 Insurance Lane, 1534 Insurance
             Lane, 1540 Insurance Lane, 1550 Insurance Lane, and 1560 Insurance Lane,
             Charlottesville, Virginia*
 10.6        Professional Services Agreement, executed by Value America on February 11, 1998, by and between Business Data Services, Inc. and Value America*
 10.7        Loan Agreement, executed by Value America on April 8, 1998, by and between
             Jefferson National Bank (predecessor of Wachovia Bank, N.A.) and Value America*
 10.8        Assignment, Pledge and Subordination Agreement, dated as of April 16, 1998, by and among First Data Merchant Services Corp. Wachovia Bank, N.A. and Value
             America*
 10.9        Bank Asset Collateral Agreement and Limited Power of Attorney, dated as of
             March 23, 1998, by and among Deutsche Financial Services Corporation, Jefferson
             National Bank (predecessor of Wachovia Bank, N.A.) and Value America*
 10.10       Warrant, dated November 20, 1997 to purchase 10,000 shares of common stock of
             Value America issued to Dean M. Johnson*
 10.11       Warrant, dated December 31, 1998 to purchase 3,000 shares of common stock of
             Value America issued to Glenda M. Dorchak*
 10.12       Warrant, dated December 31, 1998 to purchase 3,000 shares of common stock of
             Value America issued to Richard L. Gerhardt*
 10.13       Warrant, dated January 15, 1999 to purchase 473,724 shares of common stock of
             Value America issued to Vulcan Ventures Incorporated*
 10.14       Form of Type A warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.15       Form of Type B warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.16       Form of Type C and Type D warrants to purchase shares of common stock of Value
             America (description of warrants included in note 13 to notes to financial statements)*
 10.17       Form of Type F warrant to purchase shares of common stock of Value America
             (description of warrant included in note 13 to notes to financial statements)*
 10.18       Employment Agreement, dated as of April 1, 1996, by and between Joseph L. Page and Value America, Inc., a Nevada corporation (predecessor of Value America)*

   EXHIBIT
NUMBER                                       DESCRIPTION OF EXHIBIT
------------   ---------------------------------------------------------------------------------
  10.19        Employment Agreement, dated as of August 1, 1997, by and between John L.
               Motley, Director and Value America, Inc., a Nevada corporation (predecessor of
               Value America)*
  10.20        Employment Agreement, dated as of November 13, 1997, by and between Dean M.
               Johnson and Value America*
  10.21        Employment Agreement, dated as of October 5, 1998, by and between Value
               America and Glenda M. Dorchak*
  10.22        Employment Agreement, dated as of January 19, 1999, by and between Value
               America and Craig A. Winn*
  10.23        Employment Agreement, dated as of January 19, 1999, by and between Value
               America and Rex Scatena*
  10.24        Form of Developments, Noncompete and Nondisclosure Agreement, by and between
               Value America and each of Value America's employees*
  10.25        1997 Stock Incentive Plan adopted on August 1, 1997 by Value America, Inc., as amended *
  10.26        Registration Rights Agreement, dated as of June 3, 1998, by and between Value
               America and Capital Advisers, L.L.C.*
  10.27        Registration Rights Agreement, dated as of November 17, 1998, by and among
               Value America and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, as amended*
  10.28        Second Amended and Restated Registration Rights Agreement, dated as of
               January 12, 1999, by and among Value America and those entities and individuals listed on Annex A thereto*
  10.29        Amended and Restated Stockholders Agreement, dated as of June 26, 1998, by and among Value America, Craig A. Winn, Director, Rex Scatena, Director, Crystal
               Invesments, L.L.C. Frostine, L.L.C. and the holders of Value America's Series A preferred stock and Value America's Series B preferred stock, as amended*
  10.30        Consulting Agreement, dated as of November 18, 1998, by and between Value
               America and The Union Labor Life Insurance Company, acting on behalf of its
               Separate Account P*
  10.31        Voting Agreement, dated as of June 26, 1998, by and among Value America,
               Craig A. Winn, Director, Rex Scatena, Director, Crystal Investments, L.L.C.,
               Frostine, L.L.C. and the holders of Value America's Series B preferred stock*
  10.32        Preferred Stock Purchase Agreement, dated as of December 17, 1997, by and between The Union Labor Life Insurance Company, acting on behalf of its Separate
               Account P and Value America, as amended*
  10.33        Preferred Stock Purchase Agreement, dated as of June 26, 1998, by and among
               Value America and those entities and individuals listed on Annex A thereto, as amended*
  10.34        Preferred Stock and Warrant Purchase Agreement, dated as of January 12, 1999, by and among Value America, Vulcan Ventures Incorporated, FDX Corporation and
               Frederick W. Smith*
  10.35        Stock Purchase Agreement, dated as of June 26, 1998, by and among Craig A.
               Winn, Director, Rex Scatena, Director, The Union Labor Life Insurance Company,
               acting on behalf of its Separate Account P, United Association of Journeyman and
               Apprentices of the Plumbing and Pipefitting Industry of the United States and
               Canada, General Fund, and The Annette M. and Theodore N. Lerner Family
               Foundation*
  10.36        Product Listing Agreement, dated October 8, 1997, by and between Toshiba
               America Information Systems and Value America*
  10.37        Product Listing Agreement, dated June 3, 1997, by and between Toshiba America
               Information Systems and Value America*
  10.38        Category Presentation Agreement, dated January 21, 1998, by and between IBM and
               Value America*

 EXHIBIT
NUMBER                                        DESCRIPTION OF EXHIBIT
------------   -----------------------------------------------------------------------------------
  10.39        Product Listing Agreement, dated April 16, 1997, by and between Hewlett-Packard and Value America*
  23.1         Consent of PricewaterhouseCoopers LLP*
  23.2         Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.1)**
  24.1         Power of Attorney (included on Page II-6 hereof)*
  27.1         Financial Data Schedule*
  99.1         Letter, dated January 21, 1998, from Value America to Mr. Robert A. Bayless, Chief
               Accountant of the Division of Corporation of the Securities and Exchange
               Commission, relating to Value America's revenue recognition for product sales*

----------
     * Filed herewith.

** To be filed by amendment.